   As filed with the Securities and Exchange Commission on November 12, 2002

                                                      REGISTRATION NO. 333-98301
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 BUFFETS, INC.
             (Exact name of Registrant as specified in its charter)

            MINNESOTA                             5812                            41-1462294
 (State or other jurisdiction of      (Primary Standard Industrial              (IRS Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                             ---------------------
                                1460 BUFFET WAY

                             EAGAN, MINNESOTA 55121
                                 (651) 994-8608
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            R. MICHAEL ANDREWS, JR.
                                1460 BUFFET WAY
                             EAGAN, MINNESOTA 55121
                                 (651) 994-8608
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                             JOHN C. KENNEDY, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH CLASS            AMOUNT TO BE       PROPOSED MAXIMUM          PROPOSED MAXIMUM            AMOUNT OF
   OF SECURITIES TO BE REGISTERED        REGISTERED    OFFERING PRICE PER SHARE AGGREGATE OFFERING PRICE(1) REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
11 1/4% Senior Subordinated Notes Due
  2010...............................   $230,000,000            100%                   $230,000,000               $21,160
-------------------------------------------------------------------------------------------------------------------------------
Guarantees of 11 1/4% Senior
  Subordinated Notes Due 2010........       N/A                  N/A                       N/A                    N/A(3)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3) No additional consideration is being received for the guarantees, and, therefore no additional fee is required.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                     STATE OR OTHER    PRIMARY STANDARD        IRS
                                                    JURISDICTION OF       INDUSTRIAL         EMPLOYER
                                                    INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
NAME                                                  ORGANIZATION       CODE NUMBER          NUMBER
----                                                ----------------   ----------------   --------------
Distinctive Dining, Inc. .........................   Minnesota               5812           41-1923069
HomeTown Buffet, Inc. ............................    Delaware               5812           33-0463002
OCB Purchasing Co. ...............................   Minnesota               5812           41-1777610
OCB Restaurant Co. ...............................   Minnesota               5812           41-1777607
Restaurant Innovations, Inc. .....................   Minnesota               5812           41-1931394

     The address of each of the additional registrants is 1460 Buffet Way, Eagan, Minnesota 55121, telephone: (651) 994-8608.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2002


PROSPECTUS

                                 BUFFETS, INC.

                        Exchange Offer for $230,000,000
                   11 1/4% Senior Subordinated Notes due 2010

THE NOTES AND THE GUARANTEES

     We are offering to exchange $230,000,000 of our outstanding 11 1/4% Senior Subordinated Notes due 2010, which were issued on June 28, 2002 and which we refer to as the initial notes, for a like aggregate amount of our registered
11 1/4% Senior Subordinated Notes due 2010, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of June 28, 2002.

     The exchange notes will mature on July 15, 2010. We will pay interest on the exchange notes on January 15 and July 15, beginning on January 15, 2003.

     The exchange notes are fully and unconditionally guaranteed on a senior subordinated unsecured basis by some of our subsidiaries: Distinctive Dining, Inc., HomeTown Buffet, Inc., OCB Purchasing Co., OCB Restaurant Co. and Restaurant Innovations, Inc.


     The exchange notes are subordinated to our senior indebtedness, including debt under our new credit facility, and effectively subordinated to any secured debt and to any indebtedness of our subsidiaries that are not guarantors. As of September 25, 2002, we and our subsidiaries had $245.0 million of senior indebtedness outstanding that will rank effectively senior to the exchange notes. We currently have no subordinated debt outstanding, other than the initial notes.


TERMS OF THE EXCHANGE OFFER

     - It will expire at 5:00 p.m., New York City time, on           2002,
       unless we extend it.

     - If all the conditions to this exchange offer are satisfied, we will exchange all of our outstanding initial notes, that are validly tendered and not withdrawn for exchange notes.

     - The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

     - You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

     - The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

     BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 15.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                The date of this prospectus is           , 2002.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................   15
FORWARD-LOOKING STATEMENTS............   24
USE OF PROCEEDS.......................   26
CAPITALIZATION........................   28
UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   29
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA......................   33
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   36
BUSINESS..............................   49
MANAGEMENT............................   60



                                        PAGE
                                        ----
PRINCIPAL SHAREHOLDER.................   63
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   64
DESCRIPTION OF OTHER INDEBTEDNESS.....   66
THE EXCHANGE OFFER....................   70
DESCRIPTION OF THE NOTES..............   78
U.S. FEDERAL INCOME TAX
  CONSIDERATIONS......................  119
PLAN OF DISTRIBUTION..................  124
LEGAL MATTERS.........................  124
EXPERTS...............................  124
WHERE YOU CAN FIND MORE INFORMATION...  125
INDEX TO FINANCIAL STATEMENTS.........  F-1

                     PRESENTATION OF FINANCIAL INFORMATION

     We recently changed our fiscal year to 52 or 53 weeks ending on the Wednesday nearest June 30 of each year. Our new fiscal year is divided into four quarters of 12, 12, 16 and 12 or 13 weeks. Our fiscal year ended July 3, 2002 consisted of 26 weeks divided into two periods of 16 and 10 weeks. Prior to the fiscal year ended July 3, 2002, our fiscal year was comprised of 52 or 53 weeks ending on the Wednesday nearest December 31 of each year, and each fiscal year was divided into four periods of 16, 12, 12 and 12 or 13 weeks. Fiscal 2002 refers to the 26-week transitional period ended July 3, 2002; fiscal 2001 refers to the 52 weeks ended January 2, 2002; fiscal 2000 refers to the combined 53 weeks ended January 3, 2001; and fiscal 1999 refers to the 52 weeks ended December 29, 1999.

     On October 2, 2000, Buffets Holdings, Inc., a company organized by Caxton-Iseman Capital, Inc., acquired us in a buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholders' equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 in this prospectus is presented in two periods -- the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

     In this prospectus, EBITDA represents earnings before net interest expense, taxes, depreciation, amortization, acquisition-related costs, non-cash deferred rental expense and loss related to refinancing. Adjusted EBITDA for the fiscal year ended January 2, 2002 and the 26-week transitional period ended July 3, 2002 presented in this prospectus reflects the pro forma effect of a sale and leaseback transaction relating to 24 restaurants committed to and substantially completed in late fiscal 2001.

     We believe EBITDA and adjusted EBITDA are key financial measures. However, they should not be construed as alternatives to operating income or cash flow from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. We believe that EBITDA and adjusted EBITDA are useful supplements to net income and other income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the EBITDA and adjusted EBITDA measures presented below are not comparable to similarly titled measures of other companies.

                            INDUSTRY AND MARKET DATA

     Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                                   TRADEMARKS

     We have proprietary rights to a number of trademarks important to our business, including Old Country Buffet(R), HomeTown Buffet(R), Original Roadhouse Grill(R), Granny's Buffet(R), Country Roadhouse Buffet & Grill(R), Tahoe Joe's Famous Steakhouse(R), Country Buffet(R) and Soup 'N Salad Unlimited(SM). All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

                               PROSPECTUS SUMMARY

     The following summary highlights significant information in this prospectus about Buffets, Inc. and the exchange offer. This summary is not complete and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to those financial statements contained in this prospectus. Unless the context indicates or requires otherwise, (i) the terms "Buffets," "we," "our" and "company" refer to Buffets, Inc., the issuer of the notes, and its subsidiaries and (ii) the terms "parent company" and "Buffets Holdings" refer to Buffets Holdings, Inc., our sole shareholder. The term "initial notes" refers to the 11 1/4% Senior Subordinated Notes due 2010 that were issued on June 28, 2002 in a private placement. The term "exchange notes" refers to the 11 1/4% Senior Subordinated Notes due 2010 offered by this prospectus. The term "notes" refers to the initial notes and the exchange notes, collectively. The term "Refinancing Transactions" refers to our offering of initial notes, the entering into of our new credit facility, the repayment of all amounts outstanding under our former credit facility, the redemption of all of our 14% senior subordinated notes due September 29, 2008, the redemption of all of Buffets Holdings' 16% senior subordinated notes due September 29, 2008, the payment of related prepayment fees, the distribution to our sole shareholder and the payment of fees and expenses relating to these transactions, all of which were completed on June 28, 2002.

                                  OUR COMPANY


     We are one of the largest restaurant operators in the United States and the leader in the buffet/cafeteria segment of the restaurant industry, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of September 25, 2002, we had 393 company-owned restaurants and 23 franchised locations in 39 states. Either Old Country Buffet or HomeTown Buffet has been ranked the #1 or #2 restaurant chain for best value since 1992, according to surveys conducted by Restaurants and Institutions magazine. We grew comparable store sales for the 19 consecutive quarters ended April 24, 2002. However, comparable store sales declined 0.5% for the 10-week quarter ended July 3, 2002 and 2.8% for the quarter ended September 25, 2002 and we currently expect same store sales for the quarter ended December 18, 2002 to decline by approximately 3.5% to 4.0% versus the comparable period in 2001. For fiscal 2001, we served over 150 million customers and generated net sales of over $1.0 billion, net income of $12.7 million and adjusted EBITDA of $120.8 million. For the quarter ended September 25, 2002, we served approximately 33 million customers, and generated net sales of over $235 million and EBITDA of $27.0 million, while recording net income of $4.9 million.


     We maintain a consistent level of food quality and service in all of our restaurants through uniform operational standards initiated at the corporate level. Freshness is maintained by preparing food in small batches of six to eight servings at a time, with preparations scheduled by monitoring current customer traffic and applying our food production forecasting model. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, except for minor differences relating to regional preferences. We offer approximately 90 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, fish and casseroles.


     Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of September 25, 2002, the meal price at our buffet restaurants for dinner ranged from $8.19 to $9.39 and for lunch from $6.19 to $6.79, with discounts offered to senior citizens and children. The average guest check in our buffet restaurants was $6.81 for the 12 weeks ended September 25, 2002. In order to further enhance our guests' dining experience, we have focused on providing a level of customer service designed to supplement the self-service buffet format, including such features as limited table-side service and our scatter bar format.



     Our buffet restaurants average approximately 10,000 square feet in size and can seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,250 customers per week for the

12 weeks ended September 25, 2002. While we attract a broad variety of customers, including singles, families and senior citizens, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).



     We have a national footprint of restaurant locations, which are strategically concentrated in particular regions in order to maximize penetration within those markets and achieve operating and advertising synergies. For example, our advertising and marketing programs in 62 designated market areas provided media coverage for 78% of our buffet restaurants in the first quarter of fiscal 2003. In addition, our restaurants are located in high customer traffic venues and include both freestanding units as well as units located in strip shopping centers and malls. As of September 25, 2002, 67% of our restaurants were located in strip shopping centers or malls and 33% were freestanding units.


INDUSTRY OVERVIEW

     The restaurant industry is among the largest industries in the United States and has recorded ten consecutive years of real growth. According to Technomic Information Services, an independent research organization, the restaurant industry has grown at an average annual rate of 8.3% since 1972. In 2001, the industry grew by an estimated 2.9% to $252 billion. Technomic expects the restaurant industry will reach $345 billion by 2005. We operate in the $4.4 billion buffet/cafeteria segment within the restaurant industry, which has grown at a compound annual growth rate of 3.1% since 1992. Technomic expects the buffet/cafeteria segment to grow at a compound annual growth rate of 4.0% over the next five years to $5.3 billion. Within this segment, the buffet concept, of which we are the largest participant, has experienced higher growth than the cafeteria concept. The buffet concept has grown at a compound annual growth rate of 10.0% since 1992. With sales of over $1.0 billion in fiscal 2001, we are the leader of this segment.

     The growth in the restaurant industry, and the buffet segment in particular, has been driven by the increasing demands for dining ease and convenience among today's consumers. The restaurant industry's portion of the total food industry's dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry's share of total food sales has increased from 23% in 1980 to approximately 30% in 2000. This growth is expected to continue as a result of several key lifestyle and demographic trends, including the continued increase in spending on food away from the home and on restaurant dining and the continued growth in disposable incomes and key age groups of the population that are frequent guests in our restaurants.

OUR COMPETITIVE STRENGTHS


     We believe our leading market position, strong performance in all business cycles, flexible cost structure, trained employees, centralized control measures, attractive unit level economics, strong cash flow and strong management team will allow us to continue to grow sales and increase profitability.



     Leading Market Position with National Scale. We are one of the largest restaurant operators in the United States and the leader in the buffet/cafeteria segment of the restaurant industry, as measured in both sales and number of restaurants. We account for approximately 25% of total sales within this segment and are nearly twice the size of our nearest competitor. We believe that we benefit from significant operational efficiencies and economies of scale due to our large number of restaurants and our centralized operating and purchasing systems. We believe that we are able to achieve substantial levels of savings as a result of our size and related purchase volumes, particularly with respect to food and beverage goods.



     Consistent Performance in All Business Cycles. We have sustained profitability over the past 18 years, with record net income being recorded in 15 of the 17 years prior to our buyout from public shareholders in October 2000. We believe the value we offer our customers, which plays an important role in consumers' decision-making process, allows us to perform on a relatively consistent basis even during difficult economic conditions. In fiscal 2002, we were able to increase average weekly sales per restaurant by 2.5% and expand EBITDA margins to 12.2% for fiscal 2002 from 11.9% for the comparative 28-week period ended July 18, 2001. The negative net income margin of 1.3% in fiscal 2002 (compared to a positive net income margin of 1.0% for the 28-week period ended July 28, 2001) was primarily a result of the loss related to the Refinancing Transactions. For the 12 weeks ended September 25, 2002, our average weekly sales per restaurant improved 0.2% versus the comparable period in 2001, our net income margin increased to 2.1% from 1.5% for the comparable period in 2001.



     Flexible Cost Structure. As a buffet style restaurant with a broad selection of food, we are able to quickly modify our menu in response to changes in customer preferences and rising food costs. Our total food costs represented 31.2% of our restaurant sales in fiscal 2002, with no individual food product purchase cost accounting for more than 6.3% of our restaurant sales. In the event of an increase in the cost of a particular food product, we are able to highlight other foods in order to reduce consumption of the higher cost item.



     Trained Employees. Our most important asset is our people. We believe a well trained and motivated workforce results in lower turnover, lower operating costs and the ability to consistently grow sales in existing units. Our general managers have an average of seven years experience with us. In fiscal 2002, our buffet restaurant general manager turnover was approximately 13% and total buffet restaurant management turnover was approximately 19%, which we believe are among the lowest turnover rates in the industry. We are deeply committed to the long-term development of our employees. In fiscal 2002, we spent $2.4 million on training and development. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees' commitment through targeted retention programs, including a program that grants cash bonuses to general managers who stay in the same restaurant for three years. Approximately 75% of our buffet restaurant general and senior managers currently participate in this program. We also initiated a program in 1997 under which we reward managers with trips and other benefits when they exceed specified operating benchmarks. The goal of these programs is for our restaurant managers to develop a strong tie to their community and instill a sense of ownership in their particular restaurant.



     Centralized Control Measures. We believe that we maintain a high level of financial controls, service and food quality in all of our buffet restaurants through uniform operational standards initiated at the corporate level. Our centralized systems enable management to evaluate weekly profit and loss statements, sales reports and supplier invoices for each buffet restaurant, allowing us to quickly identify performance trends and key profitability drivers. These systems are supplemented by several performance audit and evaluation programs, including a 1-(800) guest service line, a secret-shopper evaluation program and detailed quarterly restaurant performance audits by multi-unit managers. These ongoing efforts assist management in tracking restaurant performance and customer satisfaction at the individual restaurant level. We believe that centralized coordination of our nationwide network of buffet restaurants assures a consistent level of food quality in our restaurants and enables us to negotiate pricing terms for major product purchases directly with manufacturers.



     Attractive Unit Level Economics. Our existing restaurants generated average weekly restaurant sales of approximately $50,000 for the 12 weeks ended September 25, 2002 and increased average weekly sales at a compound annual growth rate of 2.2% over the five year period ended January 2, 2002. Our buffet restaurants opened in fiscal 2001 generally became profitable within eight weeks of opening and generated average annualized sales of $3.5 million in their first year of operation. We believe that the increased sales volume is due to improved site selection, a focus on freestanding units and expansion primarily in our core markets, providing operating and marketing synergies. As measured by cash-on-cash returns, defined as first year cash flow as a percentage of initial cash investment, our restaurants opened in the last three years have produced cash-on-cash returns of over 29% in their first year of operation.


     Strong Cash Flow Generation. Our strong operating results and historically low maintenance capital expenditure and working capital requirements are key drivers of our strong cash flow. Since 1997, our maintenance capital expenditures have averaged approximately 1.6% of restaurant sales. We believe our restaurants are well-maintained and will require a similar level of required maintenance capital expenditures in the near future. In addition, we typically generate cash flow from working capital as we receive cash for the majority of our sales immediately at the point of service. Our new units initially generate cash flow from working capital of approximately $160,000. Our buffet restaurants that had been open for at least 12 months at the beginning of fiscal 2002 generated average cash flow of 19.0% as a percentage of sales in fiscal 2002. During the most recent quarter ended September 25, 2002, net income was $4.9 million versus $3.7 million for the comparable period in 2001. However, we currently expect that net income will decline to $500,000 for the quarter ended December 18, 2002, versus $3.1 million for the comparable prior year period.


     Strong Management Team with Equity Ownership. Over the past 18 years, we have attracted, built and retained an exceptionally talented and complementary executive management team with an average of more than 22 years of restaurant industry experience. Our executive management team has demonstrated strong restaurant operating capabilities by consistently increasing profitability and executing a disciplined growth strategy. In addition, our current executive management team participated in the buyout from public shareholders by making direct equity investments and has equity ownership of approximately 10% of Buffets Holdings.

OUR BUSINESS STRATEGY

     Our success has been driven by a focus on restaurant level operations and efficiencies, uniform operational standards initiated at the corporate level and success in identifying, acquiring and integrating new stores into our organization. We plan to continue to improve our operating performance through the principal strategies outlined below:


     Focus on Same Store Sales Growth and Margin Expansion. We achieved comparable store sales growth for 19 consecutive quarters ended April 24, 2002. However, comparable store sales declined 0.5% for the 10-week quarter ended July 3, 2002 and 2.8% for the quarter ended September 25, 2002. We currently expect same store sales for the quarter ended December 18, 2002 to decline by approximately 3.5% to 4.0% versus the comparable period in 2001. We are focused on same store sales growth and margins through several operational initiatives at the restaurant level. These initiatives include:


     - our service enhancement program, which is designed to reduce our labor costs while increasing customer service by instituting earned gratuities as a component of wages, and

     - the rollout of selected outsourced procurement and cooking processes designed to reduce food preparation time and direct labor hours.

As discussed further in "Risk Factors," our ability to achieve same store sales growth and margin expansion is subject to shifting consumer preferences, competition and our capital requirements for maintenance and repair.

     Continued Enhancement of Operational Systems. Our centralized financial and accounting systems allow us to analyze cost, cash management, customer count and non-financial data to understand key profitability drivers. We see significant opportunities for further efficiency improvements through our management information systems, including electronic food ordering, improved food cost analysis tools and other restaurant data analyses, such as the ability to monitor all aspects of customer satisfaction and ingredient and supply volume usage. Improving these systems ensures a continued high level of food quality and service across our entire nationwide network of restaurants, while providing management with the tools necessary to monitor performance at each individual restaurant. However, as discussed further in "Risk Factors," these changes may not be well received by our customers, and may adversely affect our restaurant sales.

     Disciplined New Unit Expansion. We believe there is capacity for a substantial number of new buffet-style restaurants in the United States. We plan to slowly expand our new unit growth over the next several years. We strive for a consistently high return on investments for each proposed restaurant. The selection of our sites is a critical factor to the success of our restaurants. We typically utilize the following key criteria for site selection:

     - high level of customer traffic,

     - convenience to both lunch and dinner customers in our target demographic groups, and

     - low occupancy cost.

We have established a consistent history of steady growth through disciplined expansion. Recent store openings have outperformed the system average due to continued focus on high quality real estate selection and operational execution. New units will primarily be buffet-style restaurants and will be focused geographically in areas where we believe we can expand our existing presence. This will allow us to take advantage of advertising and marketing synergies and increase media brand recognition and operating efficiency. This new unit development will focus on freestanding buildings, which increases our capital requirements for development but generated approximately 17% higher sales volumes than our restaurants located in strip shopping centers or malls during fiscal 2002. As discussed further in "Risk Factors," our ability to continue to profitably open new restaurants is important to our future growth.

     Unit Image Enhancement. In an ongoing effort to maintain our appeal among existing customers and expand our guest base, we are developing an updated interior and exterior design for our buffet restaurants. This new design is intended to heighten exterior curb appeal and provide a more visually appealing and comfortable restaurant interior. In conjunction with the facilities enhancement, we intend to enhance food delivery and merchandising elements, such as a feature bar with display cooking and the showcasing of signature food items. Because these enhancements may not be well received by our customers, we expect to test the re-design over the next 18 months at a limited number of restaurants. Depending upon the success of our test units, the re-design would be implemented at approximately 10% of our existing restaurants annually over the next several years.

OUR BACKGROUND


     We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with Hometown Buffets, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger provided us with additional management expertise and depth, increased purchasing power and marketing efficiencies. The merger also added 80 company-owned restaurants in 11 states and 19 franchised restaurants in eight states bringing the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996. We have successfully achieved long-term record growth and we have grown revenue at a compound annual growth rate, including acquisitions, of 19.6% from fiscal 1990 through fiscal 2001. Future growth rates will be affected by developments and operational considerations discussed in detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     On October 2, 2000, Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., acquired Buffets in a buyout from public shareholders. Caxton-Iseman Investments L.P. and other investors, including members of management, made an equity investment in Buffets Holdings and became the beneficial owners of 100% of the common stock of Buffets.

INFORMATION ABOUT US

     We are a corporation formed under Minnesota law in 1983. Our executive offices are located at 1460 Buffet Way, Eagan, Minnesota 55121, and our telephone number is (651) 994-8608.

                         SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $230,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer................   We will exchange our exchange notes for a like
                                 aggregate principal amount of our initial notes.

Expiration Date...............   This exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002, unless
                                 we decide to extend it.

Conditions to the Exchange
Offer.........................   We will complete this exchange offer only if:

                                 - there is no change in the laws and
                                   regulations which would impair our ability to proceed with this exchange offer,

                                 - there is no change in the current
                                   interpretation of the staff of the SEC which permits resales of the exchange notes,

                                 - there is no stop order issued by the SEC
                                   which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

                                 - there is no litigation or threatened
                                   litigation which would impair our ability to proceed with this exchange offer, and

                                 - we obtain all the governmental approvals we
                                   deem necessary to complete this exchange offer.

                                 Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Initial Notes.................   To participate in this exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank
                                 National Association, as exchange agent, at its address indicated under "The Exchange
                                 Offer -- Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled "The
                                 Exchange Offer -- Procedures for Tendering
                                 Initial Notes."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of initial notes
                                 that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your initial notes and
                                 you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange
                                 Offer -- Procedures for Tendering Initial
                                 Notes -- Guaranteed Delivery Procedure."

Withdrawal Rights.............   You may withdraw the tender of your initial
                                 notes at any time before 5:00 p.m., New York
                                 City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer -- Exchange
                                 Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes
and Delivery of Exchange
  Notes.......................   If all the conditions to the completion of this
                                 exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date. Please refer to the section in this prospectus entitled "The Exchange Offer -- Acceptance of
                                 Initial Notes for Exchange; Delivery of
                                 Exchange Notes."

Federal Income Tax
Considerations Relating to the
  Exchange Offer..............   Exchanging your initial notes for exchange
                                 notes will not be a taxable event to you for United States federal income tax purposes.
                                 Please refer to the section of this prospectus entitled "U.S. Federal Income Tax
                                 Considerations."

Exchange Agent................   U.S. Bank National Association is serving as
                                 exchange agent in the exchange offer.

Fees and Expenses.............   We will pay all expenses related to this
                                 exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer --
                                 Fees and Expenses."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do
Not Participate in the
  Exchange Offer..............   If you do not participate in this exchange
                                 offer:

                                 - except as set forth in the next paragraph,
                                   you will not be able to require us to
                                   register your initial notes under the
                                   Securities Act,

                                 - you will not be able to resell, offer to
                                   resell or otherwise transfer your initial notes unless they are registered under the

                                   Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

                                 - the trading market for your initial notes
                                   will become more limited to the extent other holders of initial notes participate in the exchange offer.

                                 You will not be able to require us to register your initial notes under the Securities Act unless:

                                 - the initial purchasers request us to register
                                   initial notes held by them that are not
                                   eligible to be exchanged for exchange notes in the exchange offer, or

                                 - you are not eligible to participate in the
                                   exchange offer or do not receive freely
                                   tradable exchange notes in the exchange
                                   offer.

                                 In these cases, the registration rights
                                 agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Resales.......................   It may be possible for you to resell the
                                 exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, subject to some conditions.
                                 Please refer to the section of this prospectus entitled "Risk Factors -- Risks Relating to the
                                 Exchange Offer -- Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer........................   Buffets, Inc.

Exchange Notes................   $230 million aggregate principal amount of
                                 11 1/4% Senior Subordinated Notes due 2010. The forms and terms of the exchange notes are the same as the form and terms of the initial notes, except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement.
                                 The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date.................   July 15, 2010.

Interest Payment Dates........   January 15 and July 15, commencing on January
                                 15, 2003.


Ranking.......................   The notes will be our unsecured senior
                                 subordinated obligations. They will be
                                 subordinated to our existing and future senior indebtedness. As of September 25, 2002, we, excluding our subsidiaries, had $245.0 million of senior indebtedness outstanding, with approximately $30.0 million in revolving loan availability and approximately $17.4 million in outstanding letters of credit with a further
                                 $2.6 million in letter of credit availability.



Guaranties....................   The payment of the principal, premium and
                                 interest on the notes will be fully and
                                 unconditionally guaranteed on a senior
                                 subordinated basis by some of our existing and future domestic subsidiaries. The guaranties by these subsidiary guarantors will be senior to any of their existing and future subordinated obligations, equal in right of payment with any of their existing and future senior subordinated indebtedness and subordinated to any of their existing and future senior indebtedness. As of September 25, 2002, the subsidiary guarantors had $245.0 million of senior indebtedness, virtually all of which represents guarantees of indebtedness under our new credit facility. See "Description of the Notes -- Guaranties."


Optional Redemption...........   Prior to July 15, 2005, we can choose to redeem
                                 up to 35% of the original principal amount of the notes, and any additional notes that have been issued under the same indenture governing the notes, at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with money we raise in a specified initial public equity offering, as long as:

                                 - at least 65% of the original aggregate
                                   principal amount of the notes, and any
                                   additional notes, remains outstanding after the redemption (other than notes held, directly or indirectly, by us or our affiliates); and

                                 - the redemption occurs within 60 days after
                                   the date of the specified initial public equity offering.

                                 On and after July 15, 2006, we can choose to redeem some or all of the notes at the redemption prices listed in the "Description of the Notes -- Optional Redemption."

Offer to Purchase Upon Initial
Public Offering...............   Upon the consummation of a specified initial
                                 public equity offering by us or Buffets
                                 Holdings prior to July 15, 2005, we will be required to offer to purchase such aggregate principal amount of notes as may be purchased with funds equal in amount to 50% of the net cash proceeds, if any, received by us or Buffets Holdings from that initial public equity offering at a price of 111.25% of the outstanding principal amount of the notes, plus any accrued and unpaid interest to the date of repurchase; provided, however, that, in no event will we be required to make an offer to purchase more than $80.5 million aggregate principal amount of the notes. See "Description of the Notes -- Offer to Purchase Upon Initial
                                 Public Offering." Our ability to complete the repurchase may be limited by the terms of our new credit facility or our other indebtedness.

Change of Control.............   Upon the occurrence of specified change of
                                 control events, we will be required to make an offer to repurchase all of the notes. The purchase price will be 101% of the outstanding principal amount of the notes plus any accrued and unpaid interest to the date of repurchase on them. See "Description of the Notes -- Change of Control." Our ability to complete the change of control repurchase may be limited by the terms of our new credit facility or our other indebtedness.

Material Covenants............   The indenture governing the notes contains
                                 covenants that limit our ability and our restricted subsidiaries' ability to:

                                 - incur additional indebtedness,

                                 - pay dividends on our capital stock or redeem,
                                   repurchase or retire our capital stock or subordinated indebtedness,

                                 - make investments,

                                 - create restrictions on the payment of
                                   dividends or other amounts to us from our restricted subsidiaries,

                                 - engage in transactions with affiliates,

                                 - sell assets, including capital stock of our
                                   subsidiaries, and

                                 - consolidate, merge or transfer assets.

                                 These covenants are subject to important qualifications and exceptions, which are described under "Description of the Notes -- Material Covenants."

Original Issue Discount.......   The initial notes were issued with original
                                 issue discount for U.S. Federal income tax purposes. Consequently, original issue discount will be included in the gross income of a U.S.
                                 holder of exchange notes for U.S. Federal income tax purposes in advance of the receipt of cash payments on the exchange notes.
                                 For more information, see "U.S. Federal Income
                                 Tax Considerations."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for
the Exchange Notes............   The exchange notes are new securities with no
                                 established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid.
                                 Please refer to the section of this prospectus entitled "Risk Factors -- Risks Related to the
                                 Exchange Offer -- An active trading market may not develop for the notes."

Form of the Exchange Notes....   The exchange notes will be represented by one
                                 or more permanent global securities in
                                 registered form deposited on behalf of The
                                 Depository Trust Company with U.S. Bank
                                 National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled
                                 "Description of Notes -- Book Entry; Delivery and Form -- Certificated Notes" occurs.
                                 Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The
                                 Depository Trust Company with respect to its participants.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The table below provides a summary of historical consolidated financial and other data for the:

     - fiscal year ended December 30, 1998,

     - fiscal year ended December 29, 1999,

     - period from December 30, 1999 through October 1, 2000,

     - period from October 2, 2000 through January 3, 2001,

     - fiscal year ended January 2, 2002,


     - 28 weeks ended July 18, 2001,



     - 26-week transitional period ended July 3, 2002,



     - 12 weeks ended October 10, 2001, and



     - 12 weeks ended September 25, 2002.



In addition, the table presents supplemental data for the fiscal year ended January 2, 2002 and the 28 weeks ended July 18, 2001, reflecting adjustments to give effect to a sale and leaseback transaction relating to 24 restaurants. Under the sale and leaseback transaction which was substantially completed in December 2001, we sold 24 of our restaurant properties to a third party and entered into 20-year leases for an aggregate initial annual cash rent of $4.2 million. The transaction generated net proceeds of $39.1 million excluding $0.8 million in capitalized debt issuance costs.



     The summary operating data for the fiscal years ended December 30, 1998, December 29, 1999, the period from December 30, 1999 through October 1, 2000, the period from October 2, 2000 through January 3, 2001, the fiscal year ended January 2, 2002 and the 26-week transitional period ended July 3, 2002 are derived from our audited financial statements. Our audited financial statements and related notes for the fiscal years ended December 29, 1999, the period from December 30, 1999 through October 1, 2000, the period from October 2, 2000 through January 3, 2001, the fiscal year ended January 2, 2002 and the 26-week transitional period ended July 3, 2002 are contained elsewhere in this prospectus. All full fiscal years presented below included 52 weeks. The financial data as of and for the 28 weeks ended July 18, 2001, the 12 weeks ended October 10, 2001 and the 12 weeks ended September 25, 2002 have been derived from our unaudited consolidated financial statements for these periods, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.


     The information presented below should be read in conjunction with "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                          PREDECESSOR                                 SUCCESSOR
                           ------------------------------------------   --------------------------------------
                                                         PERIOD FROM    PERIOD FROM
                                                         DECEMBER 30,    OCTOBER 2,
                           FISCAL YEAR    FISCAL YEAR        1999           2000       FISCAL YEAR   28 WEEKS
                              ENDED          ENDED         THROUGH        THROUGH         ENDED        ENDED
                           DECEMBER 30,   DECEMBER 29,    OCTOBER 1,     JANUARY 3,    JANUARY 2,    JULY 18,
                               1998           1999           2000           2001          2002         2001
                           ------------   ------------   ------------   ------------   -----------   ---------
                               (DOLLARS IN THOUSANDS, EXCEPT AVERAGE GUEST CHECK AND AVERAGE WEEKLY SALES)
OPERATING DATA:
  Restaurant sales.......    $868,858       $936,854       $781,153      $ 239,370     $1,044,734    $567,821
  Restaurant costs.......     745,282        800,255        657,873        204,767        887,476     482,862
  Advertising expenses...      17,247         22,491         20,858          5,338         26,233      15,038
  General and
    administrative
    expenses.............      43,071         47,857         39,217         12,204         50,320      26,291
  Goodwill
    amortization.........         459            637            878          2,543         10,942       6,155
  Impairment of assets
    and site closing
    costs................       1,538          1,966             --             --             --          --
  Acquisition-related
    costs................          --             --         14,902             --             --          --
                             --------       --------       --------      ---------     ----------    --------
  Operating income.......    $ 61,261       $ 63,648       $ 47,425      $  14,518     $   69,763    $ 37,475
                             ========       ========       ========      =========     ==========    ========
  Net income (loss)......    $ 39,351       $ 42,442       $ 31,245      $     579     $   12,708    $  5,883
                             ========       ========       ========      =========     ==========    ========

CASH FLOW AND OTHER
  FINANCIAL DATA:
  Capital
    expenditures(1)......    $ 51,567       $ 74,230       $ 35,596      $  14,389     $   38,096    $ 20,352
  Depreciation and
    amortization.........      42,206         43,026         32,368         11,311         53,404      29,007
  Cash flow from
    operating
    activities...........     112,161         90,561         87,822         25,347         69,003      35,560
  Cash flow from (used
    in) investing
    activities...........     (51,567)       (74,230)       (37,013)         4,540          2,575     (21,190)
  Cash flow from (used
    in) financing
    activities...........      (9,566)       (38,129)         1,534       (138,794)       (59,719)    (14,000)
  EBITDA(2)..............     107,380        109,911         96,577         26,374        125,042      67,632
  Ratio of earnings to
    fixed charges(3).....        23.5x          33.8x          91.1x           1.1x           1.6x        1.5x

SUPPLEMENTAL DATA:
  Adjusted EBITDA(2)(5)..                                                              $  120,842    $ 65,332

BALANCE SHEET DATA(AT END
  OF PERIOD):
Cash and cash
  equivalents............
Working capital(6).......
Property and equipment,
  net....................
Total debt(7)............

HISTORICAL KEY OPERATING STATISTICS(8):
  Number of company-
    owned restaurants (at
    end of period).......         386            403            404            406            401         408
  Average guest check....    $   6.22       $   6.42       $   6.61      $    6.73     $     6.89    $   6.84
  Average weekly sales...    $ 45,120       $ 46,323       $ 48,540      $  45,464     $   49,368    $ 49,822
  Same store sales
    change...............         2.5%           1.9%           3.1%           0.2%           2.1%        2.4%

                                            SUCCESSOR
                           -------------------------------------------
                             26-WEEK
                           TRANSITIONAL
                              PERIOD        12 WEEKS       12 WEEKS
                              ENDED          ENDED           ENDED
                             JULY 3,      OCTOBER 10,    SEPTEMBER 25,
                               2002           2001           2002
                           ------------   ------------   -------------
                           (DOLLARS IN THOUSANDS, EXCEPT AVERAGE GUEST CHECK AND AVERAGE WEEKLY SALES)
OPERATING DATA:
  Restaurant sales.......  $   527,084      $245,245       $235,498
  Restaurant costs.......      445,570       208,770        200,793
  Advertising expenses...       13,696         6,052          6,759
  General and
    administrative
    expenses.............       25,554        10,961         10,758
  Goodwill
    amortization.........           --         2,483             --
  Impairment of assets
    and site closing
    costs................           --            --             --
  Acquisition-related
    costs................           --            --             --
                           ------------     --------       --------
  Operating income.......  $    42,264      $ 16,979       $ 17,188
                           ============     ========       ========
  Net income (loss)......  $    (7,028)     $  3,699       $  4,892
                           ============     ========       ========
CASH FLOW AND OTHER
  FINANCIAL DATA:
  Capital
    expenditures(1)......  $    14,280      $  6,242       $  5,323
  Depreciation and
    amortization.........       20,409        12,038          9,268
  Cash flow from
    operating
    activities...........       39,658        18,729         25,785
  Cash flow from (used
    in) investing
    activities...........      (11,337)       (6,540)        (5,552)
  Cash flow from (used
    in) financing
    activities...........      (47,572)       (4,500)        (2,543)
  EBITDA(2)..............       64,161        29,508         26,973
  Ratio of earnings to
    fixed charges(3).....         --(4)          1.8x           1.7x
SUPPLEMENTAL DATA:
  Adjusted EBITDA(2)(5)..
BALANCE SHEET DATA(AT END
  OF PERIOD):
Cash and cash
  equivalents............                                  $ 25,994
Working capital(6).......                                   (84,529)
Property and equipment,
  net....................                                   218,900
Total debt(7)............                                   466,387
HISTORICAL KEY OPERATING
  Number of company-
    owned restaurants (at
    end of period).......          393           409            393
  Average guest check....  $      7.03      $   6.94       $   7.11
  Average weekly sales...  $    51,044      $ 49,897       $ 50,000
  Same store sales
    change...............          0.2%          0.2%          (2.8)%


---------------

(1) Capital expenditures include restaurant facilities acquired through business combinations in fiscal 1998 and fiscal 1999.

(2) EBITDA represents earnings before net interest expense, taxes, depreciation, amortization, acquisition-related costs, non-cash deferred rental expense and loss related to refinancing. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States. We believe that EBITDA is a useful supplement to net income (loss) and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the EBITDA measure presented above may not be comparable to similarly titled measures of other companies. The following table summarizes our calculation of EBITDA and adjusted EBITDA:

                                                 PREDECESSOR                           SUCCESSOR
                                  ------------------------------------------   --------------------------
                                                                PERIOD FROM    PERIOD FROM
                                                                DECEMBER 30,    OCTOBER 2,
                                  FISCAL YEAR    FISCAL YEAR        1999           2000       FISCAL YEAR
                                     ENDED          ENDED            TO             TO           ENDED
                                  DECEMBER 30,   DECEMBER 29,    OCTOBER 1,     JANUARY 3,    JANUARY 2,
                                      1998           1999           2000           2001          2002
                                  ------------   ------------   ------------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS)
Net income (loss)...............    $ 39,351       $ 42,442       $31,245        $   579       $ 12,708
  Adjustments:
    Interest expense, net.......        (738)        (1,915)       (2,668)        12,811         42,707
    Income tax expense
      (benefit).................      24,375         24,800        19,974          1,468         15,388
    Depreciation and
      amortization..............      42,206         43,026        32,368         11,311         53,404
    Non-cash deferred rental
      expense...................       2,186          1,558           756            205            835
    Acquisition-related costs...          --             --        14,902             --             --
    Loss related to
      refinancing...............          --             --            --             --             --
                                    --------       --------       -------        -------       --------
EBITDA..........................    $107,380       $109,911       $96,577        $26,374       $125,042
                                    ========       ========       =======        =======       ========

  Adjustments:
    Annualized pro-forma impact
      of sale leaseback
      transaction...............                                                                 (4,200)
                                                                                               --------
Adjusted EBITDA.................                                                               $120,842
                                                                                               ========

                                                        SUCCESSOR
                                  ------------------------------------------------------
                                                26-WEEK
                                              TRANSITIONAL
                                  28 WEEKS       PERIOD       12 WEEKS       12 WEEKS
                                    ENDED        ENDED          ENDED          ENDED
                                  JULY 18,      JULY 3,      OCTOBER 10,   SEPTEMBER 25,
                                    2001          2002          2001           2002
                                  ---------   ------------   -----------   -------------
                                   (DOLLARS IN THOUSANDS)
Net income (loss)...............   $ 5,883    $    (7,028)     $ 3,699        $ 4,892
  Adjustments:
    Interest expense, net.......    24,564         14,864        9,198          9,773
    Income tax expense
      (benefit).................     7,786         (3,450)       4,387          2,725
    Depreciation and
      amortization..............    29,007         20,409       12,038          9,268
    Non-cash deferred rental
      expense...................       392            890          186            315
    Acquisition-related costs...        --             --           --             --
    Loss related to
      refinancing...............        --         38,476           --             --
                                   -------    ------------     -------        -------
EBITDA..........................   $67,632    $    64,161      $29,508        $26,973
                                   =======    ============     =======        =======
  Adjustments:
    Annualized pro-forma impact
      of sale leaseback
      transaction...............    (2,300)
                                   -------
Adjusted EBITDA.................   $65,332
                                   =======


(3) "Fixed charges" is the sum of our interest expense, less interest income, less OID amortization, less debt issuance cost amortization, plus capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus interest in rental expense. "Earnings" is the sum of our pretax income before minority interest, plus fixed charges, plus amortization of capitalized interest, less capitalized interest, less minority interest in pre-tax income of subsidiaries that had not incurred fixed charges.

(4) Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $10.8 million for that period.


(5) Adjusted EBITDA reflects the pro forma effect of an increase in cash rent expense from a sale and leaseback of 24 restaurant properties committed to and substantially completed in late fiscal 2001. Under the sale and leaseback transactions, we sold our restaurant properties and entered into long-term leases with a third party. The pro forma increase in cash rent expense reflects the rent expense that would have been paid under those leases. The transaction had the effect of decreasing reported EBITDA by $2.1 million for the 26-week transitional period ended July 3, 2002 and $1.0 million for the 12 weeks ended September 25, 2002.


(6) Working capital is current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt. For a detailed discussion of our negative working capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(7) Total debt represents the amount of our long-term debt and capital lease obligations, including current maturities.

(8) Reflects data relating to all of our company-owned restaurants.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following factors before investing in the exchange notes. Some of the statements in "Risk Factors" are forward-looking statements. See "Forward-Looking Statements" below.

RISKS RELATING TO OUR BUSINESS

 Our core buffets restaurants are a maturing restaurant concept and accordingly expose us to various vulnerabilities, including consumer preferences.

     We have been operating our core buffet restaurant concept for 18 years, and our restaurant locations have a median age of approximately eight years. As a result, we are exposed to vulnerabilities associated with a mature concept. These include vulnerability to innovations by competitors, out-positioning in markets where the demographics have shifted since the original openings, changes in consumer preferences, sales declines in the event we ever suspend or reduce our marketing and higher capital requirements both for maintenance and repair as well as refurbishments. Additionally, factors such as traffic patterns and the type, number and location of competing restaurants may adversely affect the performance of individual restaurants. Adverse changes in any of these factors could reduce guest traffic or impose practical limits on pricing, which could harm our earnings, financial condition, operating results or cash flow.

 We face intense competition in the restaurant industry.

     We operate in a highly competitive industry. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns and economic conditions. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants. Many of our competitors have greater financial resources than we have. In addition, the restaurant industry has few non-economic barriers to entry, and therefore new competitors may emerge at any time. Competitive pressures may have the effect of limiting our ability to increase prices, with consequent pressure on operating earnings. This environment makes it more difficult for us to continue to provide high service levels while maintaining our reputation for superior value without adversely affecting operating margins. We cannot assure you that we will be able to compete successfully against our competitors in the future or that competition will not have a material adverse effect on our operations.

 We may not be able to open new restaurants profitably according to our plans, which could negatively affect our growth strategy.

     We have historically added, and plan to continue to add, new restaurants each year either through new construction, acquisition or both. We have traditionally used cash flow from operations as the primary funding for restaurant additions. We cannot guarantee that this source of capital will be sufficient to attain the desired development levels if adverse changes occur affecting our revenues, profitability or cash flow from operations. In addition, our recent focus on developing freestanding locations rather than mall locations has reduced the frequency and amount of landlord contributions towards construction costs which, when coupled with the inherently higher cost structure of freestanding construction, increases our capital requirements for development. Other variables that affect our restaurant development include:

     - competition for restaurant sites,

     - whether we will be able to identify suitable locations with acceptable land covenants and signage restrictions at acceptable cost or at all,

     - when appropriate sites become available,

     - whether we will be able to negotiate acceptable leases or land purchases,

     - how quickly we can obtain required permits,

     - the availability of construction labor and materials, and

     - how quickly we can staff the new restaurants.

These factors could make it difficult for us to open new restaurants in accordance with our schedule.

 Any new operational approaches or restaurant concepts that we launch in the future may not be successful.

     As part of our research and development activities, we seek to enhance our food offerings, food preparation systems and general service delivery of our existing restaurant concepts. These developments may not be well received by our customers and may adversely affect our restaurant sales. In addition, from time to time, we launch new restaurant concepts on our own or through acquisitions or joint ventures. During the early period of a new restaurant concept's life, it is often unclear whether it will turn into a major expansion vehicle or merely be a limited unit test of short duration. As a result, we may have difficulty in accurately assessing the long term potential of a new restaurant concept's life.

 We are dependent on attracting and retaining qualified employees.

     We operate in the service sector and are therefore extremely dependent upon the availability of qualified restaurant personnel. Availability of staff varies widely from location to location. Recent initiatives to lower restaurant management and staff turnover in our restaurants have generated significant cost savings which would be at risk if turnover trends increase. In such a case, we would suffer higher direct costs associated with recruiting and retaining replacement personnel. Moreover, we could suffer from significant indirect costs, including restaurant disruptions due to management changeover, increased above-store management staffing and potential delays in new store openings due to staff shortages. Competition for qualified employees exerts pressure on wages paid to attract qualified personnel, resulting in higher labor costs, together with greater expense to recruit and train them.

     The operation of buffet style restaurants is materially different from other restaurant concepts. Consequently, the retention of executive management who are familiar with our core buffets business is important to our continuing success. The departure of one or more key operations executives or the departure of multiple executives in a short period of time could have an adverse impact on our business.

 Increasing labor costs could adversely affect our profitability.

     We are dependent upon an available labor pool of unskilled and semi-skilled employees, many of whom are hourly employees whose wages may be impacted by an increase in the federal or state minimum wage. Numerous proposals have been made at federal and state levels to increase minimum wage levels. An increase in the minimum wage may create pressure to increase the pay scale for our employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase our labor costs. In 2001, a minimum wage increase in California and in other Western states and a tight labor market in the first half of the year led to a greater than anticipated rise in labor costs, negatively impacting our profitability. Any further increases in labor costs could have a material adverse effect on our income from operations and could decrease our profitability and cash available to service our debt obligations if we were unable to recover these increases by raising the prices we charge our customers.

 We are dependent on timely delivery of fresh ingredients by our suppliers.

     Our restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat. We depend exclusively on third party distributors and suppliers for such deliveries. The number of distributors and suppliers capable of servicing our distribution needs has declined recently, reducing our bargaining leverage and increasing vulnerability to distributor interruptions. If our food quality declines due to the lack of, or lower quality of, our ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect our restaurants' results.

 Negative publicity relating to one of our restaurants, including our franchised restaurants, could reduce sales at some or all of our other restaurants.


     We are from time to time faced with negative publicity relating to food quality, restaurant facilities, health inspection scores, employees relationships or other matters at one of our restaurants. Adverse publicity may adversely affect us, regardless of whether the allegations are valid or whether we are liable. In addition, the negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants. The risk of negative publicity is particularly great with respect to our 23 franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis. If a franchised restaurant fails to meet our franchise operating standards, our own restaurants could be adversely affected due to customer confusion or negative publicity. A similar risk exists with respect to totally unrelated food service businesses if customers mistakenly associate such unrelated businesses with our own operations.


 Food-borne illness incidents could reduce our restaurant sales.

     We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our increasing reliance on third party food processors makes it more difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food borne illness incidents could be caused by third party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as Bovine Spongiform Encephalopathy, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our restaurants or a franchised restaurant could negatively affect our restaurant sales and conceivably have a national impact if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our restaurants.

 We are vulnerable to inflation and to fluctuations in the cost, availability and quality of our ingredients.

     The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of our ingredients. We have no control over fluctuations in the price and availability of ingredients or variations in product specifications caused by these factors. Historically, when operating expenses increased due to inflation or increases in food costs, we recovered increased costs by increasing our menu prices. However, we may not be able to recover increased costs in the future because competition may limit or prohibit such future increases.

 Our restaurant sales are subject to seasonality and major world events.

     Our restaurant sales volume fluctuates seasonally. Overall, restaurant sales are generally higher in the summer months and lower in the winter months. Positive or negative trends in weather conditions can have an exceptionally strong influence on our business. This effect is heightened because most of our restaurants are in geographic areas that experience extremes in weather, including severe winter conditions and tropical storm patterns. Additionally, major world events, including war, the Olympics and terrorist attacks may adversely affect our business. For example, our sales were down 3.1% in the two weeks immediately following the terrorist attacks of September 11, 2001.

 We could have special charges if specific assets are under performing or if we conclude that there is a need to close specific restaurants.

     Impairment charges are required by accounting principles when an asset, such as a restaurant, performs so poorly that we determine that the asset is worth less than its value as stated in our accounting records. We periodically review the operating results of individual restaurants to determine if impairment charges on under-performing assets are necessary. In addition, we expect that we will close some under-performing restaurants from time to time in the future. We will incur special charges relating to the closing of restaurants, including real estate lease termination costs. Impairment charges and other special charges will reduce our profits.

 We face risks because of the number of restaurants that we lease.

     Our success depends in part on our ability to secure leases in desired locations at rental rates we believe to be reasonable. We currently lease all of our restaurants located in strip shopping centers and malls and we lease the land for 127 of our freestanding restaurants. By December 2007, 106 of our current leases will have expiring base lease terms and be subject to renewal consideration. Each lease agreement also provides that the lessor may terminate the lease for a number of reasons, including if we default in any payment of rent or taxes or if we breach any covenant or agreement in the lease. Termination of any of our leases could harm our results of operations. Although we believe that we will be able to renew our existing leases, we can offer no assurances that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all. Moreover, if some locations should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. See "Business -- Property."

 We face risks associated with government regulations.

     We are subject to extensive government regulation at a federal, state and local government level. These include, but are not limited to, regulations relating to the sale of food and alcoholic beverages in our full service restaurants. We are required to obtain and maintain governmental licenses, permits and approvals. Difficulty or failure in obtaining them in the future could result in delaying or canceling the opening of new restaurants. Local authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal. This risk would be even higher if there were a major change in the licensing requirements affecting our types of restaurants.

     The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Mandated modifications to our facilities in the future to make different accommodations for disabled persons could result in material unanticipated expense.

     Application of state "Dram Shop" statutes, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person, to our operations, or liabilities otherwise associated with liquor service in some of our non-buffet restaurants, could negatively affect our financial condition if not otherwise insured under our general liability insurance policy.

 Adverse changes in employment laws may affect our business.

     Various federal and state labor laws govern the relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers' compensation rates and citizenship requirements. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

     - minimum wages,

     - mandated health benefits,

     - paid leaves of absence,

     - tax reporting, and

     - revisions in the tax payment requirements for employees who receive gratuities.

 We face risks associated with environmental laws.

     We are subject to federal, state and local laws, regulations and ordinances that:

     - govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and

     - impose liability for the costs of cleaning up, and damage resulting from, sites of past spills, disposals or other releases of hazardous materials.

     In particular, under applicable environmental laws, we may be responsible for remediation of environmental conditions and may be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. We cannot assure you that environmental conditions relating to our prior, existing or future restaurants or restaurant sites will not have a material adverse affect on us.

 Any negative development relating to our self-service food service approach would have a material adverse impact on our primary business.

     Our buffet restaurants utilize a service format that is heavily dependent upon self-service by our customers. Food tampering by customers or other events affecting the self-service format could cause regulatory changes or changes in our business pattern or customer perception. Any development that would materially impede or prohibit our continued use of a self-service food service approach, or reduce the appeal of self-service to our guests, would have a material adverse impact on our primary business.

 We may not be able to protect our trademarks and other proprietary rights.

     We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our brands and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our exclusive rights to our trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to the date of federal registration. For example, because of the common law rights of such a pre-existing restaurant in portions of Colorado and Wyoming, our restaurants in those states use the name "Country Buffet." Future actions by third parties may diminish the strength of our restaurant concepts' trademarks and decrease our competitive strength and performance.

 Caxton-Iseman Investments L.P. controls our company and its interests may conflict with yours.

     All of our outstanding shares of capital stock are held by Buffets Holdings. Through its ownership of 76.9% of the outstanding common stock of Buffets Holdings, Caxton-Iseman Investments L.P. controls, and will likely continue to exercise control over, our business by virtue of its voting power with respect to the election of Buffets Holdings' directors. Caxton-Iseman Investments L.P. may authorize actions that are not in your best interests, and, in general, its interests may not be fully aligned with yours.

RISKS RELATING TO THE NOTES

 Our substantial indebtedness may limit our cash flow available to invest in the on-going needs of our business, which could prevent us from fulfilling our obligations under the notes.


     We have substantial debt service obligations. As of September 25, 2002, we had $466.4 million of indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We may also incur additional debt in the future, subject to some limitations contained in our debt instruments. Specifically, our new credit facility permits us to borrow incremental term loans or to issue additional notes in a combined aggregate principal amount of up to $25.0 million.


     The degree to which we are leveraged could have important consequences, including:

     - the impairment of our ability to obtain additional financing in the future for working capital, capital expenditures, for, among other items, restaurant development and refurbishment, acquisitions, general corporate purposes or other purposes,

     - a significant portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, which reduces the funds available to us for our operations,

     - some of our debt is, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates, and

     - our debt contains, and any refinancing of our debt likely will contain, financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on us.

 Despite our level of indebtedness, we will be able to incur substantially more debt. This could further exacerbate the risks described above.

     We will be able to incur significant additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our new credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. The restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Specifically, the new credit facility will permit us to borrow, subject to availability, incremental term loans or to issue additional notes in an amount up to $25.0 million. In addition, our new credit facility provides for revolving loan availability of $30.0 million and an additional $20.0 million letter of credit availability. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. See "Description of the Notes" and "Description of Other Indebtedness."

 The terms of our new credit facility and the indenture relating to the notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

     The new credit facility contains, and any future refinancing of the new credit facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. The new credit facility includes covenants restricting, among other things, our ability to:

     - incur additional debt,

     - pay dividends and make restricted payments,

     - create liens,

     - use the proceeds from sales of assets and subsidiary stock,

     - enter into sale and leaseback transactions,

     - enter into transactions with affiliates, and

     - transfer all or substantially all of our assets or enter into merger or consolidation transactions.

     The indenture relating to the notes also contains numerous operating and financial covenants including, among other things, restrictions on our ability to:

     - incur additional debt,

     - create liens or other encumbrances,

     - make various types of payments and investments, and

     - sell or otherwise dispose of assets and merge or consolidate with another entity.

     The new credit facility also will include financial covenants, including requirements that we maintain:

     - a minimum coverage ratio, and

     - a maximum leverage ratio.

     A failure by us to comply with the covenants contained in the new credit facility or the indenture could result in an event of default which could materially and adversely affect our operating results and our financial condition. In the event of any default under our new credit facility, the lenders under our new credit facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. In addition, our other debt could contain financial and other covenants more restrictive than those applicable to the notes. See "Description of the Notes" and "Description of Other Indebtedness."

 We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

     Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

 Your right to receive payments on the notes is unsecured and is junior to all of our and our subsidiary guarantors' existing indebtedness and possibly all of our future borrowings. Furthermore, the claims of creditors of our non-guarantor subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your claims.


     The notes and the subsidiary guarantees are subordinated to the prior payment in full of our and the subsidiary guarantors' current and future senior debt. As of September 25, 2002, we and our subsidiary guarantors had $245.0 million of senior indebtedness. We also had approximately $30.0 million in revolving loan availability and approximately $17.4 million in outstanding letters of credit with a further $2.6 million in letter of credit availability, and all of those borrowings would be senior to the notes. The indenture relating to the notes permits us and our subsidiary guarantors to incur additional senior debt under specified circumstances. Because the notes are unsecured and because of the subordination provision of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets and the assets of the subsidiary guarantors would be available to pay obligations under the notes only after all payments had been made on our and the subsidiary guarantors' senior debt, including the new credit facility. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes, including payments of interest when due. Also, because of these subordination provisions, you may recover less ratably than our other creditors in a bankruptcy, liquidation or dissolution. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt, including borrowings under our new credit facility, and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt. See "Description of the Notes -- Ranking."


 The notes are not secured by our assets nor those of our subsidiary guarantors, and the lenders under our new credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

     In addition to being subordinated to all our existing and future senior debt, the notes and the subsidiary guaranties are not secured by any of our assets. Our obligations under our new credit facility are secured by, among other things, a first priority pledge of all our capital stock, mortgages upon all of the real property owned by us, substantially all our assets and substantially all the assets of each of our existing and subsequently acquired or organized material domestic subsidiaries (and, to the extent no adverse tax consequences will result, foreign subsidiaries). If we become insolvent or are liquidated, or if payment under the new credit facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the new credit facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the new credit facility or other senior debt). Upon the occurrence of any default under the new credit facility (and even without accelerating the indebtedness under the new credit facility), the lenders may be able to prohibit the payment of the notes and subsidiary guaranties either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See "Description of Other Indebtedness" and "Description of the Notes."

 A substantial portion of our assets are held by, and a substantial portion of our income is derived from, our subsidiaries, and the senior debt of our subsidiary guarantors may restrict payment on the notes.

     We hold a substantial portion of assets through our subsidiaries and derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to service the notes. The indenture governing the terms of the notes permits our subsidiary guarantors to enter into agreements that can limit our ability to receive distributions from our subsidiaries. In the event we do not receive distributions from our subsidiaries, we would be unable to make required principal and interest payments on the notes.

 We may not be able to fulfill our repurchase obligations in the event of a change of control or upon specified initial public equity offerings.

     Any change of control would constitute a default under the new credit facility. Therefore, upon the occurrence of a change of control, the lenders under the new credit facility would have the right to accelerate their loans, and we would be required to prepay all of our outstanding obligations under the new credit facility. In addition, our new credit facility will prohibit us from purchasing any notes. If we do not repay all borrowings under our new credit facility or obtain a consent from our lenders under the new credit facility, we will be prohibited from purchasing the notes.

     Moreover, upon the occurrence of any change of control, we will be required to make a change of control offer under the notes. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would give the trustee and the holders of the notes the rights described under the section in this prospectus entitled "Description of the Notes -- Defaults."

     Additionally, upon the consummation of a specified initial public equity offering by us or our parent company, Buffets Holdings, prior to July 15, 2005, we will be required to offer to purchase such aggregate principal amount of notes (but in no event more than $80.5 million aggregate principal amount of the notes) as may be purchased with funds equal in amount to 50% of the net cash proceeds, if any, received by us or Buffets Holdings in such initial public equity offering. If Buffets Holdings consummates an initial public equity offering that requires us to make an offer to repurchase notes, there can be no assurance that Buffets Holdings will contribute to us, or that we will otherwise have available, funds sufficient to pay the purchase price for any or all of the notes that might be tendered by holders of the notes seeking to accept the repurchase offer. Moreover, our new credit facility and other existing or future indebtedness may prevent us from complying with this repurchase obligation at the time such obligation arises. Our failure to make and consummate such a required repurchase offer would constitute a default under the indenture governing the notes, which would, in turn, constitute a default under our credit facilities. In such circumstances, the subordination provisions of the indenture would likely restrict payment to holders of the notes.

 Not all of our subsidiaries are guarantors. As a result, your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.


     Some but not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, including Tahoe Joe's, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 25, 2002, these notes were effectively junior to approximately $8.6 million of other liabilities, including trade payables, of the non-guarantor subsidiaries. The non-guarantor subsidiaries generated 2.8% of our consolidated net sales for the 12 weeks ended September 25, 2002 and held 1.9% of our consolidated assets as of September 25, 2002.


 Fraudulent conveyance laws could void our obligations under the notes.

     We have incurred substantial debt under the notes. Our incurrence of debt under the notes and the incurrence by some of our subsidiaries of debt under their guarantees may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our subsidiary guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void the notes and the subsidiary guarantees and require noteholders to return payments received from us or the subsidiary guarantors.

     An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes constituted a "fraudulent conveyance." To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes, and that, at the time the notes were issued, we:

     - were insolvent,

     - were rendered insolvent by the issuance of the notes,

     - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital, or

     - intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

     If a court were to make such a finding, it could void all or a portion of our obligations under the notes, subordinate the claim in respect of the notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in some circumstances, invalidating the notes.

     The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

     The making of the subsidiary guarantees might also be subject to similar review under relevant fraudulent conveyance laws. A court could impose legal and equitable remedies, including subordinating the obligations under the subsidiary guarantees to our other existing and future indebtedness or taking other actions detrimental to you as a holder of the notes.

 Because the initial notes were issued with original issue discount, holders will pay tax on amounts before such amounts are received.

     The initial notes were issued with original issue discount for U.S. Federal income tax purposes. Consequently, original issue discount will be included in the gross income of a U.S. holder of exchange notes for U.S. Federal income tax purposes in advance of the receipt of cash payments on the exchange notes. For more information, see "U.S. Federal Income Tax Considerations."

RISKS RELATED TO THE EXCHANGE OFFER

 The issuance of the exchange notes may adversely affect the market for the initial notes.

     If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected.

 An active trading market may not develop for the notes.

     There currently is only a limited trading market for the initial notes, and we cannot be sure if an active trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the notes were Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., UBS Warburg LLC and Fleet Securities, Inc. Although we have been informed by the initial purchasers that they currently intend to make a market for the exchange notes, they are not obligated to do so, and any market making may be discontinued at any time without notice. No affiliate of Buffets, Inc. will make a market in the notes. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement.

  Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

     Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, particularly the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," includes both historical and forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document, such as "anticipate," "intend," "plan," "believe," "estimate," "expect" and similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in "Risk Factors" and:

     - our level of debt,

     - interest rate fluctuations,

     - future cash flows,

     - dependence on key employees,

     - general economic conditions which may impact the level of consumer spending,

     - highly competitive nature of the restaurant industry,

     - changes in consumer preferences,

     - impact of weather conditions,

     - adverse publicity and litigation,

     - consumer perceptions of food safety,

     - the impact of the price of gasoline and other energy costs on consumer spending,

     - our continued ability to find suitable restaurant locations and to finance new restaurant development,

     - labor and benefit costs, and

     - future regulatory actions and conditions in our operating areas.

     You should keep in mind that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

     The gross proceeds from the offering of initial notes were approximately $221.2 million. Concurrently with the consummation of the offering of initial notes, we entered into a new credit facility. See "Description of Other Indebtedness."

     At the closing, we used our cash on hand, the proceeds from the offering of the initial notes and the term loan borrowing under the new credit facility to repay all of our outstanding indebtedness under our former credit facility, redeem all of our 14% senior subordinated notes due September 29, 2008, redeem all of Buffets Holdings' 16% senior subordinated notes due September 29, 2008, pay accrued interest, related prepayment fees and a portion of the related redemption fees, make a distribution to Buffets Holdings and pay transaction fees and expenses related to the Refinancing Transactions.

     The following table presents a summary of the sources and uses of funds relating to the Refinancing Transactions:

                 SOURCES OF FUNDS:
                                   (IN MILLIONS)
                                   -------------
    Cash on hand.................     $ 15.4
    New credit facility:
      Revolver(1)................         --
      Term loan(2)...............      245.0
    11 1/4% senior subordinated
      notes due 2010, referred to
      as the initial notes in
      this prospectus............      221.2

                                      ------
         Total sources...........     $481.6
                                      ======

                USES OF FUNDS:
                                 (IN MILLIONS)
                                 -------------
Repay former credit
  facility(1)(3).............       $216.2
Redeem 14% senior
  subordinated notes(4)(5)...         82.7
Redeem 16% senior
  subordinated notes of
  Buffets Holdings(5)(6).....         17.6
Distribution to Buffets
  Holdings(7)................        150.0
Transaction fees and
  expenses(5)(8).............         15.1
                                    ------
     Total uses..............       $481.6
                                    ======

---------------
(1) Under the new credit facility, we have revolving loan availability of $30.0 million and a letter of credit facility of $20.0 million. As part of the Refinancing Transactions, approximately $17.4 million of letters of credit were issued under the new credit facility to replace our former letters of credit. See "Description of Other Indebtedness."

(2) The term loan under our new credit facility matures in seven years, with installment repayments equal to 1% of the principal amount during each of the first six years and the balance payable in the final year of the loan. See "Description of Other Indebtedness."

(3) The term loans under our former credit facility bore interest at floating rates. As of June 28, 2002, the rate on the term loan A was 4.98%, and the rate on the term loan B was 5.72%. The term loans had quarterly installment payments. The term loan A would have matured on September 30, 2005, and the term loan B would have matured on March 31, 2007.

(4) $80.0 million aggregate principal amount of 14% senior subordinated notes due September 29, 2008 was issued on October 2, 2000.

(5) In connection with the early redemption of our 14% senior subordinated notes and Buffets Holdings' 16% senior subordinated notes due September 29, 2008, we agreed to pay redemption fees of $18.0 million. Of such redemption fees, $1.0 million was paid at the closing of the Refinancing Transactions out of the net proceeds from the Refinancing Transactions and is accounted for in the table above as transaction fees and expenses. The remaining balance is not included in the table above and will be paid in periodic installments with the final payment deferrable at our option until June 30, 2003. See

    "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(6) $15.0 million aggregate principal amount of, together with cumulative accrued interest on, 16% senior subordinated notes due September 29, 2008 issued on October 2, 2000 by Buffets Holdings.

(7) Buffets Holdings applied the proceeds received from us to repurchase its preferred stock warrants and redeem shares of its capital stock in a total amount of approximately $115.4 million and to make distributions to its stockholders.

(8) The transaction fees and expenses include the initial purchasers' discount.

                                 CAPITALIZATION


     The table below sets forth our actual cash and cash equivalents, debt and shareholder's equity at September 25, 2002. See "Selected Historical Consolidated Financial Data" and "Description of Other Indebtedness." The table below is presented and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.



                                                               AT SEPTEMBER 25, 2002
                                                              -----------------------
                                                              (DOLLARS IN THOUSANDS)
CASH AND CASH EQUIVALENTS...................................         $ 25,994
                                                                     ========
DEBT:
  New credit facility(1):
     Term loans.............................................         $245,000
  11 1/4% senior subordinated notes due 2010(2).............          221,387
                                                                     --------
     Total debt.............................................          466,387
                                                                     --------
SHAREHOLDER'S DEFICIT:
  Common stock ($.01 par value, 100 shares authorized; 100
     shares issued and outstanding).........................               --
  Accumulated deficit.......................................           (1,893)
                                                                     --------
     Total shareholder's deficit............................           (1,893)
                                                                     --------
     Total capitalization...................................         $464,494
                                                                     ========


---------------
(1) Concurrent with the closing of the offering of initial notes, we entered into a new credit facility that provides for a revolving loan facility of $30.0 million, a letter of credit facility of $20.0 million and a term loan of $245.0 million. See "Use of Proceeds" and "Description of Other Indebtedness."

(2) Reflects the issuance of $230.0 million aggregate principal amount of initial notes at 96.181% of the principal amount thereof.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our unaudited pro forma condensed consolidated statement of operations for the 26-week transitional period ended July 3, 2002 and the fiscal year ended January 2, 2002.

     The unaudited pro forma financial information gives effect to the following transactions:

     - entering into the new credit facility to provide for a revolving loan facility of $30.0 million, a letter of credit facility of $20.0 million and a $245.0 million term loan,

     - the offering of the initial notes, and

     - the application of our cash on hand, the proceeds from the offering of the initial notes and the borrowing of the $245.0 million term loan under our new credit facility to repay all of the outstanding indebtedness under our former credit facility, redeem all of our 14% senior subordinated notes due September 29, 2008, redeem all of Buffets Holdings' 16% senior subordinated notes due September 29, 2008, pay a portion of the related redemption fees, make a distribution to Buffets Holdings and pay transaction fees and expenses related to the Refinancing Transactions.

     The unaudited pro forma condensed consolidated statements of operations for the 26-week transitional period ended July 3, 2002 and the fiscal year ended January 2, 2002 give effect to the above transactions as if they had occurred at the beginning of the period presented.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                         BUFFETS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 26-WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002

                                                                         PRO FORMA
                                                           HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                           ----------   -----------      ---------
                                                                   (DOLLARS IN THOUSANDS)
Restaurant sales.........................................   $527,084      $    --        $527,084
Restaurant costs.........................................    445,570           --         445,570
Advertising expenses.....................................     13,696           --          13,696
General and administrative expenses......................     25,554           --          25,554
                                                            --------      -------        --------
Operating income.........................................     42,264           --          42,264
Interest expense.........................................     15,138        5,708 (1)      20,846
Interest income..........................................       (274)          --            (274)
Loss related to refinancing..............................     38,476      (38,476)(3)          --
Other income.............................................       (598)          --            (598)
                                                            --------      -------        --------
Income (loss) before income tax expense (benefit)........    (10,478)      32,768          22,290
Income tax expense (benefit).............................     (3,450)      12,140 (2)       8,690
                                                            --------      -------        --------
Net income (loss)........................................   $ (7,028)     $20,628        $ 13,600
                                                            ========      =======        ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

                         BUFFETS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 2, 2002

                                                                      PRO FORMA
                                                        HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                        ----------   -----------      ----------
                                                                 (DOLLARS IN THOUSANDS)
Restaurant sales......................................  $1,044,734    $     --        $1,044,734
Restaurant costs......................................     887,476          --           887,476
Advertising expenses..................................      26,233          --            26,233
General and administrative expenses...................      50,320          --            50,320
Goodwill amortization.................................      10,942          --            10,942
                                                        ----------    --------        ----------
Operating income......................................      69,763          --            69,763
Interest expense......................................      43,511       6,144 (1)        49,655
Interest income.......................................        (804)         --              (804)
Other income..........................................      (1,040)         --            (1,040)
                                                        ----------    --------        ----------
Income (loss) before income tax expense (benefit).....      28,096      (6,144)           21,952
Income tax expense (benefit)..........................      15,388      (2,396)(2)        12,992
                                                        ----------    --------        ----------
Net income (loss).....................................  $   12,708    $ (3,748)       $    8,960
                                                        ==========    ========        ==========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

                         BUFFETS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

     (1) Adjustment to account for changes in interest expense:

                                                               26-WEEK
                                                             TRANSITIONAL
                                                                PERIOD        FISCAL YEAR
                                                                ENDED            ENDED
                                                             JULY 3, 2002   JANUARY 2, 2002
                                                             ------------   ---------------
                                                                 (DOLLARS IN THOUSANDS)
Additional interest expense on the notes (at 11 1/4% per
  annum)...................................................    $12,938         $ 25,875
Accretion of original issue discount on the notes(A).......        336              671
Additional interest expense on term loan borrowings under
  the new credit facility (at 6.38% for 26-week
  transitional period ended July 3, 2002 and 8.38% for
  fiscal year ended January 2, 2002)(B)(C).................      7,816           20,531
Elimination of interest expense on term loan A under former
  credit facility..........................................     (3,318)         (12,041)
Elimination of interest expense on term loan B under former
  credit facility..........................................     (3,924)         (12,612)
Reduction in amortization of debt issue costs associated
  with the Refinancing Transactions and accretion of
  original issue discount associated with former debt......     (1,340)          (2,680)
Elimination of interest expense on 14% senior subordinated
  notes....................................................     (5,600)         (11,200)
Elimination of interest expense on 16% senior subordinated
  notes of Buffets Holdings................................     (1,200)          (2,400)
                                                               -------         --------
     Total adjustment to interest expense, net.............    $ 5,708         $  6,144
                                                               =======         ========

---------------
     (A) Accretion of original discount on the notes is calculated using the effective interest method.

     (B) Adjustments to reflect weighted average borrowing costs using approximate historical interest rates in accordance with the terms of our new credit facility (LIBOR plus 3.5%).

     (C) If these rates were to be 0.25% higher or lower, cash interest expense would increase or decrease by $306,250 for the 26-week transitional period ended July 3, 2002 and $612,500 for the fiscal year ended January 2, 2002.

     (2) Adjustments to reflect taxes on the lower pro forma income before income taxes at an assumed tax rate of 39.0%.


     (3) Adjustment to reflect elimination of non-recurring expense associated with the Refinancing Transactions. In connection with the Refinancing Transactions, we incurred a loss of $38.5 million. The loss related to refinancing consisted of $20.5 million for the prepayment redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to holders of the common stock warrants and $0.8 million in expenses. The loss related to refinancing has been eliminated from the unaudited pro forma condensed consolidated statement of operations for the 26-week transitional period ended July 3, 2002 as the amount is a non-recurring expense.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The table below presents our selected historical consolidated financial and other data for the fiscal years ended December 31, 1997, December 30, 1998 and December 29, 1999, the period from December 30, 1999 to October 1, 2000, the period from October 2, 2000 to January 3, 2001, the fiscal year ended January 2, 2002, the 28 weeks ended July 18, 2001, the 26-week transitional period ended July 3, 2002, the 12 weeks ended October 10, 2001 and the 12 weeks ended September 25, 2002. The balance sheet data as of December 31, 1997, December 30, 1998, December 29, 1999 and October 1, 2000 and the statement of operations data for the fiscal years ended December 31, 1997 and December 30, 1998 were derived from our financial statements audited by Deloitte & Touche LLP, which are not included in this prospectus. The balance sheet data as of January 3, 2001, January 2, 2002 and July 3, 2002 and the statement of operations data for the fiscal year ended December 29, 1999, for the period from December 30, 1999 to October 1, 2000, for the period from October 2, 2000 to January 3, 2001, for the fiscal year ended January 2, 2002 and for the 26-week transitional period ended July 3, 2002 were derived from our financial statements audited by Deloitte & Touche LLP included in this prospectus. All full fiscal years presented below included 52 weeks. The financial data as of and for the 28 weeks ended July 18, 2001, the 12 weeks ended October 10, 2001 and the 12 weeks ended September 25, 2002 have been derived from our unaudited consolidated financial statements for these periods, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.


     On October 2, 2000, Buffets Holdings, a company organized by Caxton-Iseman Capital, acquired us in a buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholder's equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 in this prospectus is presented in two periods -- the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                          PREDECESSOR                                       SUCCESSOR
                                   ---------------------------------------------------------   ------------------------------------
                                                                                PERIOD FROM    PERIOD FROM
                                   FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    DECEMBER 30,   OCTOBER 2,    FISCAL YEAR   28 WEEKS
                                      ENDED          ENDED          ENDED         1999 TO        2000 TO        ENDED       ENDED
                                   DECEMBER 31,   DECEMBER 30,   DECEMBER 29,    OCTOBER 1,    JANUARY 3,    JANUARY 2,    JULY 18,
                                       1997           1998           1999           2000          2001          2002         2001
                                   ------------   ------------   ------------   ------------   -----------   -----------   --------
                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Restaurant sales................    $808,529       $868,858       $936,854       $781,153      $ 239,370    $1,044,734    $567,821
 Restaurant costs................     712,004        745,282        800,255        657,873        204,767       887,476    482,862
 Advertising expenses............       9,368         17,247         22,491         20,858          5,338        26,233     15,038
 General and administrative
   expenses......................      38,440         43,071         47,857         39,217         12,204        50,320     26,291
 Goodwill amortization...........         350            459            637            878          2,543        10,942      6,155
 Impairment of assets and site
   closing costs.................       1,500          1,538          1,966             --             --            --         --
 Acquisition-related costs.......          --             --             --         14,902             --            --         --
                                     --------       --------       --------       --------      ---------    ----------    --------
 Operating income................      46,867         61,261         63,648         47,425         14,518        69,763     37,475
 Interest expense................       3,541          3,310          3,014          1,993         13,092        43,511     24,939
 Interest income.................      (1,668)        (4,048)        (4,929)        (4,661)          (281)         (804)      (375)
 Loss related to refinancing.....          --             --             --             --             --            --         --
 Other income....................      (1,514)        (1,727)        (1,679)        (1,126)          (340)       (1,040)      (758)
                                     --------       --------       --------       --------      ---------    ----------    --------
 Income (loss) before income tax
   expense (benefit).............      46,508         63,726         67,242         51,219          2,047        28,096     13,669
 Income tax expense (benefit)....      17,910         24,375         24,800         19,974          1,468        15,388      7,786
                                     --------       --------       --------       --------      ---------    ----------    --------
 Net income (loss)...............    $ 28,598       $ 39,351       $ 42,442       $ 31,245      $     579    $   12,708    $ 5,883
                                     ========       ========       ========       ========      =========    ==========    ========

                                                   SUCCESSOR
                                   ------------------------------------------
                                     26-WEEK
                                   TRANSITIONAL    12 WEEKS       12 WEEKS
                                   PERIOD ENDED      ENDED          ENDED
                                     JULY 3,      OCTOBER 10,   SEPTEMBER 25,
                                       2002          2001           2002
                                   ------------   -----------   -------------

STATEMENT OF OPERATIONS DATA:
 Restaurant sales................    $527,084      $245,245       $235,498
 Restaurant costs................     445,570       208,770        200,793
 Advertising expenses............      13,696         6,052          6,759
 General and administrative
   expenses......................      25,554        10,961         10,758
 Goodwill amortization...........          --         2,483             --
 Impairment of assets and site
   closing costs.................          --            --             --
 Acquisition-related costs.......          --            --             --
                                     --------      --------       --------
 Operating income................      42,264        16,979         17,188
 Interest expense................      15,138         9,427          9,893
 Interest income.................        (274)         (229)          (120)
 Loss related to refinancing.....      38,476            --             --
 Other income....................        (598)         (305)          (202)
                                     --------      --------       --------
 Income (loss) before income tax
   expense (benefit).............     (10,478)        8,086          7,617
 Income tax expense (benefit)....      (3,450)        4,387          2,725
                                     --------      --------       --------
 Net income (loss)...............    $ (7,028)     $  3,699       $  4,892
                                     ========      ========       ========

                                                          PREDECESSOR                                       SUCCESSOR
                                   ---------------------------------------------------------   ------------------------------------
                                                                                PERIOD FROM    PERIOD FROM
                                   FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    DECEMBER 30,   OCTOBER 2,    FISCAL YEAR   28 WEEKS
                                      ENDED          ENDED          ENDED         1999 TO        2000 TO        ENDED       ENDED
                                   DECEMBER 31,   DECEMBER 30,   DECEMBER 29,    OCTOBER 1,    JANUARY 3,    JANUARY 2,    JULY 18,
                                       1997           1998           1999           2000          2001          2002         2001
                                   ------------   ------------   ------------   ------------   -----------   -----------   --------
                                                                                  (DOLLARS IN THOUSANDS)
CASH FLOW AND OTHER FINANCIAL
 DATA:
 Capital expenditures(1).........    $ 42,452       $ 51,567       $ 74,230       $ 35,596      $  14,389    $   38,096    $20,352
 Depreciation and amortization...      41,192         42,206         43,026         32,368         11,311        53,404     29,007
 Cash flow from operating
   activities....................      75,621        112,161         90,561         87,822         25,347        69,003     35,560
 Cash flow from (used in)
   investing activities..........     (42,452)       (51,567)       (74,230)       (37,013)         4,540         2,575    (21,190)
 Cash flow from (used in)
   financing activities..........        (911)        (9,566)       (38,129)         1,534       (138,794)      (59,719)   (14,000)
 EBITDA(2).......................      91,879        107,380        109,911         96,577         26,374       125,042     67,632
 Ratio of earnings to fixed
   charges(3)....................         9.9x          23.5x          33.8x          91.1x           1.1x          1.6x       1.5x
 Pro forma ratio of earnings to
   fixed charges(5)..............                                                                                   1.4x
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash and cash equivalents.......    $ 43,030       $ 94,058       $ 72,260       $124,603      $  15,696    $   27,555    $16,066
 Working capital(6)..............     (61,208)       (63,709)       (70,779)       (78,902)       (70,140)      (65,437)   (69,008)
 Total assets....................     403,576        466,849        477,635        530,846        683,823       637,778    670,358
 Total debt(7)...................      46,693         44,405         42,151         41,133        405,074       348,220    392,172
 Total shareholder's equity
   (deficit).....................     266,687        299,725        306,383        346,412        135,950       148,658    141,833

                                                   SUCCESSOR
                                   ------------------------------------------
                                     26-WEEK
                                   TRANSITIONAL    12 WEEKS       12 WEEKS
                                   PERIOD ENDED      ENDED          ENDED
                                     JULY 3,      OCTOBER 10,   SEPTEMBER 25,
                                       2002          2001           2002
                                   ------------   -----------   -------------

CASH FLOW AND OTHER FINANCIAL
 DATA:
 Capital expenditures(1).........    $ 14,280      $  6,242       $  5,323
 Depreciation and amortization...      20,409        12,038          9,268
 Cash flow from operating
   activities....................      39,658        18,729         25,785
 Cash flow from (used in)
   investing activities..........     (11,337)       (6,540)        (5,552)
 Cash flow from (used in)
   financing activities..........     (47,572)       (4,500)        (2,543)
 EBITDA(2).......................      64,161        29,508         26,973
 Ratio of earnings to fixed
   charges(3)....................         -(4)          1.8x           1.7x
 Pro forma ratio of earnings to
   fixed charges(5)..............         2.0x
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash and cash equivalents.......    $  8,304      $ 23,755       $ 25,994
 Working capital(6)..............     (76,253)      (69,394)       (84,529)
 Total assets....................     615,626       669,014        624,322
 Total debt(7)...................     466,217       388,142        466,387
 Total shareholder's equity
   (deficit).....................      (6,785)      145,532         (1,893)


---------------

(1) Capital expenditures include restaurant facilities acquired through business combinations in fiscal 1998 and fiscal 1999.

(2) EBITDA represents earnings before net interest expense, taxes, depreciation, amortization, acquisition-related costs, non-cash deferred rental expense and loss related to refinancing. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the EBITDA measure presented above may not be comparable to similarly titled measures of other companies. The following table summarizes our computation of EBITDA:

                                                      PREDECESSOR                           SUCCESSOR
                                       ------------------------------------------   -------------------------

                                                                     PERIOD FROM    PERIOD FROM
                                       FISCAL YEAR    FISCAL YEAR    DECEMBER 30,   OCTOBER 2,    FISCAL YEAR
                                          ENDED          ENDED         1999 TO        2000 TO        ENDED
                                       DECEMBER 30,   DECEMBER 29,    OCTOBER 1,    JANUARY 3,    JANUARY 2,
                                           1998           1999           2000          2001          2002
                                       ------------   ------------   ------------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
       Net income (loss).............    $ 39,351       $ 42,442       $31,245        $   579      $ 12,708
        Adjustments:
          Interest expense, net......        (738)        (1,915)       (2,668)        12,811        42,707
          Income tax expense
           (benefit).................      24,375         24,800        19,974          1,468        15,388
          Depreciation and
           amortization..............      42,206         43,026        32,368         11,311        53,404
          Non-cash deferred rental
           expense...................       2,186          1,558           756            205           835
          Acquisition-related
           costs.....................          --             --        14,902             --            --
          Loss related to
           refinancing...............          --             --            --             --            --
                                         --------       --------       -------        -------      --------
       EBITDA........................    $107,380       $109,911       $96,577        $26,374      $125,042
                                         ========       ========       =======        =======      ========

                                                             SUCCESSOR
                                       -----------------------------------------------------
                                                    26-WEEK
                                                  TRANSITIONAL
                                       28 WEEKS      PERIOD       12 WEEKS       12 WEEKS
                                        ENDED        ENDED          ENDED          ENDED
                                       JULY 18,     JULY 3,      OCTOBER 10,   SEPTEMBER 25,
                                         2001         2002          2001           2002
                                       --------   ------------   -----------   -------------
                                       (DOLLARS IN THOUSANDS)
       Net income (loss).............  $ 5,883      $(7,028)       $ 3,699        $ 4,892
        Adjustments:
          Interest expense, net......   24,564       14,864          9,198          9,773
          Income tax expense
           (benefit).................    7,786       (3,450)         4,387          2,725
          Depreciation and
           amortization..............   29,007       20,409         12,038          9,268
          Non-cash deferred rental
           expense...................      392          890            186            315
          Acquisition-related
           costs.....................       --           --             --             --
          Loss related to
           refinancing...............       --       38,476             --             --
                                       -------      -------        -------        -------
       EBITDA........................  $67,632      $64,161        $29,508        $26,973
                                       =======      =======        =======        =======


(3) "Fixed charges" is the sum of our interest expense, less interest income, less OID amortization, less debt issuance cost amortization, plus capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus interest in rental expense. "Earnings" is the sum of our pretax income before minority interest, plus fixed charges, plus amortization of capitalized interest, less capitalized interest, less minority interest in pre-tax income of subsidiaries that had not incurred fixed charges.

(4) Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $10.8 million for that period.

(5) The pro forma ratio of earnings to fixed charges gives effect to the Refinancing Transactions as if they had occurred at the beginning of the period presented.

(6) Working capital is current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt and capital lease obligations. For a detailed discussion of our negative working capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(7) Total debt represents the amount of our long-term debt and capitalized lease obligations, including current maturities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See "Forward-Looking Statements."

GENERAL


     We are one of the largest restaurant operators in the United States and the leader in the buffet/cafeteria segment of the restaurant industry, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of September 25, 2002, we had 393 company-owned restaurant locations and 23 franchised locations in 39 states.


     We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, we completed our initial public offering and were listed on the Nasdaq National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, Buffets was acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, in a buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholder's equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 in this prospectus is presented in two periods -- the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

     Our fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. Fiscal year 2001 consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our fiscal year ended on the Wednesday nearest December 31 of each year and each fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

     The following is a description of the line items from our statements of operations:

     - We recognize as restaurant sales the proceeds from the sale of food and beverages at our company-owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates when the gift certificates are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates is included in accrued liabilities on our balance sheet. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. Management recognizes royalty fees as other income based on the sales reported at the franchise restaurants.

     - Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

     - Advertising expenses reflect all advertising and promotional costs.

     - General and administrative expenses reflect all costs, other than marketing expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

     - Goodwill amortization through January 2, 2002 reflects the amortization of the excess of cost over fair market value of assets and is recognized on a straight-line basis, over a 15- to 30-year life.

     - Impairment of assets and site closing costs reflect fair market adjustments to the carrying value of long-lived assets and anticipated closure costs for units where management has determined a plan for closure of a restaurant.

     - Acquisition-related costs reflect transaction and other costs associated with our buyout from public shareholders in October 2000.

     - Interest expense reflects interest costs incurred plus amortization of debt issuance costs and accretion of original issuance discount on our 14% senior subordinated notes and Buffets Holdings' 16% senior subordinated notes.

     - Interest income reflects interest earned on our short-term investments.

     - Loss related to refinancing reflects transaction and other costs associated with the Refinancing Transactions described in the "Prospectus Summary."

     - Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe's joint venture.

     - Provision (benefit) for income taxes reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

     We believe the following critical accounting policies affect management's significant estimates and assumptions used in the preparation of our consolidated financial statements.

  Recoverability of Long-Lived Assets


     Management periodically evaluates long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. Management evaluates groups of assets together at the individual restaurant level, which is considered to be the lowest level for which there are identifiable cash flows. A specific restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly relating to that restaurant, including disposal value, if any, is less than the carrying amount of that restaurant. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Management determines fair value based on quoted market prices in active markets, if available. If quoted market prices are not available, management estimates the fair value of a restaurant based on either the best information available, including prices for similar assets, or the results of valuation techniques, such as discounted estimated future cash flows, as if the decision to continue to use the impaired restaurant was a new investment decision. Management measures the fair value of a restaurant by discounting estimated future cash flows. Considerable management judgment is necessary to estimate the discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. We had no impairment write-downs for the fiscal year ended January 2, 2002 or the 12 weeks ended September 25, 2002. During the 26-week transitional period ended July 3, 2002, we expensed approximately $1.1 million relating to the impairment of long-lived assets associated with 12 restaurants.

  Goodwill and Other Intangible Assets


     Through the end of the fiscal year ended January 2, 2002, we recorded goodwill which represented the excess of our acquisition cost over the fair market value of the net assets acquired. We amortized that goodwill on a straight-line basis over a 15- to 30-year life. However, on January 3, 2002, we began applying the new rules on accounting for goodwill and other intangible assets issued by the Financial Accounting Standards Board in SFAS No. 142 "Goodwill and Other Intangible Assets." As a result of the application of these new rules, amortization of goodwill was reduced by approximately $5.4 million for the 26-week transitional period ended July 3, 2002 and $2.5 million for the 12 weeks ended September 25, 2002 because intangible assets with indefinite lives, such as goodwill, are no longer amortized. However, the assets will be reviewed for impairments on an annual basis.


RESULTS OF OPERATIONS


     The following discussion reflects our historical results for the fiscal year ended December 29, 1999, the period from December 30, 1999 to October 1, 2000, the period from October 2, 2000 to January 3, 2001, the fiscal year ended January 2, 2002, the 28-weeks ended July 18, 2001, the 26-week transitional period ended July 3, 2002, the 12 weeks ended October 10, 2001 and the 12 weeks ended September 25, 2002.



     On October 2, 2000, Buffets Holdings, Inc., a company organized by Caxton-Iseman Capital, Inc., acquired us in a buyout from public shareholders. Periods prior to October 2, 2000 represent the accounts of the predecessor while periods subsequent to October 2, 2000 represent the accounts of the successor. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholder's equity, our financial statements for the predecessor and the successor are not comparable. Accordingly, the following discussion does not compare the historical results of the predecessor and the successor.



     Our future results may not be consistent with our historical results. The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.



  For the 12 Weeks Ended September 25, 2002 (Successor) Compared to the 12 Weeks Ended October 10, 2001 (Successor)



     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:



                                                     (Successor)           (Successor)
                                                       12 WEEKS              12 WEEKS
                                                        ENDED                 ENDED
                                                   OCTOBER 10, 2001     SEPTEMBER 25, 2002
                                                   ----------------     ------------------
                                                           (DOLLARS IN THOUSANDS)
Restaurant sales.................................  $245,245   100.0%    $235,498    100.0%
Restaurant costs.................................   208,770    85.1      200,793     85.3
Advertising expenses.............................     6,052     2.5        6,759      2.9
General and administrative expenses..............    10,961     4.5       10,758      4.6
Goodwill amortization............................     2,483     1.0           --       --
                                                   --------             --------
Operating income.................................    16,979     6.9       17,188      7.2
Interest expense.................................     9,427     3.8        9,893      4.2
Interest income..................................      (229)   (0.1)        (120)    (0.1)
Other income.....................................      (305)   (0.1)        (202)    (0.1)
                                                   --------             --------
Income before income taxes.......................     8,086     3.3        7,617      3.2
Income tax expense...............................     4,387     1.8        2,725      1.1
                                                   --------             --------
  Net income.....................................  $  3,699     1.5     $  4,892      2.1
                                                   ========             ========



     Restaurant Sales. Restaurant sales for the 12 weeks ended September 25, 2002 decreased $9.7 million, or 4.0%, compared with the 12 weeks ended October 10, 2001. Most of the decline in sales was due to a 2.8% decrease in same-store sales that was comprised of a 4.8% decline in guest count partially offset by a 2.0% increase in pricing. Average weekly sales for the first quarter of fiscal 2003 were $50,000, representing an increase of 0.2% over the comparable prior year period.



     The Company currently expects same-store sales for the second quarter of the 2003 fiscal year (the 12-week period to end on December 18, 2002) to decline by approximately 3.5% to 4.0% versus the comparable period in 2001. Our traffic counts, and those of our segment, became soft this summer and continue to run at rates below those experienced in 2001. We believe a number of factors have contributed to this decline, including:



     - The softness of the broader U.S. economy



     - Reduced discretionary income among senior citizens associated with market trends over the past two years and current investment yields



     - A general "cocooning" experienced among restaurant operators as consumers focused on family and home as a response to political and economic turmoil.



     - Financial stress largely focused on the lower middle class, as heavy prior credit card spending and mortgage debt provide limited financial cushion in difficult times.



     Net income for the second quarter of fiscal 2003 is currently expected to be approximately $500,000 versus net income in the comparable quarter of the prior year of approximately $3.1 million. Earnings before interest, taxes, depreciation and amortization are currently expected to be approximately $20 million for the second quarter of 2003 versus approximately $28 million in the comparable quarter in the prior year.



     Restaurant Costs. Restaurant costs for the first quarter of fiscal 2003 increased by 0.2% as a percentage of sales compared with the prior year period primarily due to an increase in rent expense for the 24 restaurant properties that were sold and leased back in December 2001 and February 2002 coupled with an increase in restaurant management compensation, partially offset by a decrease in food costs. The food cost reduction was primarily attributable to an improvement in bread and dairy prices relative to the comparable prior year period. We currently expect food costs to remain stable throughout the second quarter of fiscal 2003. We continue to experience a stable wage environment and expect similar labor costs for the foreseeable future.



     Advertising Expenses. Advertising costs increased 0.4% as a percentage of sales for the first quarter of fiscal 2003 versus the comparable period in 2001. We increased advertising weights in prime time, late news and Hispanic television in a number of markets to provide greater media exposure. Historically, we have seen effectiveness in our television advertising as evidenced by enhanced comparable store performance among units receiving advertising support versus overall system results. We will continue to run increased advertising weights for the next three months and expect advertising costs for the second quarter of fiscal 2003 to approximate those experienced in the first quarter, measured as a percentage of sales.



     General and Administrative Expenses. General and administrative expenses decreased over $200,000 versus the first quarter of last year, but increased 0.1% as a percentage of sales.



     Goodwill Amortization. Goodwill amortization expense decreased 1.0% as a percentage of sales during the 12 weeks ended September 25, 2002 versus the comparable prior year quarter due to the adoption this year of SFAS No. 142, "Goodwill and Intangible Assets," and its non-amortization provisions for goodwill.



     Interest Expense. Interest expense increased 0.4% as a percentage of sales during the first quarter of fiscal 2003 versus the comparable prior year period primarily due to higher weighted average outstanding debt balances.



     Interest Income. Interest income was flat as a percentage of sales between the respective periods.



     Other Income. Other income was flat as a percentage of sales when comparing the 12 weeks ended September 25, 2002 to the comparable prior year period.

     Income Taxes. Income taxes decreased 0.7% as a percentage of sales for the 12 weeks ended September 25, 2002 compared to the 12 weeks ended October 10, 2001 principally due to a decrease in non-deductible goodwill amortization associated with the buyout from public shareholders that resulted in an effective tax rate of 35.8% for the current quarter compared with 54.3% for the prior year period.



  For the 26-Week Transitional Period Ended July 3, 2002 (Successor) Compared to the 28 Weeks Ended July 18, 2001 (Successor)


     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:


                                                                          (Successor)
                                                     (SUCCESSOR)            26-WEEK
                                                       28 WEEKS           TRANSITIONAL
                                                        ENDED             PERIOD ENDED
                                                    JULY 18, 2001         JULY 3, 2002
                                                   ----------------     ----------------
                                                          (DOLLARS IN THOUSANDS)
Restaurant sales.................................  $567,821   100.0%    $527,084   100.0%
Restaurant costs.................................   482,862    85.0      445,570    84.5
Advertising expenses.............................    15,038     2.7       13,696     2.6
General and administrative expenses..............    26,291     4.6       25,554     4.9
Goodwill amortization............................     6,155     1.1           --      --
                                                   --------             --------
Operating income.................................    37,475     6.6       42,264     8.0
Interest expense.................................    24,939     4.4       15,138     2.9
Interest income..................................      (375)   (0.1)        (274)   (0.1)
Loss related to refinancing......................        --      --       38,476     7.3
Other income.....................................      (758)   (0.1)        (598)   (0.1)
                                                   --------             --------
Income (loss) before income taxes................    13,669     2.4      (10,478)   (2.0)
Income tax expense (benefit).....................     7,786     1.4       (3,450)   (0.7)
                                                   --------             --------
     Net income (loss)...........................  $  5,883     1.0     $ (7,028)   (1.3)
                                                   ========             ========



     Restaurant Sales. Restaurant sales for the 26-week transitional period ended July 3, 2002 declined $40.7 million, or 7.2%, compared with the 28 weeks ended July 18, 2001. The decline in sales was mostly due to the reduced number of operating weeks in 2002 versus the comparable period in 2001 associated with our year-end change (two fewer weeks in 2002). Average weekly sales for fiscal 2002 of $51,044 were up 2.5% over average weekly sales for the comparable 28-week period for 2001. Same-store sales for fiscal 2002 were up 0.2% over the comparable period in 2001, reflecting a 2.1% increase in pricing and a 1.9% decline in guest traffic.



     Restaurant Costs. Restaurant costs for fiscal 2002 improved by 0.5% as a percentage of sales compared with the prior year period primarily due to a decrease in food costs, partially offset by an increase in restaurant management compensation and an increase in workers compensation insurance. The food cost reduction was primarily attributable to significant improvement in meat prices experienced during fiscal 2002 as compared to large price spikes incurred in the first half of 2001.



     Advertising Expenses. Advertising costs ran relatively constant as a percentage of sales, approximately 2.6% of sales in fiscal 2002 versus 2.7% in the comparable period in 2001. Approximately 78% of our buffet units received advertising support in fiscal 2002. Same store sales among units receiving advertising support were up 1.9% for fiscal 2002, versus overall system results of only a 0.2% increase.


     General and Administrative Expenses. General and administrative expenses were 4.9% of sales for fiscal 2002 compared with a total of 4.6% for the comparable prior year period primarily due to increased incentive compensation costs and some severance arrangements.

     Goodwill Amortization. Goodwill amortization expense decreased 1.1% as a percentage of sales in fiscal 2002 versus the prior year due to the adoption this year of SFAS No. 142, "Goodwill and Intangible Assets," and its non-amortization provisions for goodwill.

     Interest Expense. Interest expense decreased 1.5% as a percentage of sales during the 26 weeks ended July 3, 2002 versus the comparable prior year period due to lower weighted average outstanding debt balances coupled with a decrease in the senior credit facility's variable interest rates.

     Interest Income. Interest income was flat as a percentage of sales between the respective periods.


     Loss Related to Refinancing. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $.8 million in expenses.


     Other Income. Other income was flat as a percentage of sales when comparing the 26 weeks ended July 3, 2002 to the comparable prior year period.

     Income Taxes. Income taxes decreased 2.1% as a percentage of sales for the 26 weeks ended July 3, 2002 compared to the 28 weeks ended July 3, 2001 principally due to a $24.1 million decrease in pretax income. The effective tax rate for the current period was 32.9% compared with 57.0% for the prior year period, largely due to a decrease in goodwill amortization associated with the buyout from public shareholders.


     For the 52 Weeks Ended January 2, 2002 (Successor) Compared to the Period from October 2, 2000 to January 3, 2001 (Successor)



     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:



                                                            (Successor)          (Successor)
                                                            PERIOD FROM            52 WEEKS
                                                          OCTOBER 2, 2000           ENDED
                                                         TO JANUARY 3, 2001    JANUARY 2, 2002
                                                         ------------------   ------------------
Restaurant sales.......................................  $239,370    100.0%   $1,044,734   100.0%
Restaurant costs.......................................   204,767     85.5       887,476    84.9
Advertising expenses...................................     5,338      2.2        26,233     2.5
General and administrative expenses....................    12,204      5.1        50,320     4.8
Goodwill amortization..................................     2,543      1.1        10,942     1.1
                                                         --------             ----------
Operating income.......................................    14,518      6.1        69,763     6.7
Interest expense.......................................    13,092      5.5        43,511     4.2
Interest income........................................      (281)    (0.1)         (804)   (0.1)
Other income...........................................      (340)    (0.1)       (1,040)   (0.1)
                                                         --------             ----------
Income before income taxes.............................     2,047      0.8        28,096     2.7
Income tax expense.....................................     1,468      0.6        15,388     1.5
                                                         --------             ----------
     Net income........................................  $    579      0.2    $   12,708     1.2
                                                         ========             ==========



     Restaurant Sales. Restaurant sales for the 52 weeks ended January 2, 2002 were approximately $1.04 billion compared to approximately $239.4 million for the period from October 2, 2000 to January 3, 2001. Average weekly sales for fiscal 2001 were $49,368 versus $45,464 for the period from October 2, 2000 to January 3, 2001 reflecting, in large part, the seasonality of our average restaurant's sales. Comparable store sales for fiscal 2001 improved 2.1%, comprised of a 2.6% increase in same store average guest checks and a 0.5% decline in comparable guest traffic. Comparable store sales improved 0.2% during the period from October 2, 2000 to January 3, 2001, reflecting a 2.4% increase in comparable store guest checks and a 2.2% decrease in same store guest counts.



     Restaurant Costs. Restaurant costs for the 52 weeks ended January 2, 2002 improved 0.6% as a percentage of sales compared to the period from October 2, 2000 to January 3, 2001. Food costs decreased 0.4% as a percentage of sales between fiscal 2001 and the fourth quarter of fiscal 2000 partially due to negotiated savings coupled with improved fixed cost leverage during the peak sales months in late spring and summer. Labor costs improved 0.5% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001, primarily because the fixed managerial salaries are leveraged more efficiently during the peak sales months in the late spring and summer. Direct and occupancy costs increased 0.3% as a percentage of sales principally due to increased utility rates experienced during the first half of fiscal 2001.



     Advertising Expenses. Advertising and media costs increased 0.3% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 due to the seasonality of the advertising programs.



     General and Administrative Costs. General and administrative expenses decreased 0.3% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 principally due to fixed cost leverage gains during the peak sales months in late spring and summer.



     Goodwill Amortization. Goodwill amortization was flat as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 as both periods reflected amortization of the new, recorded basis in goodwill associated with the effects of the buyout from public shareholders.



     Interest Expense. Interest expense decreased 1.3% as a percentage of sales between fiscal 2001 and the fourth quarter of fiscal 2000 in large part due to debt principal paydowns made during fiscal 2001 coupled with a decrease in the senior credit facility's variable interest rates.



     Interest Income. Interest income was flat as a percentage of sales between fiscal 2001 and the period from October 2, 2000 to January 3, 2001.



     Other Income. Other income was flat as a percentage of sales between fiscal 2001 and the fourth quarter of fiscal 2000.



     Income Taxes. Income taxes increased 0.9% as a percentage of sales for fiscal 2001 as compared to the fourth quarter of fiscal 2000 principally due to the increase in pretax income.



 For the Period from December 30, 1999 to October 1, 2000 (Predecessor) Compared to the 52 Weeks Ended December 29, 1999 (Predecessor)



     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:



                                                             (Predecessor)        (Predecessor)
                                                                52 WEEKS           PERIOD FROM
                                                                 ENDED          DECEMBER 30, 1999
                                                           DECEMBER 29, 1999    TO OCTOBER 1, 2000
                                                           ------------------   ------------------
Restaurant sales.........................................  $936,854    100.0%   $781,153    100.0%
Restaurant costs.........................................   800,255     85.4     657,873     84.2
Advertising expenses.....................................    22,491      2.4      20,858      2.7
General and administrative expenses......................    47,857      5.1      39,217      5.0
Goodwill amortization....................................       637      0.1         878      0.1
Impairment and site closing costs........................     1,966      0.2          --       --
Acquisition-related costs................................        --       --      14,902      1.9
                                                           --------             --------
Operating income.........................................    63,648      6.8      47,425      6.1
Interest expense.........................................     3,014      0.3       1,993      0.2
Interest income..........................................    (4,929)    (0.5)     (4,661)    (0.6)
Other income.............................................    (1,679)    (0.2)     (1,126)    (0.1)
                                                           --------             --------
Income before income taxes...............................    67,242      7.2      51,219      6.6
Income tax expense.......................................    24,800      2.7      19,974      2.6
                                                           --------             --------
     Net income..........................................  $ 42,442      4.5    $ 31,245      4.0
                                                           ========             ========



     Restaurant Sales. Restaurant sales for the period from December 30, 1999 to October 1, 2000 of approximately $781.2 million compared to approximately $936.9 million for the 52 weeks ended December 29, 1999. Average weekly sales for the period from December 30, 1999 to October 1, 2000 were

$48,540 versus $46,323 for fiscal 1999 reflecting, in large part, the seasonality of our average restaurant's sales. Comparable store sales for the period from December 30, 1999 to October 1, 2000 improved 3.1%, comprised of a 2.2% increase in same store average guest checks and a 0.9% improvement in comparable guest traffic. Comparable store sales improved 1.9% during fiscal 1999 reflecting a 2.3% increase in comparable store guest checks and a 0.4% decrease in same store guest counts.



     Restaurant Costs. Restaurant costs for the period from December 30, 1999 to October 1, 2000 improved 1.2% as a percentage of sales compared to fiscal 1999. Food costs increased 0.1% as a percentage of sales between the period from December 30, 1999 to October 1, 2000 and fiscal 1999 partially due to reduced fixed cost leverage during our traditionally slower sales months in the late fall and winter. Labor costs improved 0.3% as a percentage of sales between the period from December 30, 1999 to October 1, 2000 and fiscal 1999 primarily due to a productivity improvement initiative implemented in 2000. Direct and occupancy costs decreased 1.0% as a percentage of sales largely due to decreased equipment depreciation expense and reduced pre-opening expenses on a decline in new store openings.



     Advertising Expenses. Advertising and media costs increased 0.3% as a percentage of sales during the period from December 30, 1999 to October 1, 2000 relative to fiscal 1999 due to the seasonality of the advertising programs.



     General and Administrative Costs. General and administrative expenses decreased 0.1% as a percentage of sales during the period from December 30, 1999 to October 1, 2000 relative to fiscal 1999 largely due to fixed cost leverage gains during the peak sales months in late spring and summer.



     Goodwill Amortization. Goodwill amortization was flat as a percentage of sales during the period from December 30, 1999 to October 1, 2000 relative to fiscal 1999.



     Impairment and Site Closing Costs. We recognized approximately $2.0 million in impairment and site closing costs related to the closing of under-performing restaurants during fiscal 1999.



     Acquisition-Related Costs. We recorded acquisition-related costs of approximately $14.9 million during the period from December 30, 1999 to October 1, 2000 in connection with the buyout from public shareholders. The acquisition-related costs were comprised of approximately $6.9 million of transaction-related costs, as well as $3 million in public shareholder litigation settlements and $5 million in risk reserve adjustments that were required as a condition of closing the buyout from public shareholders.



     Interest Expense. Interest expense decreased 0.1% as a percentage of sales between the period from December 30, 1999 to October 1, 2000 and fiscal 1999.



     Interest Income. Interest income increased 0.1% as a percentage of sales between the period from December 30, 1999 to October 1, 2000 and fiscal 1999.



     Other Income. Other income decreased 0.1% as a percentage of sales between the period from December 30, 1999 to October 1, 2000 and fiscal 1999.



     Income Taxes. Income taxes decreased 0.1% as a percentage of sales for the period from December 30, 1999 to October 1, 2000 as compared to fiscal 1999 principally due to a decrease in pretax income.


LIQUIDITY AND CAPITAL RESOURCES


     As of September 25, 2002, we had a $30.0 million revolving credit facility, of which up to $20.0 million was available in the form of letters of credit, that was undrawn as of that date and a separate $20.0 million letter of credit facility with $2.6 million of availability. Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment, the installation of new corporate financial systems and debt service obligations, and we expect this to continue in the foreseeable future. We expect our cash flow from operations and the loan availability under our new credit facility to be our primary source of funds. The undrawn portion of the new revolving credit facility is available to us for general corporate purposes as revolving credit loans or as swingline loans. Letters of credit issued under the revolving loan facility or the letter of credit facility will be available to us to support payment obligations incurred for our general corporate purposes. As of September 25, 2002, we had approximately $17.4 million of letters of credit outstanding under the new letter of credit facility. We currently have, and have historically operated with a sizable negative working capital position. Most sales are cash, or credit with settlement within several days. Vendors are paid on typical terms of approximately 30 to 35 days, while a one- to two-week lag exists on payroll disbursements. Because of this juxtaposition of sales and payment terms, we operate on a negative working capital basis.



     Net cash provided by operating activities was $25.8 million for the 12 weeks ended September 25, 2002, $18.7 million for the 12 weeks ended October 10, 2001, $39.7 million for the 26-week transitional period ended July 3, 2002, $69.0 million for fiscal 2001, $25.3 million for the period from October 2, 2000 to January 3, 2001 and $87.8 million for the period from December 30, 1999 to October 1, 2000. Net cash provided by operating activities exceeded the net income for the periods due principally to the effect of depreciation and amortization, as well as an increase in accrued and other liabilities for 2000, 2001 and 2003, and net losses related to refinancing for 2002.



     Net cash used in investment activities was $5.6 million for the 12 weeks ended September 25, 2002, $6.5 million for the 12 weeks ended October 10, 2001, $11.3 million for the 26 weeks ended July 3, 2002 and $37.0 million for the period from December 30, 1999 to October 1, 2000. Net cash provided by investing activities was $2.6 million for fiscal 2001 and $4.5 million for the period October 2, 2000 to January 3, 2001. In December 2001, we committed to a sale and leaseback transaction with respect to 24 restaurant properties and completed the sale and leaseback of 23 such properties on December 28, 2001. That transaction generated net proceeds of $39.1 million, excluding $0.8 million in capitalized debt issuance costs. In February 2002, we completed the sale and leaseback with respect to the remaining restaurant property. Capital expenditures totaled $5.3 million for the 12 weeks ended September 25, 2002, $6.2 million for the 12 weeks ended October 10, 2001, $14.3 million for the 26 weeks ended July 3, 2002, $38.1 million for fiscal 2001, $14.4 million for the period from October 2, 2000 to January 3, 2001 and $35.6 million for the period from December 30, 1999 to October 1, 2000.



     Net cash used in financing activities totaled $2.5 million for the 12 weeks ended September 25, 2002, $4.5 million for the 12 weeks ended October 10, 2001, $47.6 million for the 26 weeks ended July 3, 2002 and $59.7 million for fiscal 2001, and $138.8 million for the period from October 2, 2000 to January 3, 2001. Net cash provided by financing activities totaled $1.5 million for the period from December 30, 1999 to October 1, 2000. On June 28, 2002, we entered into new debt agreements to refinance our existing debt, make a distribution to Buffets Holdings, and repurchase our outstanding preferred stock warrants. We received $466.2 million in gross proceeds from the issuance of 11 1/4% senior subordinated notes due July 15, 2010 in the principal amount of $230 million, net of discount of $8.8 million, and $245.0 million borrowed under a new $295.0 million senior credit facility. We incurred $14.1 million in transaction fees related to the refinancing transactions. The net proceeds from the new debt agreements, cash on hand and a $17 million short-term redemption fee note payable were used to (i) repay the remaining principal indebtedness under our former credit facility, $212.4 million, (ii) redeem the $80.0 million aggregate principal amount of our 14% senior subordinated notes due September 29, 2008,
(iii) redeem the $15.0 million aggregate principal amount of Buffets Holdings' 16% senior subordinated notes due September 29, 2008 and $2.2 million in deferred interest, (iv) pay $4.3 million in accrued interest, (v) pay $20.5 million in prepayment and make-whole redemption fees, (vi) make a $141.2 million distribution to Buffets Holdings, and (vii) pay $7.2 million to repurchase the preferred stock warrants. In connection with the transactions, we incurred a loss of $38.5 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants, and $0.8 million in expenses. As of September 25, 2002, our debt was $466.4 million, of which $245.0 million was senior indebtedness. Financing activities in fiscal 2001 consisted primarily of scheduled and accelerated repayments of debt and repayment of amounts outstanding under our revolving line of credit. Financing activities for the first quarter of fiscal 2002 related to debt issuance costs associated with the refinancing transactions.

     In connection with the redemption of our 14% senior subordinated notes and Buffets Holdings' 16% senior subordinated notes, we agreed to pay $18.0 million of redemption fees, of which $1.0 million was paid at closing out of the net proceeds of the offering of the initial notes and is accounted for as part of the transaction fees and expenses relating to the Refinancing Transactions. The remaining balance of the redemption fees will be paid in periodic installments as follows: $5.0 million on September 30, 2002; $5.0 million on December 31, 2002; and $7.0 million on January 2, 2003. The final payment of $7.0 million may, at our option, be deferred until the earlier of June 30, 2003 and the date that we first fail to make any payment, regardless of amount, in respect of indebtedness for borrowed money in an outstanding aggregate principal amount in excess of $5.0 million or such indebtedness is accelerated following any default thereunder. We expect to make these periodic installment payments from our cash flow generated from operations. The redemption fees have been recognized as a loss related to refinancing in the 26-week transitional period ended July 3, 2002. The redemption fees have been, and until paid, will continue to be, included in accrued liabilities on our balance sheet.

     As discussed above, on June 28, 2002, we issued $230.0 aggregate principal amount of our 11 1/4% senior subordinated notes due July 15, 2010. Gross proceeds from the offering of the notes were approximately $221.2 million. Interest is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem the notes prior to July 15, 2006, after which we can choose to redeem some or all of the notes at specified redemption prices. The indenture governing the notes contains covenants limiting our ability to (1) incur additional indebtedness,
(2) pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness, (3) make investments, (4) create restrictions on the payment of dividends, (5) engage in transactions with affiliates, (6) sell assets, and (7) consolidate, merge or transfer assets. The payment of principal, premium and interest on the notes is fully and unconditionally guaranteed, jointly and severally, by some of our wholly-owned subsidiaries, namely Distinctive Dining, Inc., Hometown Buffet, Inc., OCB Purchasing Co., OCB Restaurant Co. and Restaurant Innovations, Inc. For further details about the notes and the guaranties, see "Description of the Notes."


     We are currently considering a sale and leaseback transaction with respect to some of our leasehold interests. Under this sale and leaseback transaction, we are proposing to transfer our leasehold interests with respect to approximately 35 restaurants for not less than $28.0 million and to enter simultaneously into a long-term lease for those properties with the initial annual cash rent not to exceed $4.3 million. We are also considering the sale of our 13 Original Roadhouse Grill restaurants. On October 9, 2002, we entered into an exclusive purchase option arrangement with a prospective purchaser for the Original Roadhouse Grill restaurants. The prospective purchaser paid us $1 million in non-refundable fees to obtain exclusive purchase rights for those restaurants through March 14, 2003. Those restaurants generated approximately $9.6 million of restaurant sales and approximately $1.1 million of EBITDA for the 12 weeks ended September 25, 2002. The indenture permits these transactions, and the new credit agreement requires us to make a special prepayment equal to the lesser of the amount of the aggregate net cash proceeds received from these transactions and approximately $34.0 million. See "Description of Other Indebtedness" and "Description of the Notes." Under the new credit agreement, and subject to compliance with the covenants of the indenture governing the notes, we are permitted to make a distribution to our sole shareholder, Buffets Holdings, of up to the sum of (1) the amount by which the net cash proceeds received from the contemplated sale of the Original Roadhouse Grill exceeds 3.7 times the pro forma reduction in EBITDA associated with the contemplated sale and (2) the amount by which the net cash proceeds received from the contemplated sale and leaseback transaction with respect to our leasehold interests in approximately 35 restaurants exceeds 3.7 times the average annual cash rent expense over the life of the new credit agreement.



     During fiscal 2003, we plan to open six buffet restaurants and one non-buffet concept restaurant. We estimate that we will spend approximately $15 million in the aggregate on construction of new restaurants, principally for leasehold improvements. We anticipate spending $13 million to $14 million in remodeling, relocation and improvement costs for existing facilities and an additional $2 million to $3 million for corporate and system investments, including the implementation of a new wide area network.

     For the next twelve months, we believe that cash flow from operations and available borrowing capacity will be adequate to finance these development plans, our on-going operations as well as our debt service obligations. In addition, we may fund restaurant openings through credit received by trade suppliers and landlord contributions.



SEASONALITY AND QUARTERLY FLUCTUATIONS


     Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Our restaurant sales may also be affected by unusual weather patterns, major world events or matters of public interest that compete for customers' attention. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in late April of each year. The impact of these reduced average weekly sales will be mitigated in our future quarterly data presentations through the inclusion of 16 weeks in the quarter ending in late April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters.

NEW ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives, but with no maximum life. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we applied the provisions of SFAS No. 142 beginning January 3, 2002. As of July 3, 2002, we had unamortized goodwill of $312.2 million that will be subject to the provisions of SFAS No. 142. As a result of the application of these new rules, amortization of goodwill was reduced by approximately $5.4 million for the 26-week transitional period ended July 3, 2002. The majority of our other identifiable intangible assets have finite lives. We have determined the impact of adopting SFAS No. 142 will not result in transitional impairment losses as a cumulative effect of a change in accounting principle.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes previous guidance for reporting on the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The adoption of SFAS No. 144 was effective for us beginning on January 3, 2002. SFAS No. 144 had no impact on our historical consolidated results of operations, financial position or cash flow for fiscal 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 123, and Technical Corrections." SFAS No. 145 amended or rescinded accounting and reporting standards for extinguishment of debt, requirements surrounding the transition to the Motor Carrier Act of 1980, and certain lease modifications that had economic effects similar to sale-leaseback transactions. We adopted SFAS No. 145 effective July 3, 2002. Aside from causing the loss related to refinancing to be classified as ordinary expense in our consolidated statements of operations, SFAS No. 145 had no impact on our consolidated results of operations, financial condition or cash flow for fiscal 2002.

     In July, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We do not believe that the adoption of SFAS 146 will have a material impact on our results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Risks. We have interest rate exposure relating to a portion of our long-term obligations. Prior to the Refinancing Transactions, the interest rate on the $80.0 million outstanding principal amount of our 14% senior subordinated notes and Buffets Holdings' 16% senior subordinated notes was fixed and the interest rates on the term loan A and term loan B under our former credit facility were affected by changes in the market interest rates. Subsequent to the Refinancing Transactions, our 11.25% senior subordinated notes were fixed and the interest rates on the term loans under our new credit facility were variable. A 1% change in interest rates on our variable rate debt would have resulted in our interest rate expense fluctuating by approximately $0.8 million for fiscal 2000, $2.9 million for fiscal 2001 and $1.2 million for the 26-week transitional period ended July 3, 2002. The interest rate on the $245.0 million aggregate principal amount of our term loan and the outstanding balance of our revolving loan, if any, under the new credit facility will be affected by changes in the market interest rates.

     Food Commodity Risks. Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control. To control this risk in part, we have fixed price purchase commitments with terms of one year or less for some key food and supplies from vendors who supply our national food distributor. In addition, we believe that substantially all of our food and supplies are available from several sources, which helps to control food commodity risks. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed, in response to food product price increases within the range that has been experienced historically. To compensate for a hypothetical price increase of 10% for food and beverages, we would need to increase menu prices by an average of 3.3% percent. Our average price increases in our buffet operations have been 2.1% for the 26-week transitional period ended July 3, 2002, 2.9% in fiscal 2001 and 2.1% in combined fiscal 2000. Accordingly, we believe that a hypothetical 10% increase in food product costs would not have a material effect on our operating results.

CONTRACTUAL OBLIGATIONS

     The following table provides aggregate information about our material contractual payment obligations and the fiscal year in which these payments are due:

                          PAYMENTS DUE BY FISCAL YEAR


                           2003      2004      2005      2006     THEREAFTER     TOTAL
                          -------   -------   -------   -------   ----------   ----------
                                                  (IN THOUSANDS)
Long-term debt(1).......  $ 2,450   $ 2,450   $ 2,450   $ 2,450    $465,200    $  475,000
Operating leases(2).....   49,686    49,318    47,680    45,560     312,524       504,768
Advisory fees(3)........    3,388     3,363     3,338     3,213          --        13,302
Redemption fees(4)......   17,000        --        --        --          --        17,000
                          -------   -------   -------   -------    --------    ----------
     Total Contractual
       Cash
       Obligations......  $72,524   $55,131   $53,468   $51,223    $777,724    $1,010,070
                          =======   =======   =======   =======    ========    ==========


---------------
(1) Long-term debt payments for fiscal 2003 and beyond represent the required debt payments on our new credit facility and the notes.

(2) See Note 10 to our consolidated financial statements included elsewhere in this prospectus for details of our operating lease obligations.

(3) The advisory fees comprise our contractual obligation to pay annual advisory fees to each of Roe H. Hatlen, Sentinel Capital Partners, L.L.C. and Caxton-Iseman Capital. See "Certain Relationships and Related Transactions." Under the terms of these agreements, Mr. Hatlen and Sentinel Capital are each paid a fixed-price annual fee. The fee of Caxton-Iseman is calculated as a percentage of our earnings before interest, taxes, depreciation and amortization, which in fiscal 2001 resulted in a payment of $2.9 million. This figure has been used as an estimate for our obligations under that agreement for fiscal 2003 and each fiscal year thereafter. The agreements with Caxton-Iseman and

    Sentinel Capital are of perpetual duration, and hence no estimate of the aggregate amount of future obligations (represented in the "Thereafter" column, above) is provided.


(4) The redemption fees, comprising outstanding fees in connection with the early redemption of our 14% senior subordinated notes and Buffets Holdings' 16% senior subordinated notes, are due in three installments throughout fiscal 2003.


OTHER COMMERCIAL COMMITMENTS

     The following table provides aggregate information about our commercial commitments and the fiscal year in which they expire:

                 AMOUNT OF COMMITMENT EXPIRATION BY FISCAL YEAR

                                        2003     2004   2005   2006   THEREAFTER    TOTAL
                                       -------   ----   ----   ----   ----------   -------
                                                         (IN THOUSANDS)
Letters of credit(1).................  $17,405    $--    $--    $--      $ --      $17,405
Management loan guarantees(2)........       --    --     --     --        549          549
                                       -------    --     --     --       ----      -------
     Total Commercial Commitments:...  $17,405    $--    $--    $--      $549      $17,954
                                       =======    ==     ==     ==       ====      =======

---------------
(1) Contemporaneous with the closing of the Refinancing Transactions, we rolled over $17.4 million of letters of credit into our new letter of credit facility. The outstanding letters of credit are payable at various times with final payments becoming due in May 2003. The new letter of credit facility had $2.6 million of availability immediately after the closing of the Refinancing Transactions.

(2) The management loan guarantees comprise our guarantee on loans provided by U.S. Bank to each of David Goronkin and R. Michael Andrews, Jr. See "Certain Relationships and Related Transactions."

                                    BUSINESS

OUR COMPANY


     We are one of the largest restaurant operators in the United States and the leader in the buffet/ cafeteria segment of the restaurant industry, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of September 25, 2002, we had 393 company-owned restaurants and 23 franchised locations in 39 states. Either Old Country Buffet or HomeTown Buffet has been ranked the #1 or #2 restaurant chain for best value since 1992, according to surveys conducted by Restaurants and Institutions magazine. We grew comparable store sales for the 19 consecutive quarters ending April 24, 2002. However, comparable store sales declined 0.5% for the 10-week quarter ended July 3, 2002 and 2.8% for the quarter ended September 25, 2002 and we currently expect same store sales for the quarter ended December 18, 2002 to decline by approximately 3.5% to 4.0% versus the comparable period in 2001. For fiscal 2001, we served over 150 million customers and generated net sales of over $1.0 billion, net income of $12.7 million and adjusted EBITDA of $120.8 million. For the quarter ended September 25, 2002, we served approximately 33 million customers and generated net sales of over $235 million and EBITDA of $27.0 million, while recording net income of $4.9 million.


     We maintain a consistent level of food quality and service in all of our restaurants through uniform operational standards initiated at the corporate level. Freshness is maintained by preparing food in small batches of six to eight servings at a time, with preparations scheduled by monitoring current customer traffic and applying our food production forecasting model. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, except for minor differences relating to regional preferences. We offer approximately 90 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, fish and casseroles.


     Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of September 25, 2002, the meal price at our buffet restaurants for dinner ranged from $7.99 to $9.39 and for lunch from $6.19 to $6.79, with discounts offered to senior citizens and children. The average guest check in our buffet restaurants was $6.81 for the 12 weeks ended September 25, 2002. In order to further enhance our guests' dining experience, we have focused on providing a level of customer service designed to supplement the self-service buffet format, including such features as limited table-side service and our scatter bar format.



     Our buffet restaurants average approximately 10,000 square feet in size and can seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,250 customers per week for the 12 weeks ended September 25, 2002. While we attract a broad variety of customers, including singles, families and senior citizens, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).



     We have a national footprint of restaurant locations, which are strategically concentrated in particular regions in order to maximize penetration within those markets and achieve operating and advertising synergies. For example, our advertising and marketing programs in 62 designated market areas provided media coverage for 78% of our buffet restaurants in the first quarter of fiscal 2003. In addition, our restaurants are located in high customer traffic venues and include both freestanding units as well as units located in strip shopping centers and malls. As of September 25, 2002, 67% of our restaurants were located in strip shopping centers or malls and 33% were freestanding units.


INDUSTRY OVERVIEW

     The restaurant industry is among the largest industries in the United States and has recorded 10 consecutive years of real growth. According to Technomic, the restaurant industry has grown at an average annual rate of 8.3% since 1972. In 2001, the industry grew an estimated 2.9% to $252 billion. Technomic expects that the restaurant industry will reach $345 billion by 2005.

     Increasing demands for convenience by today's time-conscious consumers are fundamentally changing the way meals are prepared in the United States. The restaurant industry's portion of the total food industry's dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry's share of total food sales was only 23% in 1980. This share has grown to 30% in 2000 and is projected to continue increasing.

     There are several lifestyle and demographic trends that are driving growth in the restaurant industry:

     - Increased Spending on Food Away from Home: Annual spending on food away from home, which includes restaurant sales as well as food expenditures at non-commercial cafeterias, hotels and food service sections of supermarkets and convenience stores, has increased over the past five years at a compound annual growth rate of 5.0% to $411.6 billion, or 48.9% of total food expenditures, in 2001 and is expected to grow to $477.3 billion in 2010, or over 51% of total food expenditures;

     - Increased Frequency in Restaurant Dining: The per capita number of restaurant meals reached 139 in 1999 as compared to 122 meals in 1990;

     - Continued Growth in Disposable Incomes: Dual-income households with higher disposable incomes are projected to increase by nearly 20% through 2005, driven by an increasing number of women in the workplace;

     - Growth in Key Age Groups: Individuals aged 45-64, representing 35% of our customer base, account for the highest per capita spending on food and are part of the fastest growing age group in the U.S.; and

     - Population Growth: U.S. population is expected to continue increasing at a rate of approximately 1% per year.

     The restaurant industry can be divided into three broad categories: quick-service restaurants, full-service restaurants and limited-service restaurants, which include buffet and cafeteria style restaurants. Quick-service restaurants are fast food establishments and generate average guest checks of between $5.00 and $6.00. Full-service restaurants offer table service from a menu and typically generate guest checks of more than $10.00, with a proportionately higher cost structure. We operate in the buffet/cafeteria segment, which includes self-service restaurants that offer moderately priced meals, typically without table service.

     The buffet/cafeteria segment has grown at a compound annual growth rate of 3.1% since 1992, reaching $4.4 billion in 2000. Technomic expects this growth to continue at a compound annual growth rate of 4.0% over the next five years, reaching $5.3 billion in 2005. Within this segment, the buffet concept, of which we are the largest participant, has experienced much higher growth than the cafeteria concept. The buffet concept has grown at a compound annual growth rate of 10.0% from 1992 to 2000. We believe this growth is due to a unique combination of convenience and variety, which appeals to value-oriented consumers and engenders a loyal customer base. With sales of over $1.0 billion in fiscal 2001, we are the leader in the segment.

OUR COMPETITIVE STRENGTHS


     We believe our leading market position, strong performance in all business cycles, flexible cost structure, trained employees, centralized control measures, attractive unit level economics, strong cash flow and strong management team will allow us to continue to grow sales and increase profitability.



     Leading Market Position with National Scale. We are one of the largest restaurant operators in the United States and the leader in the buffet/cafeteria segment of the restaurant industry, as measured in both sales and number of restaurants. We account for approximately 25% of total sales within this segment and are nearly twice the size of our nearest competitor. We believe that we benefit from significant operational efficiencies and economies of scale due to our large number of restaurants and our centralized corporate operating and purchasing systems. We believe that we are able to achieve substantial levels of savings as a result of our size and related purchase volumes, particularly with respect to food and beverage goods.



     Consistent Performance in All Business Cycles. We have sustained profitability over the past 18 years, with record net income being recorded in 15 of the 17 years prior to our buyout from public shareholders in October 2000. We believe the value we offer our customers, which plays an important role in consumers' decision-making process, allows us to perform on a relatively consistent basis even during difficult economic conditions. In fiscal 2002, we were able to increase average weekly sales per restaurant by 2.5% and expand EBITDA margins to 12.2% for fiscal 2002 from 11.9% for the comparative 28-week period ended July 18, 2001. The negative net income margin of 1.3% in fiscal 2002 (compared to a positive net income margin of 1.0% for the 28-week period ended July 28, 2001) was primarily a result of the loss related to the Refinancing Transactions. For the 12 weeks ended September 25, 2002, our average weekly sales per restaurant increased 0.2% versus the comparable period in 2001 and our net income margin increased to 2.1% from 1.5% for the comparable period in 2001.


     Flexible Cost Structure. As a buffet style restaurant with a broad selection of food, we are able to quickly modify our menu in response to changes in customer preferences and rising food costs. Our total food costs represented 31.2% of our restaurant sales in fiscal 2002, with no individual food product purchase cost accounting for more than 6.3% of our restaurant sales. In the event of an increase in the cost of a particular food product, we are able to highlight other foods in order to reduce consumption of the higher cost item.


     Trained Employees. Our most important asset is our people. We believe a well trained and motivated workforce results in lower turnover, lower operating costs and the ability to consistently grow sales in existing units. Our general managers have an average of seven years experience with us. In fiscal 2002, our buffet restaurant general manager turnover was approximately 13% and total buffet restaurant management turnover was approximately 19%, which we believe are among the lowest turnover rates in the industry. We are deeply committed to the long-term development of our employees. In fiscal 2002, we spent $2.4 million, on training and development. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees' commitment through targeted retention programs, including a program that grants cash bonuses to general managers who stay in the same restaurant for three years. Approximately 75% of our buffet restaurant general and senior managers currently participate in this program. We also initiated a program in 1997 under which we reward managers with trips and other benefits when they exceed specified operating benchmarks. The goal of these programs is for our restaurant managers to develop a strong tie to their community and instill a sense of ownership in their particular restaurant.



     Centralized Control Measures. We believe that we maintain a high level of financial controls, service and food quality in all of our buffet restaurants through uniform operational standards initiated at the corporate level. Our centralized systems enable management to evaluate weekly profit and loss statements, sales reports and supplier invoices for each buffet restaurant, allowing us to quickly identify performance trends and key profitability drivers. These systems are supplemented by several performance audit and evaluation programs, including a 1-(800) guest service line, a secret-shopper evaluation program and detailed quarterly restaurant performance audits by multi-unit managers. These ongoing efforts assist management in tracking restaurant performance and customer satisfaction at the individual restaurant level. We believe that centralized coordination of our nationwide network of buffet restaurants assures a consistent level of food quality in our restaurants and enables us to negotiate pricing terms for major product purchases directly with manufacturers.



     Attractive Unit Level Economics. Our existing restaurants generated average weekly restaurant sales of approximately $50,000 for the 12 weeks ended September 25, 2002 and have increased average weekly sales at a compound annual growth rate of 2.2% over the five-year period ended January 2, 2002. Our buffet restaurants opened in fiscal 2001 generally became profitable within eight weeks of opening and generated average annualized sales of $3.5 million in their first year of operation. We believe that the increased sales volume is due to improved site selection, a focus on freestanding units and expansion primarily in our core markets, providing operating and marketing synergies. As measured by cash-on-cash returns, defined as first year cash flow as a percentage of initial cash investment, our restaurants opened in the last three years have produced cash-on-cash returns of over 29% in their first year of operation.


     Strong Cash Flow Generation. Our strong operating results and historically low maintenance capital expenditure and working capital requirements are key drivers of our strong cash flow. Since 1997, our maintenance capital expenditures have averaged approximately 1.6% of restaurant sales. We believe our restaurants are well-maintained and will require a similar level of required maintenance capital expenditures in the near future. In addition, we typically generate cash flow from working capital as we receive cash for the majority of our sales immediately at the point of service. Our new units initially generate cash flow from working capital of approximately $160,000. Our buffet restaurants that had been open for at least 12 months at the beginning of fiscal 2002 generated average cash flow of 19.0% as a percentage of sales in fiscal 2002. During the most recent quarter ended September 25, 2002, net income was $4.9 million versus $3.7 million for the comparable period in 2001. However, we currently expect that net income will decline to $500,000 for the quarter ended December 18, 2002 versus $3.1 million for the comparable prior year period.


     Strong Management Team with Equity Ownership. Over the past 18 years, we have attracted, built and retained an exceptionally talented and complementary executive management team with an average of more than 22 years of restaurant industry experience. Our executive management team has demonstrated strong restaurant operating capabilities by consistently increasing profitability and executing a disciplined growth strategy. In addition, our current executive management team participated in the buyout from public shareholders by making direct equity investments and has equity ownership of approximately 10% of Buffets Holdings.

OUR BUSINESS STRATEGY

     Our success has been driven by a focus on restaurant level operations and efficiencies, uniform operational standards initiated at the corporate level and our success in identifying, acquiring and integrating new stores into our organization. We plan to continue to improve our operating performance through the principal strategies outlined below:


     Focus on Same Store Sales Growth and Margin Expansion. We achieved comparable store sales growth for 19 consecutive quarters ended April 24, 2002. However, comparable store sales declined 0.5% for the 10-week quarter ended July 3, 2002 and 2.8% for the quarter ended September 25, 2002. We currently expect same store sales for the quarter ended December 18, 2002 to decline by approximately 3.5% to 4.0% versus the comparable period in 2001. We are focused on same store sales growth and margins through several operational initiatives at the restaurant level. These initiatives include:


     - our service enhancement program, which is designed to reduce our labor costs while increasing customer service by instituting earned gratuities as a component of wages, and

     - the rollout of selected outsourced procurement and cooking processes designed to reduce food preparation time and direct labor hours.

     Continued Enhancement of Operational Systems. Our centralized financial and accounting systems allow us to analyze cost, cash management, customer count and non-financial data to understand key profitability drivers. We see significant opportunities for further efficiency improvements through our management information systems, including electronic food ordering, improved food cost analysis tools and other restaurant data analyses, such as the ability to monitor all aspects of customer satisfaction and ingredient and supply volume usage. Improving these systems ensures a continued high level of food quality and service across our entire nationwide network of restaurants while providing management with the tools necessary to monitor performance at each individual restaurant.

     Disciplined New Unit Expansion. We believe there is capacity for a substantial number of new buffet-style restaurants in the United States. We plan to slowly expand our new unit growth over the next several years. We strive for a consistently high return on investments for each proposed restaurant. The selection of our sites is a critical factor to the success of our restaurants. We typically utilize the following key criteria for site selection:

     - high level of customer traffic,

     - convenience to both lunch and dinner customers in our target demographic groups, and

     - low occupancy cost.

We have established a consistent history of steady growth through disciplined expansion. Recent store openings have outperformed the system average due to continued focus on high quality real estate selection and operational execution. New units will primarily be buffet-style restaurants and will be focused geographically in areas where we believe we can expand our existing presence. This will allow us to take advantage of advertising and marketing synergies and increase media brand recognition and operating efficiency. This new unit development will focus on freestanding buildings on leased sites, which generated approximately 17% higher sales volumes than our restaurants located in strip shopping centers or malls during fiscal 2002.

     Unit Image Enhancement. In an ongoing effort to maintain our appeal among existing customers and expand our guest base, we are developing an updated interior and exterior design for our buffet restaurants. This new design is intended to heighten exterior curb appeal and provide a more visually appealing and comfortable restaurant interior. In conjunction with the facilities enhancement, we intend to enhance food delivery and merchandising elements, such as a feature bar with display cooking and the showcasing of signature food items. We expect to test the re-design over the next 18 months at a limited number of restaurants. Depending upon the success of our test units, the re-design would be implemented at approximately 10% of our existing restaurants annually over the next several years.

OUR BACKGROUND


     We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with Hometown Buffets, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger provided us with additional management expertise and depth, increased purchasing power and marketing efficiencies. The merger also added 80 company-owned restaurants in 11 states and 19 franchised restaurants in eight states bringing the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996. We have successfully achieved long-term record growth and we have grown revenue at a compound annual growth rate, including acquisitions, of 19.6% from fiscal 1990 through fiscal 2001.


     On October 2, 2000, Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., acquired Buffets in a buyout from public shareholders. Caxton-Iseman Investments L.P. and other investors, including members of management, made an equity investment in Buffets Holdings and became the beneficial owners of 100% of the common stock of Buffets.

     Caxton-Iseman Capital is a New York-based private equity investment firm specializing in leveraged buyouts. The firm's investment vehicles have current equity capital in excess of $1.0 billion available for buyout investments. Caxton-Iseman Capital's current portfolio companies have combined sales in excess of $2.5 billion and combined earnings before net interest expense, taxes, depreciation and amortization of approximately $250.0 million. The firm was founded in 1993 by Frederick J. Iseman and Caxton Corporation. Caxton Corporation is a New York investment management firm managing funds in excess of $8.0 billion. Since the firm's inception in 1993, Caxton-Iseman Capital has made equity investments in the following industries: restaurants, food service, IT services, leisure and gaming, print and database publishing, defense, heavy and light manufacturing, medical devices, hotel management and agribusiness.

BUFFET RESTAURANT OPERATIONS AND CONTROLS

     In order to maintain a consistently high level of food quality and service in all of our restaurants, we have established uniform operational standards which are implemented by the managers of each restaurant. We require all restaurants to be operated in accordance with rigorous standards and specifications relating to the quality of ingredients, preparation of food, maintenance of premises and employee conduct.

     Each buffet restaurant typically employs a Senior General Manager or General Manager, Kitchen Manager, Service Manager and one or two assistant managers. Each of our restaurant General Managers has primary responsibility for day-to-day operations in one of our restaurants, including customer relations, food service, cost controls, restaurant maintenance, personnel relations, implementation of our policies and the restaurant's profitability. A portion of each general manager's and other restaurant manager's compensation depends directly on the restaurant's profitability. Bonuses are paid to buffet restaurant managers each period based on a formula percentage of controllable restaurant profit. In 1997, we implemented a Founders Club program, which rewards managers with, for example, trips or cars when they exceed specified operating benchmarks. Additionally, the "PRIDE" bonus program pay-outs for eligible managers commenced in 2000. This program, begun in 1997, provides financial incentives to General Managers making a three-year service commitment in a single restaurant. The program was designed to enhance the retention of restaurant managers and to build a sense of proprietorship. We believe that our compensation policies have been important in attracting, motivating and retaining qualified operating personnel.

     Each buffet restaurant general manager reports to a District
Representative, each of whom in turn reports to a Regional Director. Each Regional Director reports to one of two divisional Vice Presidents, who in turn report to our Chief Operating Officer. Our non-buffet restaurants and some test efforts are supervised by Division Heads reporting directly to our Chief Executive Officer.

     We maintain centralized financial and accounting controls for all of our restaurants. On a daily basis, restaurant managers forward customer counts, sales, labor costs and deposit information to our headquarters. On a weekly basis, restaurant managers forward a summarized profit and loss statement, sales report, supplier invoices and payroll data.

MANAGEMENT TRAINING

     We have a series of training programs that are designed to provide managers with the appropriate knowledge and skills necessary to be successful in their current positions. All new restaurant managers hired from outside our organization and hourly employees considered for promotion to restaurant management are required to complete nine days of classroom training at our corporate headquarters in Eagan, Minnesota. After their initial instruction, new management candidates then continue their training for four weeks in a certified training restaurant in the field. The information covered includes basic management skills, food production, labor management, operating programs and human resource management.

     Advancement is tied to both current operational performance and training. Individuals designated for promotion to the position of General Manager attend a specialized eight-day training program conducted at our corporate headquarters. This program focuses on advanced management skills with emphasis on team building and performance accountability.

     In addition to these programs, we conduct a variety of field training for store management covering topics such as new product procedures, food safety and management development.

RESEARCH AND DEVELOPMENT, MENU SELECTION AND PURCHASING

     The processes of developing new food offerings and establishing standard recipes and product specifications is handled on an interdisciplinary team basis at our headquarters. Specialists drawn from the Research and Development, Marketing, Operations and Purchasing Departments lead this effort. Before new items are introduced or existing products modified, a program of testing within limited markets is undertaken to assess customer acceptance and operational implementation considerations. Food quality is maintained through centralized coordination with suppliers and frequent restaurant visits by District Representatives and other management personnel.

     New product activity includes an ongoing roll-out of new items to keep the guest experience fresh. Additionally, we have periodic theme promotions, wherein a specific cuisine, such as Italian, Asian, Seafood or Mexican, is highlighted on a given night. Each spring and fall, a seasonal menu is introduced to provide variety and more seasonally appropriate food. Furthermore, although most of the menu is similar for all buffet restaurants, individual restaurants have the option to customize a portion of the menu to satisfy local preferences.

     Headquarters personnel negotiate major product purchases directly with manufacturers on behalf of all of our restaurants the terms of all food, beverage and supply purchasing, including quality specifications, delivery schedules and pricing and payment terms. Each restaurant manager places orders for inventories and supplies with, and receives shipments directly from, distributors and local suppliers approved by us. Restaurant managers approve all invoices before forwarding them to our headquarters for payment. To date, we have not experienced any material difficulties in obtaining food and beverage inventories or restaurant supplies.

NEW RESTAURANT DEVELOPMENT

     Our ability to open new restaurants, and the allocation of new restaurants among our currently available and future concepts, depends on a number of factors, including our ability to find suitable locations and negotiate acceptable leases and land purchases, our ability to attract and retain a sufficient number of qualified restaurant managers, the comparative potential return and risk associated with the particular restaurant concept and the availability of capital.

     We actively and continuously attempt to identify and negotiate leases and land purchases for additional new locations. In an effort to better control costs and improve quality, we are closely involved in the construction of our restaurants and also in the acquisition and installation of fixtures and equipment. Restaurants located in shopping centers typically open approximately 11 weeks after construction begins, while freestanding restaurants typically open approximately 17 weeks after construction begins. Freestanding restaurants opened in the 26-week transitional period ended July 3, 2002 cost an average of approximately $2.4 million for building and leasehold improvements, equipment and furnishings, whereas similar improvements for a shopping center location cost approximately $1.9 million.

NON-BUFFET RESTAURANT CONCEPTS


     We currently operate two non-buffet restaurant concepts, totaling 22 restaurants under the names Tahoe Joe's Famous Steakhouse and Original Roadhouse Grill. We purchased two Tahoe Joe's Famous Steakhouses in April 1999 and have since opened six additional restaurants. Tahoe Joe's Famous Steakhouses are upscale casual dining restaurants featuring steaks, seafood and various other entrees served in large portions in a fun atmosphere. We also operate 13 Original Roadhouse Grill restaurants, which feature steaks, seafood and other entrees ordered from a menu and prepared using an "on display" grill. The Original Roadhouse Grill and Tahoe Joe's Famous Steakhouse restaurants currently serve alcohol.


FRANCHISING AND JOINT VENTURES

     We currently franchise 23 buffet restaurants under the Old Country Buffet and HomeTown Buffet names. Franchisees must operate their restaurants in compliance with our operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through us or our suppliers. Each franchised restaurant is required at all times to have a designated Manager and Assistant Manager who have completed the required manager training program. In connection with the opening of a restaurant, we provide consultation and make our personnel generally available to a franchisee. In addition, we send a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening and the initial marketing and training effort, as well as in the overall operation of the restaurant. At present, we are not actively seeking to grant additional franchises.

     From time to time, we have entered into joint ventures, principally as a means of entering new geographic markets or testing new restaurant concepts. Currently, we have one joint venture, Tahoe Joe's Inc., which owns and operates our Tahoe Joe's Famous Steakhouses. We have an 80% interest in Tahoe Joe's, and a call option with respect to the remaining 20% interest of the minority holder. The minority holder of Tahoe Joe's has a corresponding put option with respect to his shares. We may exercise our call option or the minority holder may exercise his put option at the earlier of (1) April 8, 2004, (2) when the minority holder's employment with Tahoe Joe's is terminated by him or for cause by us and (3) when the number of Tahoe Joe's restaurant openings reaches 18. We also have the right to call the minority holder's shares if he ceases to be substantially involved in developing and operating Tahoe Joe's restaurants. The exercise price will be (1) the minority holder's portion (20%) of five times the pre-tax income for the prior 52 weeks generated by the Tahoe Joe's restaurants added since April 8, 1999, less (2) $1.25 million. Since our investment in the joint venture, we have opened six additional restaurants, bringing the total number of restaurants to eight, all in California, and we plan to open an additional location later in fiscal 2003. The eight Tahoe Joe's restaurants generated approximately $1.7 million of pre-tax income in fiscal 2002. Tahoe Joe's will not guarantee our obligations under the notes. See "Description of the Notes -- Guaranties." At present, we are not actively seeking to enter into additional joint ventures. We may, however, continue to utilize joint ventures from time to time to test new restaurant concepts.

ADVERTISING AND PROMOTION


     We market our buffet restaurants through a two-tier marketing approach including television advertising and community based marketing. Television advertising is used when we can receive a profitable return on media expenditures, while community based marketing is the responsibility of each individual store. Our advertising mix includes: television advertisements, print advertisements, radio advertisements and tour bus marketing. Approximately 78% of our buffet restaurants are in markets supported by our mass media advertisements.


     The existing markets in which we operate are becoming increasingly media efficient. Although our restaurants are spread across approximately 100 designated market areas, we currently have 291 restaurants geographically focused in 62 designated market areas, compared to only 187 restaurants in 39 designated market areas in 1997. Our local marketing efforts are designed to build relationships with the community. Each restaurant employs a dedicated community marketing representative that participates in a wide array of local events. Our community representatives participated in more than 15,000 local events nationwide in calendar 2001, reaching over eight million people.

COMPETITION

     The food service industry is highly competitive. Menu, price, service, convenience, location and ambiance are all important competitive factors, with the relative importance of many such factors varying among different segments of the consuming public. By providing a wide variety of food and beverages at reasonable prices in an attractive and informal environment, we seek to appeal to a broad range of value-oriented consumers. We believe that our primary competitors in this industry segment are other buffet and cafeteria restaurants, as well as traditional family and casual dining restaurants with full menus and table service. Secondary competition arises from many other sources, including home meal replacement and fast food. We believe that our success to date has been due to our particular approach combining pleasant ambiance, high food quality, breadth of menu, cleanliness and reasonable prices with satisfactory levels of service and convenience.

REGULATION

     Each of our restaurants is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which our restaurants are located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time or third-party litigation, any of which could have a material adverse effect on us and our results of operations. Additionally, our restaurants must be constructed to meet federal, state and local building and zoning requirements.

     We are also subject to laws and regulations governing our relationships with employees, including minimum wage requirements, overtime, reporting of tip income, work and safety conditions and regulations governing employment. Because a significant number of our employees are paid at rates tied to the federal minimum wage, an increase in the minimum wage would increase our labor costs. An increase in the minimum wage rate or employee benefits costs could have a material adverse effect on us and our results of operations.

     Additionally, our operations are regulated pursuant to state and local sanitation and public health laws. Operating restaurants utilize electricity and natural gas, which are subject to various federal and state regulations concerning the allocation and pricing of energy. Our operating costs have been and will continue to be affected by increases in the cost of energy, which have undergone large cyclical swings in recent years and have had a disproportionate impact in our most favorable markets.

     Each of our full-service restaurants that sells alcoholic beverages is further subject to licensing and regulation by a number of governmental authorities, including alcoholic beverage control agencies, in the state, county and municipality in which the restaurant is located. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area. Alcoholic beverage control regulations require restaurants to apply to a state authority and, in some locations, to county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses or permits must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of a restaurant's operations, including the minimum age of patrons and employees, the hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

     In some states, we may be subject to "dram-shop" statutes which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

ENVIRONMENTAL MATTERS

     Our operations are also subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any material environmental conditions that require remediation under federal, state or local law on our properties, we have not conducted a comprehensive environmental review of our properties or operations and no assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

PROPERTY

     All of our restaurants are located in urban and suburban areas, in a variety of strip shopping centers, malls and freestanding buildings. We lease all of the restaurant locations located in strip shopping centers and malls. Of the 130 restaurants located in freestanding buildings, we own the building and land for three of the restaurants, and the remainder are operated in company-funded leasehold improvements located on leased land.

     Our leases are generally for 10- or 15-year terms, with two to four options exercisable at our discretion to renew for a period of five years each. The leases provide for rent to be paid on a monthly basis.

     As of September 25, 2002, we and our franchisees operated 416 locations as follows:


                                                      NUMBER OF         NUMBER OF
                                                   COMPANY-OPERATED    FRANCHISED     TOTAL NUMBER OF
                      STATE                          RESTAURANTS       RESTAURANTS      RESTAURANTS
                      -----                        ----------------    -----------    ---------------
Arizona..........................................          4                8                12
California.......................................         98                1                99
Colorado.........................................         11                2                13
Connecticut......................................          6               --                 6
Delaware.........................................          1               --                 1
Florida..........................................          2               --                 2
Georgia..........................................          3               --                 3
Idaho............................................          1               --                 1
Illinois.........................................         33               --                33
Indiana..........................................         13               --                13
Iowa.............................................          5               --                 5
Kansas...........................................          3                1                 4
Kentucky.........................................          5               --                 5
Maine............................................          1               --                 1
Maryland.........................................          7               --                 7
Massachusetts....................................          9                1                10
Michigan.........................................         22               --                22
Minnesota........................................         16               --                16
Missouri.........................................         12               --                12
Montana..........................................          1               --                 1
Nebraska.........................................         --                3                 3
New Jersey.......................................          8               --                 8
New Mexico.......................................         --                2                 2
New York.........................................         16               --                16
North Carolina...................................          1               --                 1
Ohio.............................................         28               --                28
Oklahoma.........................................          2                1                 3
Oregon...........................................         11               --                11
Pennsylvania.....................................         22               --                22
Rhode Island.....................................          1               --                 1
South Carolina...................................          2               --                 2
Tennessee........................................          1               --                 1
Texas............................................          7               --                 7
Utah.............................................         --                3                 3
Virginia.........................................         11               --                11
Washington.......................................         16               --                16
West Virginia....................................          1               --                 1
Wisconsin........................................         12               --                12
Wyoming..........................................          1                1                 2
                                                         ---               --               ---
Total............................................        393               23               416

     Our corporate headquarters is located in leased facilities in Eagan, Minnesota.

     The following table sets forth information concerning our owned property as follows:


LOCATION                      ACRES                       USE AND OWNERSHIP
--------                      -----                       -----------------
Temecula, California........  1.04     Original Roadhouse Grill restaurant owned by Distinctive
                                       Dining, Inc.
Burnsville, Minnesota.......  2.00     Original Roadhouse Grill restaurant owned by OCB
                                       Restaurant Co.
Houston, Texas..............  1.75     HomeTown Buffet marketing property for sale.
Coon Rapids, Minnesota......  2.00     OCB Restaurant Co. marketing undeveloped property for
                                       sale.
Coon Rapids, Minnesota......  2.00     OCB Restaurant Co. property under development for future
                                       buffet restaurant.
Lee's Summit, Missouri......  1.53     OCB Restaurant Co. marketing undeveloped property for
                                       sale.
Tampa, Florida..............  1.66     OCB Restaurant Co. marketing undeveloped property for
                                       sale.
Marshfield, Wisconsin.......  5.04     Cabinet shop owned by OCB Restaurant Co.
Laguna Woods, California....  1.13     HomeTown Buffet property under development for future
                                       buffet restaurant.


TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     Our restaurants operate principally under the following trademarks or service marks:

     - Old Country Buffet,

     - HomeTown Buffet,

     - Original Roadhouse Grill,

     - Granny's Buffet,

     - Country Roadhouse Buffet & Grill,

     - Tahoe Joe's Famous Steakhouse, and

     - Soup 'N Salad Unlimited.

     We have registered with the United States Patent and Trademark Office the above trademarks and service marks. In general, our trademarks and registered service marks are valid and enforceable as long as the marks are used in connection with our restaurants and services and the required registration renewals are filed. We regard our service marks and trademarks as having significant value and being an important factor in the development of our buffet and other restaurant concepts. Our policy is to pursue and maintain registration of our service marks and trademarks whenever possible and to oppose vigorously any infringement or dilution of our service marks and trademarks.

     We also have a proprietary interest in many of our recipes.

LITIGATION

     We are not a party to and do not have any property that is the subject of any legal proceedings pending or, to our knowledge, threatened, other than ordinary routine litigation incidental to our business and proceedings which are not material or as to which we believe we have adequate insurance.

EMPLOYEES


     As of September 25, 2002, we had approximately 23,500 employees, of whom all but approximately 350 corporate headquarters employees worked at our 393 company-owned restaurants. On average, each buffet restaurant operates with three to five managers and assistant managers and 54 employees. Most restaurant employees are paid on an hourly basis, except for restaurant managers. Our employees are not unionized. We have never experienced any significant work stoppages and believe that our employee relations are good.


     Our wage costs have increased in recent years due to the expanding economy, a tight labor market and increases in the federally mandated minimum wage. Historically, we have been able to offset wage cost increases through increased efficiencies in operations and, as necessary, through retail price increases, although there can be no assurance that we will continue to be able to do so in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our directors and executive officers:


NAME                                        AGE                         POSITION
----                                        ---                         --------
Frederick J. Iseman.......................  50    Chairman of the Board and Director of Buffets
Kerry A. Kramp............................  46    President, Chief Executive Officer and Director of
                                                  Buffets
David Goronkin............................  39    Chief Operating Officer and Director of Buffets
Glenn D. Drasher..........................  50    Executive Vice President of Marketing
R. Michael Andrews, Jr....................  38    Executive Vice President and Chief Financial Officer
H. Thomas Mitchell........................  45    Executive Vice President, General Counsel and
                                                  Secretary
K. Michael Shrader........................  56    Executive Vice President of Human Resources
Roe H. Hatlen.............................  57    Vice Chairman of the Board and Director of Buffets
Steven M. Lefkowitz.......................  38    Director of Buffets
Robert A. Ferris..........................  59    Director of Buffets
David S. Lobel............................  49    Director of Buffets
Robert M. Rosenberg.......................  64    Director of Buffets


     Frederick J. Iseman has served as Chairman of the Board and as a director of our company and as Chairman of the Board and as a director of Buffets Holdings since October 2000. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, Inc., a private investment firm, which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm, in 1990. From 1988 to 1990, Mr. Iseman was a member of Hambro International Venture Fund. Mr. Iseman is Chairman and a director of Anteon International Corporation, a director of Vitality Beverages, Inc. and a member of the Advisory Board of Duke Street Capital and STAR Funds.

     Kerry A. Kramp has served as our President and Chief Executive Officer since May 2000 and as a director of our company and as a director of Buffets Holdings since October 2000. Prior to that, he served as our President and Chief Operating Officer since our merger with HomeTown Buffet in 1996. Prior to the merger, Mr. Kramp was President and a director of HomeTown Buffet since 1995.

     David Goronkin has served as our Chief Operating Officer since October 2000, as a director of our company since June 2002 and as a director of Buffets Holdings since October 2000. Prior to that, he served as our Executive Vice President of Operations beginning in 1996.

     Glenn D. Drasher has served as our Executive Vice President of Marketing since 1997. He has over 25 years of operational, marketing and executive restaurant industry experience. From 1994 until he joined us, Mr. Drasher was Executive Vice President for Country Kitchen International and Vice President of Marketing for Country Hospitality Worldwide, both divisions of The Carlson Company.

     R. Michael Andrews, Jr. has served as our Executive Vice President and Chief Financial Officer since April 2000. Prior to joining us, Mr. Andrews served as chief financial officer of Eerie World Entertainment, the parent company to Jekyll & Hyde Clubs, from 1999 to 2000. He was chief financial officer of Don Pablo's Restaurants from 1998 to 1999. Previously, Mr. Andrews was with KPMG Peat Marwick LLP for approximately 12 years, serving most recently as Senior Manager.

     H. Thomas Mitchell has served as our Executive Vice President, General Counsel and Secretary since 1998. He joined our company in 1994 and has 10 years of executive restaurant industry experience and 18 years of legal practice. Mr. Mitchell served in the further capacity of Chief Administrative Officer from 1998 until 2000.

     K. Michael Shrader has served as our Executive Vice President of Human Resources since our merger with HomeTown Buffet in 1996. Mr. Shrader is responsible for all human resource functions, including employee and organization development, staffing, human resource systems, compensation, benefits, employment related dispute resolution and risk management.

     Roe H. Hatlen co-founded our company and has served as the Vice-Chairman of the Board and as a director of our company since June 2002 and as the Vice-Chairman of the Board and as a director of Buffets Holdings since October 2000. He served as our Chairman and Chief Executive Officer from our inception in 1983 through May 2000 and also as President from May 1989 to September 1992. He is a member of the Board of Regents of Pacific Lutheran University.

     Steven M. Lefkowitz has served as a director of our company and of Buffets Holdings since October 2000. Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital, Inc. and has been employed by Caxton-Iseman Capital since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is also director of Anteon International Corporation and Vitality Beverages, Inc.

     Robert A. Ferris has served as a director of our company since June 2002 and of Buffets Holdings since October 2000. Mr. Ferris is a Managing Director of Caxton-Iseman Capital, Inc. and has been employed by Caxton-Iseman Capital since March 1998. From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm headquartered in Menlo Park, California). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris currently is a director of Anteon International Corporation.

     David S. Lobel has served as a director of our company since June 2002 and of Buffets Holdings since October 2000. Mr. Lobel is currently Managing Partner of Sentinel Capital Partners, a private equity investment firm, which was founded by Mr. Lobel in 1995. Prior to establishing Sentinel Capital Partners, Mr. Lobel spent 15 years at First Century Partners, Smith Barney's venture capital affiliate. Mr. Lobel joined First Century in 1981 and served as a general partner of funds managed by First Century from 1983 until his departure in 1995. From 1979 to 1981, Mr. Lobel was a consultant at Bain & Company.

     Robert M. Rosenberg has served as a director of our company since June 2002 and of Buffets Holdings since May 2001. He is the retired Chief Executive Officer of Dunkin' Donuts, a position he held from 1963 until his retirement in 1998. He has been a member of the Board of Directors of Sonic Corp. since 1993 and Dominos Pizza since 1999.

BOARD OF DIRECTORS

     Our board of directors is comprised of eight directors -- Frederick J. Iseman, Kerry A. Kramp, David Goronkin, Roe H. Hatlen, Steven M. Lefkowitz, Robert A. Ferris, David S. Lobel and Robert M. Rosenberg. The board typically meets in joint session with the Buffets Holdings' board of directors. The board of directors has four committees -- the audit committee, the compensation committee, the capital expenditures committee and the executive committee.

     Messrs. Hatlen, Lefkowitz and Rosenberg serve on the audit committee, which meets with financial management, the internal auditors and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Messrs. Ferris, Kramp, Lefkowitz and Lobel serve on the compensation committee, which reviews the compensation of our executive officers, executive bonus allocations and other compensation matters. Messrs. Hatlen, Kramp, Lefkowitz and Lobel serve on the capital expenditures committee, which reviews and provides guidance to the board of directors and management with respect to selecting and financing programs which require a large capital outlay. Messrs. Iseman and Kramp serve on the executive committee, which has been formed to take action on matters relating to the general governance of our company when the board is not otherwise meeting.

     The directors receive no cash compensation for serving on the board except for reimbursement of reasonable expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

     The following table sets forth information relating to the compensation awarded to, earned by or paid to our President and Chief Executive Officer, Kerry A. Kramp, and each of the four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the fiscal year ended January 2, 2002 and for the 26-week transitional period ended July 3, 2002 for services rendered to us.

                                                                  ANNUAL COMPENSATION
                                                  ----------------------------------------------------
                                                                                        OTHER ANNUAL
          NAME AND PRINCIPAL POSITION             FISCAL YEAR   SALARY($)   BONUS($)   COMPENSATION($)
          ---------------------------             -----------   ---------   --------   ---------------
Kerry A. Kramp..................................     2002        253,558    114,071         4,743
  President, Chief Executive Officer and
  Director                                           2001        452,885    283,500        15,929
David Goronkin..................................     2002        169,593     72,656         2,799
  Chief Operating Officer and Director               2001        302,308    180,000        12,506
Glenn D. Drasher................................     2002        119,511     35,820         1,958
  Executive Vice President of Marketing              2001        217,308     89,880        11,086
R. Michael Andrews, Jr..........................     2002        115,692     34,765         5,165
  Executive Vice President and Chief Financial
  Officer                                            2001        202,981     84,000         7,039
H. Thomas Mitchell..............................     2002        103,315     17,695           138
  Executive Vice President, General Counsel
  and Secretary                                      2001        187,981     44,400        10,609

EMPLOYEE BENEFIT PLANS

     We have a 401(k) plan covering all of our employees who have been employed for at least one year, are 21 years or older and worked at least 1,000 hours in the previous year. Our discretionary contributions to the plan are determined annually by our board of directors and are used to match a portion of our employees' voluntary contributions. Our partial matching contributions to the 401(k) fund vest over a five-year period so long as the employee remains employed by us. We made matching contributions of $0.9 million in fiscal 2001 and $0.8 million in fiscal 2000.

EMPLOYMENT AGREEMENTS

     Messrs. Kramp, Goronkin, Drasher, Andrews, Mitchell and Shrader have each entered into a severance protection agreement with us dated as of September 29, 2000. Each agreement entitles the executive to continue to receive his base salary, medical and health benefits, group term life insurance and long term disability coverage on the same basis as prior to termination of employment with us for 52 weeks following termination of employment with us for any reason other than for cause, disability or death and execution of a release attached to the agreements. The executives have no duty to mitigate the amounts payable under the agreements.

                             PRINCIPAL SHAREHOLDER

     Buffets Holdings is the sole holder of all 100 issued and outstanding shares of our common stock. The address of Buffets Holdings is 1460 Buffet Way, Eagan, Minnesota, 55121.


     The following table sets forth the number and percentage of outstanding Buffets Holdings' common stock beneficially owned by (1) the named executive officers and each director of Buffets individually, (2) all executive officers and directors as a group and (3) the stockholders of Buffets Holdings known to us to be the beneficial owner of more than 5% of Buffets Holdings' common stock as of September 25, 2002. Except as noted below, the address of each principal stockholder of Buffets Holdings is c/o Buffets, Inc., 1460 Buffet Way, Eagan, Minnesota, 55121.


NAME OF BENEFICIAL OWNER                                       SHARES      PERCENTAGE
------------------------                                      ---------    ----------
Caxton-Iseman Investments L.P.(1)...........................  2,501,438      76.86%
Sentinel Capital Partners II, L.P.(2) ......................    225,106       6.92
Frederick J. Iseman(1)......................................  2,501,438      76.86
Kerry A. Kramp..............................................    130,000       3.99
David Goronkin..............................................     48,750       1.50
R. Michael Andrews, Jr......................................     40,625       1.25
Roe H. Hatlen(3)............................................    162,952       5.01
Robert M. Rosenberg.........................................      4,610       0.14
Steven M. Lefkowitz.........................................         --         --
Robert A. Ferris............................................         --         --
David S. Lobel..............................................         --         --
All executive officers and directors as a group (9
  persons)..................................................  3,113,481      95.66

---------------
(1) By virtue of Mr. Iseman's indirect control of Caxton-Iseman Investments L.P., he is deemed to beneficially own the 2,501,438 shares of common stock held by that entity. The address of Caxton-Iseman Investments L.P. and Mr. Iseman is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York, 10021.

(2) The address of Sentinel Capital Partners II, L.P. is 777 Third Avenue, 32nd Floor, New York, New York, 10017.

(3) Mr. Hatlen has sole voting and dispositive power over 65,012 shares of common stock. Mr. Hatlen may be deemed to be the beneficial owner of 67,518 shares of common stock held by the Lars C. Hatlen Trust, the Erik R. Hatlen Trust and Kari E. Hatlen, each such entity or person owning 22,506 shares of common stock. By virtue of Mr. Hatlen's control over Eventyr Investments, he is deemed to beneficially own the 30,422 shares of common stock held by that entity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BUYOUT FROM PUBLIC SHAREHOLDERS

     On October 2, 2000, Buffets Holdings acquired all outstanding shares of Buffets in a buyout from public shareholders for a total of $639.8 million. The buyout transaction was funded by:

     - $85 million in cash held by Buffets,

     - $310 million borrowed under Buffets' former credit facility,

     - $80 million in proceeds from the issuance by Buffets of 14% senior subordinated notes due 2008 with detachable warrants to purchase shares of Buffets Holdings common and preferred stock,

     - $15 million in proceeds from the issuance by Buffets Holdings of 16% senior subordinated notes due 2008 with detachable warrants to purchase shares of Buffets Holdings common and preferred stock,

     - $20 million in proceeds from the sale and leaseback transaction of Buffets' headquarters facility in Eagan, Minnesota, and

     - $130 million in capital contributions from Caxton-Iseman Investments, L.P. and other investors, including members of management.

     In connection with the buyout from public shareholders, 16 members of our management entered into a stockholders agreement covering their respective interests in Buffets Holdings. This agreement governs the five-year vesting of Buffets Holdings common stock, transfer restrictions and agreements not to compete with us for two years after their employment terminates. We also entered into an agreement with Caxton-Iseman Capital, Inc. relating to services provided by them in connection with the buyout from public shareholders. Under the agreement, we paid Caxton-Iseman Capital $6.4 million.

FOUNDER ADVISORY AGREEMENTS

     Roe H. Hatlen has entered into an advisory arrangement with us and Buffets Holdings that expires in 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in fiscal 2001 and $150,000 in fiscal 2002. He will receive $288,000 in fiscal 2003; $263,000 in fiscal 2004; $238,000 in fiscal 2005; and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to our management employees through the end of fiscal year 2005. Mr. Hatlen purchased approximately 5.0% of the shares of Buffets Holdings common stock (1.0% of the outstanding shares of Buffets Holdings common stock acquired by Mr. Hatlen was subject to vesting) and approximately 3.4% of the shares of Buffets Holdings preferred stock. 32,501 shares of Buffets Holdings common stock are subject to vesting over three years at the rate of one-third for each year Mr. Hatlen completes as a member of Buffets Holdings' board of directors. Buffets Holdings has rights to repurchase, at various prices depending on whether Mr. Hatlen is terminated with cause or without cause, the unvested shares of its common stock if Mr. Hatlen ceases to serve as a member of Buffets Holdings' board of directors.

     C. Dennis Scott has entered into an advisory arrangement with us and Buffets Holdings that expires in 2005. Under Mr. Scott's advisory agreement, he received no cash compensation after fiscal 2000. Mr. Scott purchased approximately 0.5% of the shares of Buffets Holdings common stock. These shares are subject to Buffets Holdings' right to repurchase these shares upon Mr. Scott's termination as an advisor to Buffets Holdings at various prices depending on whether Mr. Scott is terminated with or without cause. Mr. Scott retains a San Diego office at our expense and receives health, medical and other benefits comparable to those made available to our management employees through calendar 2005. Mr. Scott is required to provide services to us for no more than two days per month.

CAXTON-ISEMAN CAPITAL ADVISORY AGREEMENT

     We entered an advisory agreement with Caxton-Iseman Capital under which Caxton-Iseman Capital provides various advisory services to us in exchange for an annual advisory fee equal to 2% of our annual consolidated earnings before interest, taxes, depreciation and amortization and an additional 1% fee for advisory services relating to particular transactions. Under this agreement, we paid $1.2 million in fiscal 2002, $2.9 million in fiscal 2001 and $0.4 million in the period from October 2, 2000 to January 3, 2001.


BOARD OF DIRECTORS ADVISORY AGREEMENT



     In October 2002, we entered into an advisory agreement with Robert M. Rosenberg, a director of the board of Buffets Holdings, under which he will provide various advisory services to us for an advisory fee of approximately $50,000. We have not paid out any fees under this agreement as of September 25, 2002.


SENTINEL CAPITAL ADVISORY AGREEMENT

     We entered into an advisory agreement with Sentinel Capital Partners, L.L.C., under which Sentinel Capital provides various advisory services to us for an annual advisory fee of $200,000. Under this agreement, we paid approximately $108,000 in fiscal 2002, $200,000 in fiscal 2001 and $50,000 in the period from October 2, 2000 to January 3, 2001.

GUARANTEES, PROMISSORY NOTES AND PLEDGE AGREEMENTS


     As part of the buyout from public shareholders described above, some of our management investors obtained recourse loans from U.S. Bank which allowed them to purchase shares in Buffets Holdings. In connection with these management investor loans, we provided guarantees of these loans to U.S. Bank and we pay interest to U.S. Bank, in excess of the interest paid by the management investors, at the rate of 2.75% per annum, or approximately $33,000 per annum. Concurrently, each of the management investors pledged a portion of his respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of Buffets Holdings, whereby each agreed to repay the corresponding amount of the guarantee, together with interest at the rate of 7% per annum, at the earliest of (1) seven years, (2) termination of employment with our company or (3) the sale, disposition or other transfer of the management investor's ownership interests in the shares. The aggregate amount of the guarantees was approximately $0.8 million as of September 25, 2002, including guarantees to the following management investors:



MANAGEMENT INVESTORS                                          GUARANTEE AMOUNT
--------------------                                          ----------------
David Goronkin..............................................      195,786
R. Michael Andrews, Jr. ....................................      303,081


     Additionally, coincident with David Goronkin's appointment to the Board of Directors of Buffets Holdings in October 2000, an officer loan was approved for Mr. Goronkin's use in the purchase of homestead property in Minnesota. Mr. Goronkin was advanced $315,000 on February 20, 2002. Interest is payable annually at a rate equal to the company's interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest must be repaid by September 28, 2007 or at such earlier time occasioned by Mr. Goronkin's termination of employment or sale of his residence.

PURCHASE OF PROPERTY BY ROE HATLEN

     In November 2001, Mr. Hatlen purchased a portion of the land adjoining our headquarters for $1.02 million. The land was sold by the entity that had purchased the parcel at the time of the buyout from public shareholders. Mr. Hatlen's purchase resulted in a reduction of the rental amount payable by us under the sale and leaseback transaction relating to our corporate headquarters.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

     Concurrently with the closing of the offering of the initial notes on June 28, 2002, we entered into a credit agreement with a syndicate of lenders. Credit Suisse First Boston acted as sole and exclusive administrative agent and collateral agent for the syndicate and as sole and exclusive lead arranger and bookrunner under the new credit agreement. Pursuant to the new credit agreement, the lenders provided to us a credit facility of $295.0 million.

  Structure

     The new credit facility comprises:

     - a revolving loan facility of $30.0 million, of which up to $20.0 million is available in the form of letters of credit,

     - a letter of credit facility of $20.0 million, and

     - a term loan of $245.0 million.

Additionally, the terms of the new credit facility permit us to borrow, subject to availability and some conditions, incremental term loans from one or more of the lenders or other financial institutions or to issue additional notes in an aggregate amount up to $25.0 million. Our ability to borrow incremental term loans or to issue additional notes is conditioned upon our compliance with key covenants in the new credit facility, including that there is no default or event of default under the new credit facility, that specified financial ratios are met, that the interest rate of any incremental term loans not exceed the interest rate of the term loan under the new credit facility by more than 0.5% and that any additional notes or incremental term loans must have a final maturity no earlier than the notes and the initial term loan under the new credit facility. Any such incremental term loans will be made and documented under the new credit agreement, will be guaranteed and secured on a pari passu basis with the other loans under the new credit facility and will participate ratably with all prepayments made under the new credit facility.

  Availability and Use of Proceeds

     We used our cash on hand, the net proceeds from the offering of the initial notes and the initial borrowings under the new credit facility to:

     - repay all outstanding indebtedness under our former bank credit facility,

     - redeem all of our 14% senior subordinated notes due September 29, 2008,

     - redeem all of Buffets Holdings' 16% senior subordinated notes due September 29, 2008,

     - pay fees related to the repayment and redemption discussed above,

     - make a distribution to our sole shareholder, Buffets Holdings, and

     - pay transaction fees and expenses related to the offering of the initial notes and the new credit facility.

     The undrawn portion of the revolving loan facility is available to us for general corporate purposes as revolving credit loans or as swingline loans. Borrowings made as swingline loans will reduce availability under the revolving loan facility on a dollar-for-dollar basis. Letters of credit issued under the revolving loan facility or the letter of credit facility will be available to us for our general corporate purposes.

  Interest and Expenses

     Borrowings under the term loan facility bear interest, at our option, at either adjusted LIBOR plus 3.50% or at the alternate base rate plus 2.50%. Borrowings under the revolving loan facility initially will

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

bear interest, at our option, at either adjusted LIBOR plus 3.25% or at the alternate base rate plus 2.25%. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to 3.25%. Following the delivery of financial statements for the period ending on or around December 31, 2002, the interest rates and letter of credit fee under the revolving loan facility will be subject to adjustment according to a pricing grid based on our leverage ratio (as defined in the new credit facility). The alternate base rate is the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 0.5%. The letter of credit facility is subject to a per annum fee equal to 3.25% of the aggregate amount of the letter of credit facility, whether letters of credit are outstanding or not. Following the delivery of financial statements for the period ending on or around December 31, 2002, the letter of credit fee under the letter of credit facility will be subject to adjustment according to a pricing grid based on our leverage ratio (as defined in the new credit facility). The letter of credit fees are payable in arrears at the end of each quarter and upon the termination of the revolving loan facility and the letter of credit facility. In addition, we will pay a fronting fee on outstanding letters of credit to the issuing bank in an amount to be agreed and customary letter of credit issuance and administration fees.

     In connection with the new credit facility, we also agreed to pay administrative fees, commitment fees and some other expenses and to provide indemnities, all of which we believe are customary for financings of this type.

  Maturity and Amortization

     The term loan will mature on June 28, 2009, and the amounts due under the term loan will become due and payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first six years of the loan, with the balance payable in equal quarterly installments during the seventh year of the loan.

     The revolving facility and the letter of credit facility will mature on June 28, 2007.

  Mandatory Prepayments

     We are required to prepay loans under the term loan with:

     - 75% of our consolidated excess cash flow (as defined in the new credit agreement) minus voluntary prepayments of the term loan made during the applicable fiscal year (to be reduced to 50% of consolidated excess cash flow if our total leverage ratio is less than 3 to 1),

     - 100% of net cash proceeds from specified asset dispositions by Buffets Holdings, us and our subsidiaries, subject to exceptions (including a reinvestment option) to be agreed upon and subject to the special prepayments as discussed below,

     - 100% of net cash proceeds of issuances of debt obligations by us, Buffets Holdings and our subsidiaries, and

     - 50% of the net cash proceeds of issuances of equity securities by us, Buffets Holdings and our subsidiaries, in each case subject to exceptions, including all equity issued to current equity holders and their affiliates.

     Mandatory prepayments will be applied on an equal basis to the remaining amortization payments under the term loan.

  Special Prepayments

     If the contemplated sale and leaseback transaction relating to our leasehold interests with respect to approximately 38 restaurants or the contemplated sale of our Original Roadhouse Grill restaurants occurs within 270 days after we entered into the new credit agreement, the commitments under the term loan will be reduced or the term loan must be prepaid, as applicable, by an amount equal to the lesser of (i) the net cash proceeds from those transactions and (ii) in the case of the sale and leaseback transaction, 3.7 times the scheduled average annual cash rent expense over the life of the new credit facility and, in the
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

case of the sale of our Original Roadhouse Grill restaurants, 3.7 times the pro forma reduction in EBITDA associated with the sale of those restaurants.

  Voluntary Prepayments

     We are permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under the new credit facility in whole or in part, at our option, in minimum amounts to be agreed upon, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than at the end of an interest period. All voluntary prepayments of the term loan will be applied on an equal basis to the remaining amortization payments under the term loan.

  Security and Guarantees

     Buffets Holdings and all of our existing and future domestic subsidiaries, other than Tahoe Joe's, Inc., have guaranteed, and, to the extent no adverse tax consequences to us would result, all of our existing and future foreign subsidiaries and under specified circumstances, Tahoe Joe's, Inc. will unconditionally guarantee the repayment of the new credit facility and obligations under any hedging arrangement entered into with a lender or an affiliate of a lender. The new credit facility, such hedging arrangements and the guarantees are secured by substantially all of the tangible and intangible assets of ours, Buffets Holdings and each of the subsidiaries that guaranteed the new credit facility. The assets pledged as security include, but are not limited to:

     - a first-priority pledge of (1) all of our capital stock and (2) all the capital stock held by us or any subsidiary that guaranteed the new credit facility, which pledge, in the case of any first-tier foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us,

     - perfected first-priority security interests in substantially all tangible and intangible personal assets of ours, Buffets Holdings, and each subsidiary guarantor, whether owned now or in the future, and

     - mortgages on all material real property hereafter acquired and on all material real property owned on the closing date to the extent not sold as part of the contemplated sale and leaseback transaction relating to our leasehold interests with respect to approximately 38 restaurants within 270 days of the closing date.

  Covenants

     The new credit agreement contains affirmative, negative and financial covenants customary for such financings. The new credit agreement includes covenants, subject to exceptions, relating to limitations on:

     - dividends and interest on, and redemptions and repurchases of, capital stock,

     - entering into agreements with restrictions affecting our ability to repay borrowings under the new credit facility,

     - liens and sale and leaseback transactions,

     - loans and investments,

     - debt and hedging arrangements,

     - mergers, acquisitions and asset sales,

     - transactions with affiliates,

     - changes in business activities conducted by Buffets Holdings, us and our subsidiaries,

     - changes in our fiscal year, and

     - amendments to any of our debt or material agreements.

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

The new credit agreement also prohibits us from prepaying, redeeming and repurchasing some of our debt, including the notes.

  Events of Default

     The new credit agreement contains events of default customary for such financings, including, but not limited to:

     - nonpayment of principal, interest, fees or other amounts when due,

     - violation of covenants,

     - failure of any representation or warranty to be true in all material respects when made or deemed made,

     - cross default and cross acceleration,

     - invalid subordination of the notes offered hereby and of certain notes issued by Buffets Holdings,

     - default of performance by us or our subsidiaries of 10% or more of the aggregate number of restaurant operating leases such that the landlords under such leases are entitled to terminate such leases,

     - ERISA events,

     - change of control,

     - bankruptcy events,

     - material judgments, and

     - actual or asserted invalidity of the guarantees or security documents.

     Some of these events of default allow for some grace periods and materiality concepts.

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

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

     The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

     We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     This exchange offer will expire at 5:00 p.m., New York City time, on
          , 2002, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

     We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

  Proper Execution and Delivery of Letters of Transmittal

     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

          (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together

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

     with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

          (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "-- Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

          (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "-- Guaranteed Delivery Procedure" below.

     The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

          (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

          (2) a commercial bank or trust company having an office or correspondent in the United States, or

          (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

             (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

             (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

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

If the letter of transmittal or any bond powers are signed by:

          (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

          (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

          (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

          (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

  Book-Entry Delivery Procedure

     Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer the initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Guaranteed Delivery Procedure

     If you are a registered holder of initial notes and desire to tender your notes, and (1) your notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

          (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

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

          (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

          (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "-- Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

     We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the
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

tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-- Exchange Agent" and before acceptance of your tendered notes for exchange by us.

     Any notice of withdrawal must:

          (1) specify the name of the person having tendered the initial notes to be withdrawn,

          (2) identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of initial notes,

          (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of initial notes into the name of the person having made the original tender and withdrawing the tender,

          (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

          (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

     You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "-- Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

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

CONDITIONS TO THE EXCHANGE OFFER

     We will complete this exchange offer only if:

          (1) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

          (2) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

          (3) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

          (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

          (5) we obtain all governmental approvals that we deem in our reasonable discretion necessary to complete this exchange offer.

     These conditions, other than the requirement that we receive all necessary governmental approvals, must be satisfied or waived by us, prior to the expiration of the exchange offer. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time prior to the expiration of the exchange offer.

     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

          (1) refuse to accept and return to their holders any initial notes that have been tendered,

          (2) extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these initial notes to withdraw their tenders, or

          (3) waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "-- Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

     We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

     We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

     By mail, by hand or by overnight delivery:

     U.S. Bank Trust Center
     180 East Fifth Street
     St. Paul, MN 55101
     Attn: Specialized Finance Group

     Facsimile Transmission: (651) 244-1537
     Confirm by Telephone: (800) 934-6802
     Attn: Specialized Finance Group

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

          (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

          (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

          (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

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

     In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

          (1) the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

          (2) you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer, in which case the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

DELIVERY OF PROSPECTUS

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     We issued the initial notes under an Indenture dated as of June 28, 2002 (the "Indenture"), among us, the guarantors thereunder and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the initial notes and the exchange notes (collectively, the "Notes") include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The material terms used in this description are defined under the subheading "-- Definitions". In this description, the word "Company" refers only to Buffets, Inc. and not to any of its subsidiaries.

     The following paragraphs describe all material provisions of the Indenture and the Registration Rights Agreement. We, however, urge you to read the Indenture and the Registration Rights Agreement because they, not this description, set-forth all of your rights as holders of the Notes. Copies of these agreements were filed as exhibits to the Registration Statement of which this prospectus forms a part. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information".

BRIEF DESCRIPTION OF THE NOTES

     The Notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company; and

     - are guaranteed by each Subsidiary Guarantor.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued the initial notes in an aggregate principal amount of $230.0 million. The Company will issue the Exchange Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on July 15, 2010. Subject to our compliance with the covenant described under the subheading "-- Material Covenants -- Limitation on Indebtedness", we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions as the Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.

     Interest on the Notes will accrue at the rate of 11 1/4% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2003. We will make each interest payment to the holders of record of the Notes on the immediately preceding January 1 and July 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 15, 2006.

     On and after July 15, 2006, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
2006........................................................   105.625%
2007........................................................   103.750%
2008........................................................   101.875%
2009 and thereafter.........................................   100.000%

     In addition, before July 15, 2005, we may at our option redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds received by the Company from an Initial Public Equity Offering; (provided that, if the Initial Public Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company or used to acquire from the Company Capital Stock (other than Disqualified Stock) of the Company) provided that:

          (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of the redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) the redemption occurs within 60 days after the date of the Initial Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

OFFER TO PURCHASE UPON INITIAL PUBLIC OFFERING

     Within 30 days after the consummation of an Initial Public Equity Offering prior to July 15, 2005, the Company shall be required to offer to purchase from Holders such aggregate principal amount of Notes as may be purchased with funds equal in amount to 50% of the Net Cash Proceeds received by the Company or Parent from such Initial Public Equity Offering at a purchase price of 111.25% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, in no event will the Company be required to make an offer to purchase more than $80.5 million aggregate principal amount of the Notes (which amount represents 35% of the aggregate principal amount of the Notes originally issued). If the applicable Initial Public Equity Offering is an offering by Parent, the Company will be required to make an offer to repurchase Notes pursuant to the immediately preceding sentence regardless of whether any of the Net Cash Proceeds, if any, received by Parent are contributed by Parent to the equity capital of the Company.

     Notwithstanding the foregoing, to the extent the Company redeems any Notes pursuant to the third paragraph under "-- Optional Redemption", any Notes so redeemed shall reduce the aggregate principal amount of Notes that the Company shall be required to offer to purchase pursuant to this covenant.

     In the event of an Initial Public Equity Offering that requires the purchase of Notes pursuant to this covenant, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes in accordance with the procedures set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the cash amount required to be allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations, which will be denominations of $1,000 principal amount or multiples thereof.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

     The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Initial Public Equity Offering may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under some circumstances, we may be required to offer to purchase Notes as described under the captions "-- Offer to Purchase Upon Initial Public Offering", "-- Change of Control" and "-- Material Covenants -- Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

GUARANTIES

     Initially, the Subsidiary Guarantors will be all of the Company's Subsidiaries that guarantee the Company's obligations under the Credit Agreement, except that Tahoe Joe's Inc. will not be a Subsidiary Guarantor. The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the Offering and the Notes -- Fraudulent conveyance laws could void our obligations under the notes".

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness, including guarantees and other contingent liabilities, of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Risks Relating to the Offering and the Notes -- Fraudulent conveyance laws could void our obligations under the notes".

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

          (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

          (3) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

          (4) at such time as such Subsidiary Guarantor (i) no longer Guarantees any other Indebtedness of the Company or another Subsidiary Guarantor and
     (ii) has no outstanding Indebtedness for borrowed money;

in the case of (1) and (2) above, other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

RANKING

 Senior Indebtedness versus Notes

     The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.


     As of September 25, 2002:


          (1) the Company's Senior Indebtedness would have been $245.0 million, all of which would have been secured indebtedness; and

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been $245.0 million, all of which would have been secured indebtedness. All of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guaranties of Senior Indebtedness of the Company under the Credit Agreement.

     Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under some circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Material Covenants -- Limitation on Indebtedness".

 Liabilities of Subsidiaries versus Notes

     A substantial portion of our operations are conducted through our subsidiaries. All of our existing subsidiaries, other than Tahoe Joe's Inc., are guaranteeing the Notes. Future domestic Restricted Subsidiaries that have Indebtedness are required to guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by any such non-guarantor subsidiaries, and claims of preferred stockholders of any such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of any such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of any non-guarantor subsidiaries.


     At September 25, 2002, the total liabilities of our non-guarantor subsidiary were approximately $8.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Material Covenants -- Limitation on Indebtedness".


  Other Senior Subordinated Indebtedness versus Notes

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the

Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor.

     We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, and it does not treat Indebtedness secured by junior liens as subordinated or junior merely because it is secured by junior liens.

  Payment of Notes

     We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" or "-- Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

          (1) any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default, other than a Payment Default, with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee, with a copy to us, of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company, nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

     A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance" or "-- Satisfaction and Discharge".

BOOK-ENTRY, DELIVERY AND FORM

     We will initially issue the Exchange Notes in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchaser, banks, trust companies, clearing corporations and some other organizations). Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchaser. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Note for all purposes of such Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or

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its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to some conditions, the Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the Notes represented by the Global Note; or

          (3) an event of default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated Notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of Notes, including principal, premium and interest, by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of Parent or the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (2) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (3) individuals who on the Issue Date constituted the Board of Directors of the Company or, so long as Parent owns a majority of the total voting power of the Voting Stock of the Company, the Parent Board (together with any new directors whose election by such Board of Directors of the Company or the Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of 66 2/3% of the directors of the Company or of Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office; or

          (4) the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; provided, however, that (i) it shall not constitute a Change of Control under this clause (4) if, after giving effect to such transaction, the Permitted Holders beneficially own (as defined in clause (1) above) 35% or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction and (ii) this clause (4) shall not apply to Parent if at the time of the transaction, Parent owns less than a majority of the total voting power of the Voting Stock of the Company.

     Within 30 days following any Change of Control, we will mail or otherwise deliver a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, or premium, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.
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

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in some circumstances make more difficult or discourage a sale or takeover of Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into some transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Material Covenants -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement prohibits us from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Parent or the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company, including the Credit Agreement, restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing or delivery of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (i) repay in full all such Senior Indebtedness or (ii) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

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

MATERIAL COVENANTS

     The Indenture contains covenants including, among others, the following:

 Limitation on Indebtedness

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and each Restricted Subsidiary will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and, the Consolidated Coverage Ratio exceeds (1) 2.0 to 1, if such Indebtedness is Incurred on or prior to July 15, 2004, (2) 2.25 to 1, if such Indebtedness is Incurred after July 15, 2004 and on or prior to July 15, 2006, and (3) 2.5 to 1, if such Indebtedness is Incurred after July 15, 2006.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $50.0 million and (B) 5% of the consolidated revenue of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date such Indebtedness was Incurred;

          (2) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $245.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness owed to a Restricted Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (4) the Notes and the Exchange Notes (other than any Additional
     Notes);

          (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause
     (6);

          (7) Hedging Obligations of the Company or any Restricted Subsidiary entered into not for the purpose of speculation;

          (8) obligations in respect of one or more standby letters of credit, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

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          (10) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause (10) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $25.0 million;

          (11) Indebtedness attributable to the Specified Sale/Leaseback Transaction in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause
     (11) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $35.0 million, provided, however, that the Net Available Cash from the Specified Sale/Leaseback Transaction (other than Designated Excess Asset Sale Proceeds) is applied to reduce Indebtedness as required by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

          (12) Indebtedness attributable to Permitted Equipment Lease Financings in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (12) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $25.0 million, provided, however, that the Net Available Cash from such Permitted Equipment Lease Financings is applied to reduce Indebtedness as required by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (13) the Guarantee or co-issuance of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture;

          (14) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business, of the Company or any Restricted Subsidiary; and

          (15) Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $25.0 million.

     (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. In addition, from time to time the Company may reclassify any Indebtedness Incurred pursuant to any clause in paragraph (b) above such that it will be deemed as having been Incurred under another clause in paragraph (b), so long as such Indebtedness could have been Incurred under such new clause had such clause been available to the Company at the time of the original Incurrence of such Indebtedness. Indebtedness under the Revolving Credit Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (1) in paragraph (b) above. Indebtedness under the Term Loan Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (2) in paragraph (b) above.

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     (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in right of payment in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guaranty, as applicable, senior to or equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date and 100% of the fair market value (as determined in good faith by resolution of the Board of Directors of the Company) of property (other than cash that would constitute Temporary Cash Investments) of a Related Business received by the Company or a Restricted Subsidiary subsequent to the Issue Date as a contribution to its common equity capital (other than from a Subsidiary or that was financed with loans from the Company or any of its Restricted Subsidiaries); plus

             (C) the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is
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

        designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The preceding provisions do not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment, severance, compensation or shareholder agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed in any calendar year the sum of (A) $5.0 million plus (B) the aggregate Net Cash Proceeds received by the Company from the issuance of such Capital Stock to, or the exercise of options to purchase such Capital Stock by, employees or directors of the Company or any of its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above or applied pursuant to clause (b)(1) above) plus (C) the Net Cash Proceeds actually received by the Company after the Issue Date from insurance proceeds paid in respect of the death or disability of any employee or director; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (5) dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and its Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state and local taxes were the Company to pay such taxes as a stand-alone taxpayer and (B) such dividends pursuant to this clause (5) are used by Parent for such purposes within 20 days of the receipt of such dividends; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

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          (6) dividends, distributions or advances to Parent to the extent necessary to pay (A) for general corporate and overhead expenses incurred by Parent and (B) regularly scheduled interest on the Parent Note; provided, however, that such dividends, distributions or advances shall not exceed in any fiscal year of the Company the lesser of (i) $1,500,000 and
     (ii) $250,000 plus the amount required to pay regularly scheduled interest on the Parent Note; provided further, however, that such dividends, distributions or advances shall be included in the calculation of the amount of Restricted Payments;

          (7) Permitted Closing Date Payments; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (8) Payments of intercompany subordinated debt, the incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"; provided, however, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

          (9) Restricted Payments not exceeding $10.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

     For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (9) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Company will be entitled to classify such item of Restricted Payment on the date of its payment in any manner that complies with this covenant.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

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             (iv) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the Indenture on such asset or property;

             (v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (vi) any restriction arising under applicable law, regulation or order;

             (vii) any restriction on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and

             (viii) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the Issue Date.

          (2) with respect to clause (c) only,

             (i) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

             (ii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

             (iii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that such 75% requirement shall not apply to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefor is no less than an amount equal to the product of (x) 4.5 and (y) the amount of EBITDA for the previously completed four fiscal quarters directly attributable to the assets or Capital Stock included in such Asset Disposition); and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
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             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

             (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10.0 million. In addition, (i) the Company and the Restricted Subsidiaries will not be required to apply any Designated Excess Asset Sale Proceeds in accordance with this covenant to the extent such proceeds are paid out as a Restricted Payment within 270 days following the Issue Date in compliance with the covenant described under "-- Limitation on Restricted Payments" and (ii) other than any Designated Excess Asset Sale Proceeds, any Net Available Cash received in respect of the Specified Sale/Leaseback Transaction or in respect of Permitted Equipment Lease Financings Incurred pursuant to clause (b)(12) of the covenant described under "-- Limitation on Indebtedness" may not be applied pursuant to clause (3)(B) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce Senior Indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt thereof.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes
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pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, the material terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

          (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that the financial terms of such Affiliate Transaction are fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to, or not prohibited by, the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

          (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

          (4) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

          (5) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

          (6) the payment of fees to Caxton-Iseman Capital, Inc. pursuant to the terms of the Management Agreement as in effect on the Issue Date, provided that in connection with an Initial Public Equity Offering, the Company may terminate the Management Agreement and pay a termination fee from the proceeds of such Initial Public Equity Offering;

          (7) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

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          (8) the entering into of a registration rights agreement with the stockholders of the Company or Parent;

          (9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

          (10) any merger, consolidation or reorganization with Parent, solely for the purposes of reorganizing to facilitate the initial public offering of the Company or Parent.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company:

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

          (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

             (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

             (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

  Merger and Consolidation

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant

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     described under "-- Limitation on Indebtedness" or (B) the Consolidated
     Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

     Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company.

     Pursuant to the Indenture, if at any time Parent Guarantees the Notes, Parent will covenant in its Guaranty Agreement not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person

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     as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

  Future Guarantors

     The Company will cause each domestic Restricted Subsidiary of the Company (other than Tahoe Joe's Inc.) and any other domestic Restricted Subsidiary formed or acquired after the Issue Date, in each case, that (i) Guarantees any other Indebtedness of the Company or a Subsidiary Guarantor or (ii) Incurs or has outstanding any Indebtedness for borrowed money, to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

     If at any time, Tahoe Joe's Inc. Guarantees any other Indebtedness of the Company or a Subsidiary Guarantor, the Company shall cause Tahoe Joe's Inc. to execute a Guaranty Agreement pursuant to which Tahoe Joe's Inc. will become a Subsidiary Guarantor and fully and unconditionally Guarantee the Company's obligations with respect to the Notes on a senior subordinated basis.

     If at any time, Parent Guarantees any other Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness Incurred pursuant to clauses (1) or (2) in paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), the Company shall cause Parent to execute a Guaranty Agreement pursuant to which Parent will fully and unconditionally Guarantee the Company's obligations with respect to the Notes on a senior subordinated basis.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, after effectiveness of the Exchange Offer Registration Statement, file with the SEC and, in any event, provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     If Parent has Guaranteed the Notes and has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has provided the Trustee, the holders of the Notes and prospective investors with the reports described herein with respect to Parent (including any financial information required by Regulation S-X 3-10 and a separate "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to the Company and its Restricted Subsidiaries on a consolidated basis), the Company shall be deemed to be in compliance with the provisions of this section.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company or Parent to comply with its obligations under "-- Material Covenants -- Merger and Consolidation" above;

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          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Offer to Purchase Upon Initial Public Offering" (other than a failure to purchase Notes), "Change of Control" (other than a failure to purchase Notes) or under "-- Material Covenants" under "-- Limitation on Indebtedness",
     "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Future Guarantors", or "-- SEC Reports";

          (5) the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Guarantor or a Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

          (9) the Parent Guaranty, if applicable, or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) and such default continues for 10 days or any Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

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          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to some restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to some exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of Notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or extend the Stated Maturity of any Note;

          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any Note payable in money other than that stated in the Note;

          (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Note or any Guaranty that would adversely affect the Noteholders; or

          (9) make any change in any Guaranty that would adversely affect the Noteholders in any material respect.

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     Notwithstanding the preceding, without the consent of any holder of the
Notes, the Company, the Guarantors and Trustee may amend the Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor person of the obligations of the Company or any Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

          (5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the Notes, the Guaranties and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under "Offer to Purchase Upon Initial Public Offering" and "-- Change of Control" and under the covenants described under "-- Material Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Material Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be
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accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Material Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE

     When (1) we deliver to the Trustee all outstanding Notes for cancelation or
(2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to exceptions, cease to be of further effect.

CONCERNING THE TRUSTEE

     U.S. Bank National Association is to be the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes. An affiliate of the Trustee is a lender under the new credit facility.

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver

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and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant or equipment useful in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Material Covenants -- Limitation on Restricted Payments", "-- Material Covenants -- Limitation on Affiliate Transactions" and "-- Material Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

          (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

          (B) for purposes of the covenant described under "-- Material Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Material Covenants -- Limitation on Restricted
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     Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Material Covenants -- Merger and Consolidation";

          (C) a disposition of assets with a fair market value of less than $1.0 million;

          (D) entering into Hedging Obligations; and

          (E) the granting of a lien permitted under the Indenture.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility

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     was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation);

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

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     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Hedging Obligations;

          (7) dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary;

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest actually paid by the Company or a Restricted Subsidiary under a Guarantee of Indebtedness of any other Person; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; and

less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Refinancing Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
        (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash;

          (2) solely for purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under "Material Covenants -- Limitation on Restricted Payments", any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

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

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses;

          (6) to the extent included in total interest expense, any amortization or write-offs of debt issuance costs and prepayment penalties realized during such period to the extent attributable to the Indebtedness being Refinanced in connection with the Refinancing Transactions; and

          (7) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Material Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Credit Agreement" means the Credit Agreement entered into on June 28, 2002 by and among the Company, the guarantors referred to therein, the lenders referred to therein and Credit Suisse First Boston, together with the related documents thereto (including the term loans, revolving loans and letter of credit facility thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document or instrument) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Excess Asset Sale Proceeds" means the sum of (i) the amount, if any, by which the Net Available Cash received by the Company from the sale of Original Roadhouse Grill restaurants exceeds 3.7 times the pro forma reduction in EBITDA associated with such sale for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of the sale and (ii) the amount, if any, by which the Net Available Cash received by the Company from the Specified Sale/Leaseback Transaction exceeds 3.7 times the scheduled average annual cash rent expense over the life of the Notes.

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     "Designated Senior Indebtedness", with respect to a Person, means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Material Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Material Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (including, without limitation, deferred rental expense, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall
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be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

     "Existing Credit Agreement" means the Credit Agreement dated as of September 29, 2000, as amended, among Parent, the Company, Lehman Commercial Paper Inc., as administrative agent, Fleet National Bank, as syndication agent, First Union National Bank, as documentation agent, and the financial institutions and other lenders from time to time party thereto.

     "Existing Mezzanine Indebtedness" means the Company's 14% Senior Subordinated Notes due September 29, 2008 and Parent's 16% Senior Notes due September 29, 2008.

     "Facilities" means the Term Loan Facilities and the Revolving Credit Facilities.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board; and

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guarantor" means Parent and each Subsidiary Guarantor, as applicable.

     "Guaranty" means the Parent Guaranty and each Subsidiary Guaranty, as applicable.

     "Guaranty Agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which Parent or a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

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     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Material Covenants -- Limitation on Indebtedness", (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same clause and with the same terms will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

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     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Initial Public Equity Offering" means the first underwritten initial public offering of common stock by one of Parent or the Company pursuant to an effective registration statement under the Securities Act, which offering (i) has a primary component and (ii) results in at least $50.0 million of aggregate gross proceeds (whether primary or secondary).

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Material
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

     "Issue Date" means the date on which the Initial Notes were originally issued, such date being June 28, 2002.

     "Lenders" has the meaning specified in the Credit Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of

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assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Parent" means Buffets Holdings, Inc., a Delaware corporation.

     "Parent Board" means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board.

     "Parent Guaranty" means the Guarantee of the Notes by Parent pursuant to a Guaranty Agreement.

     "Parent Note" means (i) the $7.9 million aggregate principal amount of 3% Series A Subordinated Notes issued by Parent with an initial term maturity of six months from the Issue Date, which will be extended to June 15, 2011 with an interest rate of 4.75% if such notes are not paid in full on the initial maturity date, and (ii) the $20.0 million aggregate principal amount of 3% Series B Subordinated Notes issued by Parent with an initial term maturity of six months from the Issue Date, which will be extended to June 15, 2011 with an interest rate of 4.75% if such notes are not paid in full on the initial maturity date.

     "Permitted Closing Date Payments" means, without duplication, the following payments and distributions: (i) redemption of the Existing Mezzanine Indebtedness and the payment of accrued interest thereon, (ii) repayment of all amounts outstanding under the Existing Credit Agreement, including, but not limited to, fees and accrued interest thereon, (iii) cash payments (including, but not limited to, redemption fees of $18.0 million) made or agreed to be made in connection with the redemption of the Existing Mezzanine Indebtedness, (iv) the distribution of up to $150.0 million in cash to Parent and (v) the payment of transaction fees and expenses relating to the Refinancing Transactions of up to $17.1 million.

     "Permitted Equipment Lease Financings" means one or more Sale/Leaseback Transactions relating to equipment and/or leasehold improvements.

     "Permitted Holders" means (i) Caxton-Iseman Investments L.P., Caxton Associates, LLC, Sentinel Capital Partners, II, L.P., Frederick J. Iseman, Robert M. Rosenberg, Steven M. Lefkowitz, Robert A, Ferris, Roe H. Hatlen and David S. Lobel and any other Person who is a controlled Affiliate of any of the

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

foregoing and any member of senior management of the Company and (ii) any Related Party of any of the foregoing.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Material
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

          (10) additional Investments made after the Issue Date in an aggregate amount which, together with all other Investments made pursuant to this clause (10) that are then outstanding, do not exceed the greater of (a) $25.0 million and (b) 5% of Total Assets.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

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     "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs or other adjustments (including, solely in the case of clause (3)(i) below, an annualization of EBITDA), as applicable, that are

          (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date,

          (2) implemented by the Company or the business that was the subject of any such asset acquisition, in each case, within one year prior to the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the Company or such business, or

          (3) in connection with any acquisition of restaurants or a Person engaged in a Related Business, (i) the EBITDA reasonably estimated by the Company's chief financial officer associated with any such acquired restaurants that were operated for at least three months but no longer than twelve months by the business that was the subject of any such acquisition and (ii) cost savings reasonably estimated by the Company's chief financial officer and reasonably expected by such chief financial officer to be implemented within six months of the consummation of such acquisition directly attributable to closing such acquired restaurants or to headquarters consolidation, including consolidation of functions.

as if, in the case of each of clauses (1), (2) and (3), all such reductions in costs or other adjustments had been effected as of the beginning of such period.

     "Rating Agency" means Standard & Poor's, a division of the McGraw-Hill Companies and Moody's Investors Service, Inc. or if Standard & Poor's or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for Standard & Poor's or Moody's Investors Service, Inc. or both, as the case may be.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest on the Indebtedness being Refinanced not to exceed the amount of such accrued interest for one fiscal quarter and (ii) fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date, among the Company, the Subsidiary Guarantors and Credit Suisse First Corporation, Morgan Stanley &
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Co. Incorporated, Salomon Smith Barney Inc., UBS Warburg LLC and Fleet
Securities, Inc. and any similar registration rights agreement entered into in connection with the issuance of Additional Notes.

     "Related Business" means any business in which the Company was engaged on the Issue Date and any business that in the good faith judgement of the Board of Directors is related, ancillary or complementary thereto, arises therefrom or is necessary or desirable to facilitate such business.

     "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1) or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

     "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the revolving credit facility and letter of credit facility contained in the Credit Agreement and any other facilities or financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financing letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinance or replace, in whole or in part, any such revolving credit facility, letter of credit facility or financing arrangement.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

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     "Secured Indebtedness" means any Indebtedness of the Company secured by a
Lien.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of such Person to any Subsidiary;

     (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which in each case is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Specified Sale/Leaseback Transaction" means a Sale/Leaseback Transaction relating to leasehold interests with respect to up to 38 restaurants owned by the Company or a Restricted Subsidiary having an aggregate net book value of approximately $37.4 million and identified on the Issue Date on a schedule to the Indenture.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

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

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means Distinctive Dining, Inc., HomeTown Buffet, Inc., OCB Restaurant Co., OCB Purchasing Co. and Restaurant Innovations, Inc. and each other Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's, a division of the McGraw-Hill Companies; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's, a division of the McGraw-Hill Companies, or "A" by Moody's Investors Service, Inc.

     "Term Loan Facility" means the term loan facility initially contained in the Credit Agreement and any other facility or financing arrangement (including commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinances or replaces, in whole or in part, any such facility or financing arrangement.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's consolidated balance sheet for the most recently ended fiscal quarter for which internal financial statements are available.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Material Covenants -- Limitation on Restricted Payments".

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) (i) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Material Covenants -- Limitation on Indebtedness" or (ii) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries immediately before giving effect to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS


     In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, our special counsel, the following is a fair and adequate discussion of the material United States federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer as well as the ownership and disposition of the exchange notes by U.S. and Non-U.S. Holders, each as defined below, who acquire such exchange notes pursuant to the exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.


     The following discusses only exchange notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as some financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or foreign currencies and persons holding exchange notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. This discussion also does not address the tax consequences to persons who have a functional currency other than the United States dollar or to persons who have ceased to be United States citizens or to be taxed as resident aliens. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to the exchange notes. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a beneficial owner of an exchange note that is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

     If a partnership, or other entity taxable as a partnership for United States federal income tax purposes, holds exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships or who would hold exchange notes through a partnership or similar pass-through entity should consult their tax advisors regarding the United States federal income tax consequences of holding such notes.

U.S. HOLDERS

  The Exchange Offer

     The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, (1) no gain or loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged therefor and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange. Further, any market discount or bond premium (as discussed below) applicable to the initial
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

notes should carry over to the exchange notes. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

  Stated Interest and Original Issue Discount

     A U.S. Holder generally will be required to include in gross income as ordinary interest income the stated interest on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

     The initial notes were issued with original issue discount ("OID") that exceeds a de minimis amount. Each exchange note will be treated as having OID equal to the excess of (i) the "stated redemption price at maturity" of the note over (ii) its "issue price". For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. The issue price of an exchange note should be the first price at which a substantial amount of the initial notes were sold.

     Each exchange note will be issued with OID that exceeds a de minimis amount. Consequently, each U.S. Holder will be required to include in income each year, without regard to whether any cash payments of interest are made with respect to the exchange note and without regard to the holder's method of accounting for U.S. federal income tax purposes, a portion of the OID on the exchange note so as to provide a constant yield to maturity. The amount included in the income of a U.S. Holder each year in this way will be treated as ordinary income. Any amount of such OID included in income will increase a U.S. Holder's adjusted tax basis in an exchange note, and any payment (other than a payment of qualified stated interest) on the exchange note will decrease a U.S. Holder's adjusted tax basis in such note. In compliance with U.S. Treasury regulations, we will provide information to the IRS and U.S. Holders that is relevant to determining the amount of OID in each accrual period.

MARKET DISCOUNT AND BOND PREMIUM

     If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. Holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of (including dispositions which are nonrecognition transactions under certain provisions of the Code), the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. Holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. If a U.S. Holder elects to include market discount in gross income currently as it accrues, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

     If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. Holder exchanges an initial note, with respect to which there is a bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a

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

constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  Sale, Exchange or Disposition of the Exchange Notes

     Upon the sale, exchange or other disposition of an exchange note (other than the exchange of an initial note for an exchange note pursuant to the exchange offer), a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income or OID, which will be taxable as ordinary income) and such holder's adjusted tax basis in the exchange note. A U.S. Holder's tax basis in an exchange note generally will be its cost for the note increased by any OID and any accrued market discount previously included in income through the date of disposition and decreased by any payments on the notes (other than a payment of qualified stated interest). Subject to the discussion of market discount above, gain or loss recognized on such sale, exchange, retirement or other taxable disposition of an exchange note will generally be long-term capital gain or loss if the holder held such note for more than one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

     Backup withholding (at the then applicable rate) and information reporting requirements apply in the case of certain non-corporate U.S. Holders to certain payments of principal of, and interest (including OID) on, an exchange note, and of proceeds on the sale of an exchange note before maturity. Backup withholding applies if a holder fails to provide a correct taxpayer identification number, fails to report interest income (including OID) in full or fails to certify that the holder is not subject to withholding. An individual's taxpayer identification number is generally the individual's social security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of an exchange note that is, for the United States federal income tax purposes, not a U.S. Holder.

     The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a summary of those rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

     This discussion assumes that the notes or interest payments on the exchange notes are not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

  The Exchange Offer

     The exchange of initial notes for exchange notes pursuant to the exchange offer by a Non-U.S. Holder will not be treated as an exchange or otherwise as a taxable event.

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

  Payment of Interest on Exchange Notes

     Subject to the discussion below concerning backup withholding, payments of interest (including OID) on the exchange notes by us or our paying agent to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

     - such holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (3) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

     - the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

     The certification requirement referred to above will be fulfilled if either
(A) the Non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder's name and address and certifies as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note on behalf of the beneficial owner and provides a statement to us or our paying agent signed under penalties of perjury in which the organization, bank or financial institution certifies that an IRS Form W-8BEN (or successor form) has been received by it from the Non-U.S. Holder or from another financial institution acting on behalf of the Non-U.S. Holder and furnishes us or our paying agent with a copy. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the Non-U.S. Holder.

     The gross amount of payments of interest (including OID) that do not qualify for the exception from withholding described above (the "portfolio interest exemption") will be subject to United States withholding tax at a rate of 30% unless (i) the Non-U.S. Holder provides us with a properly-executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest (including OID) is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder and a properly-executed IRS Form W-8ECI (or successor form) is provided to us or our paying agent.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest (including OID) on the note or gain realized on the disposition of the note is effectively connected with such trade or business, then the Non-U.S. Holder generally will be subject to regular United States federal income tax on such interest (including OID) or gain on a net basis in the same manner as if it were a U.S. Holder, unless an applicable tax treaty provides otherwise. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder satisfies the certification requirements described above.

  Sale, Exchange or Disposition of the Notes

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of an exchange note will not be subject to United States federal income tax on gain realized on the sale, exchange or other taxable disposition of such note, unless:

     - such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

     - such gain is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder; or

     - such gain represents accrued but unpaid interest not previously included in income or OID, in which case the rules for interest would apply.
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

  United States Federal Estate Tax

     The note will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes if interest on the exchange notes is exempt from withholding of United States federal income tax under the portfolio interest exemption (without regard to the certification requirement).

  Backup Withholding and Information Reporting

     Unless certain exceptions apply, we must report annually to the IRS and to each Non-U.S. Holder any interest paid and OID accrued to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Under current United States federal income tax law, backup withholding tax will not apply to payments of interest (including OID) by us or our paying agent on an exchange note if the certifications described above under "Payment of Interest" are received, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a United States person.

     Payments on the sale, exchange or other disposition of an exchange note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for United States federal income tax purposes a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Backup withholding is not an additional tax: any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders of exchange notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.


     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS.


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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS


     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has passed upon the validity of the exchange notes and the related guaranties. In addition, Faegre & Benson LLP has also passed upon certain matters relating to the exchange notes and the related guaranties.


                                    EXPERTS

     The consolidated financial statements of Buffets, Inc. and its subsidiaries as of January 3, 2001, January 2, 2002 and July 3, 2002 and for the year ended December 29, 1999 (Predecessor Company), for the period from December 30, 1999 through October 1, 2000 (Predecessor Company), for the period from inception (October 2, 2000) through January 3, 2001, for the year ended January 2, 2002 and for the 26-week transitional period ended July 3, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. Under the indenture relating to the notes, we agreed to file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office in Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these filed reports and other information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the SEC will also be available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov."

     In addition, anyone who receives a copy of this prospectus may obtain a copy of any of these filings or a copy of the indenture, at no cost, by writing or telephoning us at the following address or telephone number:

     Buffets, Inc.
     1460 Buffet Way
     Eagan, Minnesota 55121
     (651) 994-8608
     Attention: General Counsel

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

                         INDEX TO FINANCIAL STATEMENTS

                         BUFFETS, INC. AND SUBSIDIARIES


                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of January 3, 2001, January
  2, 2002 and July 3, 2002..................................   F-3
Consolidated Statements of Operations for the Year Ended
  December 29, 1999, for the Period from December 30, 1999
  through October 1, 2000, for the Period from October 2,
  2000 through January 3, 2001, for the Year Ended January
  2, 2002 and for the Twenty-Six Week Transitional Period
  Ended July 3, 2002........................................   F-4
Consolidated Statements of Shareholder's Equity (Deficit)
  for the Year Ended December 29, 1999 and for the Period
  from December 30, 1999 through October 1, 2000, for the
  Period from October 2, 2000 through January 3, 2001, for
  the Year Ended January 2, 2002 and for the Twenty-Six Week
  Transitional Period Ended July 3, 2002....................   F-5
Consolidated Statements of Cash Flows for the Year Ended
  December 29, 1999, for the Period from December 30, 1999
  through October 1, 2000, for the Period from October 2,
  2000 through January 3, 2001, for the Year Ended January
  2, 2002 and for the Twenty-Six Week Transitional Period
  Ended July 3, 2002........................................   F-6
Notes to Consolidated Financial Statements..................   F-8
Condensed Consolidated Balance Sheet as of September 25,
  2002 (unaudited)..........................................  F-37
Condensed Consolidated Income Statements for the Twelve
  Weeks Ended October 10, 2001 and for the Twelve Weeks
  Ended September 25, 2002 (unaudited)......................  F-38
Condensed Consolidated Statement of Shareholder's Deficit
  for the Period from July 3, 2002 to September 25, 2002
  (unaudited)...............................................  F-39
Condensed Consolidated Statement of Cash Flows for the
  Twelve Weeks Ended October 10, 2001 and for the Twelve
  Weeks Ended September 25, 2002 (unaudited)................  F-40
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-41

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of Buffets, Inc. and Subsidiaries:


     We have audited the accompanying consolidated balance sheets of Buffets, Inc. (a Minnesota corporation) and Subsidiaries (the Company) as of July 3, 2002, January 2, 2002 and January 3, 2001, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for the twenty-six week transitional period ended July 3, 2002, the year ended January 2, 2002, the period from inception (October 2, 2000) through January 3, 2001, the period from December 30, 1999 through October 1, 2000 (Predecessor Company) and the year ended December 29, 1999 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Buffets, Inc. and Subsidiaries as of July 3, 2002, January 2, 2002 and January 3, 2001, and the results of their operations and their cash flows for the twenty-six week transitional period ended July 3, 2002, the year ended January 2, 2002, the period from inception (October 2, 2000) through January 3, 2001, the period from December 30, 1999 through October 1, 2000 (Predecessor Company) and the year ended December 29, 1999 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
August 30, 2002

                         BUFFETS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             JANUARY 3,    JANUARY 2,    JULY 3,
                                                                2001          2002         2002
                                                             ----------    ----------    --------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................   $ 15,696      $ 27,555     $  8,304
  Receivables..............................................      6,889         7,958        8,682
  Inventories..............................................     19,091        18,439       18,632
  Prepaid expenses and other current assets................      8,810        10,809       10,086
  Deferred income taxes....................................     14,800        15,027       19,000
  Due from parent..........................................         54           135           12
                                                              --------      --------     --------
          Total current assets.............................     65,340        79,923       64,716
PROPERTY AND EQUIPMENT, net................................    276,329       229,814      223,302
GOODWILL, net..............................................    322,953       312,163      312,163
DEFERRED INCOME TAXES......................................      1,248         1,000           --
OTHER ASSETS, net..........................................     17,953        14,878       15,445
                                                              --------      --------     --------
          Total assets.....................................   $683,823      $637,778     $615,626
                                                              ========      ========     ========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.........................................   $ 36,967      $ 29,028     $ 37,419
  Accrued liabilities (Note 3).............................     80,898        83,654       92,442
  Income taxes payable.....................................      1,919         5,123        2,804
  Current maturities of long-term debt.....................     24,875        42,224        2,450
                                                              --------      --------     --------
          Total current liabilities........................    144,659       160,029      135,115
LONG-TERM DEBT, net of current maturities..................    380,199       305,996      463,767
DEFERRED INCOME TAXES......................................         --            --          175
DEFERRED LEASE OBLIGATIONS.................................     18,226        18,463       18,829
OTHER LONG-TERM LIABILITIES................................      4,789         4,632        4,525
                                                              --------      --------     --------
          Total liabilities................................    547,873       489,120      622,411
                                                              --------      --------     --------
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock, $.01 par value, 100 shares authorized; 100
     shares issued and outstanding.........................         --            --           --
  Additional paid-in capital...............................    135,371       135,371           --
  Retained earnings (accumulated deficit)..................        579        13,287       (6,785)
                                                              --------      --------     --------
          Total shareholder's equity (deficit).............    135,950       148,658       (6,785)
                                                              --------      --------     --------
          Total liabilities and shareholder's equity
            (deficit)......................................   $683,823      $637,778     $615,626
                                                              ========      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             (PREDECESSOR)
                                                FOR THE        (SUCCESSOR)
                                                 PERIOD       FOR THE PERIOD                    (SUCCESSOR)
                             (PREDECESSOR)        FROM        FROM INCEPTION   (SUCCESSOR)    FOR THE TWENTY-
                             FOR THE YEAR     DECEMBER 30,     (OCTOBER 2,     FOR THE YEAR      SIX WEEK
                                 ENDED        1999 THROUGH    2000) THROUGH       ENDED        TRANSITIONAL
                             DECEMBER 29,      OCTOBER 1,       JANUARY 3,      JANUARY 2,     PERIOD ENDED
                                 1999             2000             2001            2002        JULY 3, 2002
                             -------------   --------------   --------------   ------------   ---------------
                                                              (IN THOUSANDS)
RESTAURANT SALES...........    $936,854         $781,153         $239,370       $1,044,734       $527,084
RESTAURANT COSTS:
  Food.....................     296,452          247,434           76,144          327,678        164,302
  Labor....................     290,716          239,950           75,972          326,423        164,264
  Direct and occupancy.....     213,087          170,489           52,651          233,375        117,004
                               --------         --------         --------       ----------       --------
          Total restaurant
            costs..........     800,255          657,873          204,767          887,476        445,570
ADVERTISING EXPENSES.......      22,491           20,858            5,338           26,233         13,696
GENERAL AND ADMINISTRATIVE
  EXPENSES.................      47,857           39,217           12,204           50,320         25,554
GOODWILL AMORTIZATION......         637              878            2,543           10,942             --
IMPAIRMENT OF ASSETS AND
  SITE CLOSING COSTS.......       1,966               --               --               --             --
ACQUISITION-RELATED
  COSTS....................          --           14,902               --               --             --
                               --------         --------         --------       ----------       --------
OPERATING INCOME...........      63,648           47,425           14,518           69,763         42,264
INTEREST EXPENSE...........       3,014            1,993           13,092           43,511         15,138
INTEREST INCOME............      (4,929)          (4,661)            (281)            (804)          (274)
LOSS RELATED TO
  REFINANCING..............          --               --               --               --         38,476
OTHER INCOME...............      (1,679)          (1,126)            (340)          (1,040)          (598)
                               --------         --------         --------       ----------       --------
INCOME (LOSS) BEFORE INCOME
  TAXES....................      67,242           51,219            2,047           28,096        (10,478)
INCOME TAX EXPENSE
  (BENEFIT)................      24,800           19,974            1,468           15,388         (3,450)
                               --------         --------         --------       ----------       --------
          Net income
            (loss).........    $ 42,442         $ 31,245         $    579       $   12,708       $ (7,028)
                               ========         ========         ========       ==========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUFFETS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                                                                      RETAINED
                                               COMMON STOCK                           EARNINGS
                                            -------------------     ADDITIONAL      (ACCUMULATED
                                              SHARES     AMOUNT   PAID-IN CAPITAL     DEFICIT)       TOTAL
                                            ----------   ------   ---------------   ------------   ---------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 28, 1998 (PREDECESSOR)..  45,020,661    $450       $ 119,792        $179,483     $ 299,725
  Net income..............................          --      --              --          42,442        42,442
  Common stock issued under employees'
    stock option plans....................      94,698       1             765              --           766
  Purchase of common stock................  (3,570,000)    (36)         (9,496)        (27,109)      (36,641)
  Tax benefit from early disposition of
    common stock issued under employees'
    stock option plans....................          --      --              91              --            91
                                            ----------    ----       ---------        --------     ---------
BALANCE, DECEMBER 29, 1999 (PREDECESSOR)..  41,545,359     415         111,152         194,816       306,383
  Net income..............................          --      --              --          31,245        31,245
  Common stock issued under employees'
    stock option plans....................     313,435       3           2,549              --         2,552
  Tax benefit from early disposition of
    common stock issued under employees'
    stock option plans....................          --      --           6,231              --         6,231
                                            ----------    ----       ---------        --------     ---------
BALANCE, OCTOBER 1, 2000 (PREDECESSOR)....  41,858,794    $418       $ 119,932        $226,061     $ 346,411
                                            ==========    ====       =========        ========     =========
INITIAL CAPITALIZATION, BALANCE, OCTOBER
  2, 2000 (SUCCESSOR).....................         100    $ --       $ 135,371        $     --     $ 135,371
  Net income..............................          --      --              --             579           579
                                            ----------    ----       ---------        --------     ---------
BALANCE, JANUARY 3, 2001 (SUCCESSOR)......         100      --         135,371             579       135,950
  Net income..............................          --      --              --          12,708        12,708
                                            ----------    ----       ---------        --------     ---------
BALANCE, JANUARY 2, 2002 (SUCCESSOR)......         100      --         135,371          13,287       148,658
  Redemption of stock warrants............          --      --          (4,060)         (3,140)       (7,200)
  Capital distribution....................          --      --        (131,311)         (9,904)     (141,215)
  Net loss................................          --      --              --          (7,028)       (7,028)
                                            ----------    ----       ---------        --------     ---------
BALANCE, JULY 3, 2002 (SUCCESSOR).........         100    $ --       $      --        $ (6,785)    $  (6,785)
                                            ==========    ====       =========        ========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            (PREDECESSOR)     (SUCCESSOR)
                                                            FOR THE PERIOD   FOR THE PERIOD                    (SUCCESSOR)
                                            (PREDECESSOR)        FROM        FROM INCEPTION   (SUCCESSOR)    FOR THE TWENTY-
                                            FOR THE YEAR     DECEMBER 30,     (OCTOBER 2,     FOR THE YEAR      SIX WEEK
                                                ENDED        1999 THROUGH    2000) THROUGH       ENDED        TRANSITIONAL
                                            DECEMBER 29,      OCTOBER 1,       JANUARY 3,      JANUARY 2,     PERIOD ENDED
                                                1999             2000             2001            2002        JULY 3, 2002
                                            -------------   --------------   --------------   ------------   ---------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).......................    $ 42,442         $ 31,245         $    579        $ 12,708        $  (7,028)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities-
    Depreciation and amortization.........      43,026           32,368           11,311          53,404           20,409
    Amortization of debt issuance costs...         228              174            1,042           3,905            1,617
    Net loss related to refinancing:
      Write-off of debt issuance costs....          --               --               --              --           11,022
      Accrued redemption fees.............          --               --               --              --           17,000
      Original issue discount expensed....          --               --               --              --            4,107
    Accretion of original issue
      discount............................          --               --              179             773              357
    Deferred interest.....................          --               --              310           1,269              614
    Impairment of assets and site closing
      costs...............................       1,966               --               --              --               --
    Tax benefit from early disposition of
      common stock........................          91            6,231               --              --               --
    Deferred income taxes.................      (3,404)          (7,968)           1,377              21           (2,798)
    Asset write-down......................          --               --               --             491               --
    Loss on disposal of assets............          --              544               --             361               89
    Changes in assets and liabilities:
      Receivables.........................      (4,477)           3,299           (3,093)         (1,069)            (982)
      Inventories.........................         (60)             341              235             690             (193)
      Prepaid expenses and other assets...         124           (1,832)             383          (1,571)          (1,557)
      Due from parent.....................          --               --              (54)            (81)             123
      Accounts payable....................       1,048            3,511            5,456          (7,939)           6,399
      Accrued and other liabilities.......       6,624           14,204            7,531           2,837           (7,202)
      Income taxes payable/refundable.....       2,953            5,705               91           3,204           (2,319)
                                              --------         --------         --------        --------        ---------
        Net cash provided by operating
           activities.....................      90,561           87,822           25,347          69,003           39,658
                                              --------         --------         --------        --------        ---------
INVESTING ACTIVITIES:
  Proceeds from sale leaseback
    transaction...........................          --               --           19,601          39,075            2,281
  Purchase of fixed assets................     (57,626)         (35,596)         (14,389)        (38,096)         (14,280)
  Purchase of restaurants, less cash
    acquired..............................     (16,604)              --               --              --               --
  Proceeds from sale of other assets......          --               --               --           1,651            1,130
  Purchase of other assets................          --           (1,417)            (672)            (55)            (468)
                                              --------         --------         --------        --------        ---------
        Net cash provided by (used in)
           investing activities...........     (74,230)         (37,013)           4,540           2,575          (11,337)
                                              --------         --------         --------        --------        ---------

                         BUFFETS, INC. AND SUBSIDIARIES

                                                            (PREDECESSOR)     (SUCCESSOR)
                                                            FOR THE PERIOD   FOR THE PERIOD                    (SUCCESSOR)
                                            (PREDECESSOR)        FROM        FROM INCEPTION   (SUCCESSOR)    FOR THE TWENTY-
                                            FOR THE YEAR     DECEMBER 30,     (OCTOBER 2,     FOR THE YEAR      SIX WEEK
                                                ENDED        1999 THROUGH    2000) THROUGH       ENDED        TRANSITIONAL
                                            DECEMBER 29,      OCTOBER 1,       JANUARY 3,      JANUARY 2,     PERIOD ENDED
                                                1999             2000             2001            2002        JULY 3, 2002
                                            -------------   --------------   --------------   ------------   ---------------
                                                                             (IN THOUSANDS)
FINANCING ACTIVITIES:
  Repayment of debt.......................          --             (332)         (48,819)        (53,896)        (353,298)
  Payments of capital leases..............      (2,254)            (686)              --              --               --
  Repurchase of common stock..............     (36,641)              --         (596,473)             --               --
  Issuance of common stock, net...........          --               --          124,202              --               --
  Proceeds from exercise of employee stock
    options...............................         766            2,552               --              --               --
  Proceeds from (repayment of) revolving
    credit facility.......................          --               --            5,000          (5,000)              --
  Proceeds from issuance of subordinated
    notes.................................          --               --           95,000              --          221,217
  Proceeds from Credit Facility...........          --               --          310,000              --          245,000
  Capital distributions...................          --               --               --              --         (148,415)
  Transaction-related costs...............          --               --          (12,009)             --               --
  Debt issuance costs.....................          --               --          (15,695)           (823)         (12,076)
                                              --------         --------         --------        --------        ---------
        Net cash provided by (used in)
           financing activities...........     (38,129)           1,534         (138,794)        (59,719)         (47,572)
                                              --------         --------         --------        --------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...     (21,798)          52,343         (108,907)         11,859          (19,251)
CASH AND CASH EQUIVALENTS, beginning of
  period..................................      94,058           72,260          124,603          15,696           27,555
                                              --------         --------         --------        --------        ---------
CASH AND CASH EQUIVALENTS, end of
  period..................................    $ 72,260         $124,603         $ 15,696        $ 27,555        $   8,304
                                              ========         ========         ========        ========        =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for-
    Interest (net of capitalized interest
      of $392, $368, $170, $369 and $158,
      respectively).......................    $  3,010         $  2,457         $ 10,288        $ 35,546        $  16,526
                                              ========         ========         ========        ========        =========
    Income taxes..........................    $ 18,161         $ 16,039         $    602        $ 11,725        $   1,587
                                              ========         ========         ========        ========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         BUFFETS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 NATURE OF ORGANIZATION

  Company Background


     Buffets Holdings, Inc. (Buffets Holdings), a Delaware corporation, was formed to acquire 100 percent of the common stock of Buffets, Inc. and its subsidiaries (the Company) in a buyout (the Acquisition) from public shareholders. On October 2, 2000, pursuant to a sale agreement dated September 29, 2000 between Buffets Holdings and Caxton-Iseman Investments LLP (Caxton-Iseman), Buffets Holdings acquired the common stock of Buffets, Inc. for a total of $639.8 million funded by (i) $85 million in cash held by the Company,
(ii) $310 million borrowed under a $340 million senior credit agreement, (iii) 14 percent senior subordinated notes due September 29, 2008 in the principal amount of $80 million, (iv) 16 percent senior subordinated notes due September 29, 2008 in the principal amount of $15 million, (v) warrants to purchase 205,696 shares of common stock and 61,709 shares of preferred stock, (vi) $20 million in proceeds from the sale and leaseback of the Company's Eagan, Minnesota, headquarters facility, and (vii) $130 million of capital contributions from Caxton-Iseman, Sentinel Capital and members of management.



     The Acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed by Buffets Holdings were recorded at fair value as of the date of the Acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed totaling $325.5 million was recorded as goodwill and pushed down to the Company. In addition, $14.9 million of acquisition-related costs were recognized as a charge to the statement of operations for the period from December 30, 1999 through October 1, 2000. These charges were comprised of approximately $6.9 million of transaction-related costs, $3 million in public shareholder litigation settlements and $5 million in risk reserve adjustments. The public shareholder litigation settlements and the risk reserve requirements were included in acquisition-related costs because they were required as a condition of closing the buyout from public shareholders.



     On June 28, 2002, the Company entered into new debt agreements to refinance its existing debt, make a distribution to Buffets Holdings, and repurchase its outstanding preferred stock warrants. The Company received $466.2 million in gross proceeds from the issuance of 11 1/4% senior subordinated notes due July 15, 2010 in the principal amount of $230 million, net of discount of $8.8 million, and $245.0 million borrowed under a new $295.0 million senior credit facility. The Company incurred $14.1 million in transaction fees related to the refinancing transactions. The net proceeds from the new debt agreements, cash on hand and a $17 million short-term redemption fee payable were used to (i) repay the remaining principal indebtedness under the Company's former credit facility, $212.4 million, (ii) redeem the $80.0 million aggregate principal amount of its 14% senior subordinated notes due September 29, 2008, (iii) redeem the $15.0 million aggregate principal amount of Buffets Holdings' 16% senior subordinated notes due September 29, 2008 and $2.2 million in deferred interest, (iv) pay $4.3 million in accrued interest, (v) pay $20.5 million in prepayment and make-whole redemption fees, (vii) make a $141.2 million distribution to Buffets Holdings, and (viii) pay $7.2 million to repurchase the preferred stock warrants. In connection with the transactions, the Company incurred a loss of $38.5 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants, and $0.8 million in expenses.

                         BUFFETS, INC. AND SUBSIDIARIES

  Description of Business

     The Company owns and operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Original Roadhouse Grill, Granny's Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe's Famous Steakhouse and Soup 'N Salad Unlimited in the United States. The Company operates principally in the midscale family dining industry segment. The Company had 393 Company-owned restaurants (370 family buffet restaurants) and 23 franchised restaurants operating as of July 3, 2002.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Fiscal Year

     Beginning July 3, 2002, the Company changed its fiscal year so that it ends on the Wednesday nearest June 30 of each year. The Company's new fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16, and 12 or 13 weeks, respectively. Prior to July 3, 2002, its fiscal year used to end on the Wednesday nearest December 31 of each year and was comprised of 52 or 53 weeks divided into four fiscal quarters of 16, 12, 12, and 12 or 13 weeks, respectively. All references herein to "2002" represent the 26 weeks ended July 3, 2002. All references herein to "2001" and "1999" represent the 52-week periods ended January 2, 2002 and December 29, 1999, respectively.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Investments with original maturities of three months or less are considered to be cash equivalents and are recorded at cost, which approximates market value. Cash equivalents consist principally of commercial paper and money market funds.

  Receivables

     Receivables primarily consist of credit card receivables, landlord receivables and vendor rebates. Landlord receivables represent the portion of costs for leasehold improvements remaining to be reimbursed by landlords at year-end. Vendor rebates result from discounts on purchases negotiated with the vendors. Rebates are recorded as a reduction to food costs in the statement of operations in the period that the associated food cost is recognized and then collected in the subsequent fiscal quarter.

  Inventories

     Inventories, consisting primarily of food, beverage, china and smallwares for each restaurant location, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method for food and beverage inventories. China and smallwares are stated at their original cost and subsequent additions are expensed as purchased.

                         BUFFETS, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Equipment is depreciated over estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are amortized over the terms of the related leases, generally 10 to 15 years. Buildings are depreciated over estimated useful lives, generally 39 1/2 years.

     Maintenance and repairs are charged to expense as incurred. Major improvements, which extend the useful life of the item, are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

     Property and equipment are as follows (in thousands):


                                               JANUARY 3,   JANUARY 2,   JULY 3,
                                                  2001         2002        2002
                                               ----------   ----------   --------
Land.........................................   $ 19,802     $  6,330    $  7,101
Buildings....................................     29,937        4,011       4,038
Equipment....................................     90,530      113,240     119,938
Leasehold improvements.......................    144,511      155,808     158,918
Less- Accumulated depreciation and
  amortization...............................      8,451       49,575      66,693
                                                --------     --------    --------
                                                $276,329     $229,814    $223,302
                                                ========     ========    ========


     The Company completed two sale and leaseback agreements to sell 23 of our stand-alone restaurant locations in December 2001 and another location in February 2002. The Company leased the 24 restaurants back applying provisions of Statement of Financial Accounting Standards (SFAS) No. 98, "Accounting for Leases." Net proceeds from the transactions were approximately $39.1 million in December 2001 and $2.3 million in February 2002. The Company did not recognize a gain or loss on these transactions. Additionally, the Company does not have any continuing involvement with these locations. These leases are accounted for as operating leases.

  Goodwill

     Goodwill, a result of the Acquisition, represents the excess of cost over net assets acquired. Goodwill was amortized on a straight-line basis over 15 to 30 years until we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 3, 2002. Accumulated amortization for goodwill was $2.5 million, $13.5 million, and $13.5 million as of January 3, 2001, January 2, 2002, and July 3, 2002, respectively. There were no goodwill impairment charges for any of the periods presented.

                         BUFFETS, INC. AND SUBSIDIARIES

     Based on the Company's current cash flows, the fair value of its goodwill exceeds the carrying amount of this asset. The effect of SFAS No. 142 on the results of operations for 1999, the period from December 30, 1999 through October 1, 2000, the period from inception (October 2, 2000) through January 3, 2001, 2001, and 2002 was as follows (in thousands):

                                                                           (SUCCESSOR)
                                                    (PREDECESSOR)      FOR THE PERIOD FROM                          (SUCCESSOR)
                                                 FOR THE PERIOD FROM        INCEPTION                             FOR THE 26-WEEK
                              (PREDECESSOR)         DECEMBER 30,           (OCTOBER 2,          (SUCCESSOR)        TRANSITIONAL
                            FOR THE YEAR ENDED      1999 THROUGH          2000) THROUGH      FOR THE YEAR ENDED    PERIOD ENDED
                               DECEMBER 29,          OCTOBER 1,            JANUARY 3,            JANUARY 2,           JULY 3,
                                   1999                 2000                  2001                  2002               2002
                            ------------------   -------------------   -------------------   ------------------   ---------------
Reported net income
  (loss)..................       $42,442               $31,245               $  579               $12,708             $(7,028)
Add: goodwill
  amortization............           637                   878                2,543                10,942                  --
Add: liquor license
  amortization............             5                    10                    2                    23                  --
                                 -------               -------               ------               -------             -------
  Adjusted net income
    (loss)................       $43,084               $32,133               $3,124               $23,673             $(7,028)
                                 =======               =======               ======               =======             =======

 Other Assets

     Other assets consist principally of debt issuance costs, notes receivable and other intangibles net of accumulated amortization of $1.1 million, $5.1 million and $6.7 million as of January 3, 2001, January 2, 2002 and July 3, 2002, respectively. Debt issuance costs relate to the costs incurred to enter into the senior credit agreement and issue the senior subordinated notes. The debt issuance costs are being amortized over the terms of the financing arrangements using the effective interest method. Other intangibles include trademarks, franchise fees and liquor licenses. Trademarks and franchise fees are being amortized on a straight-line basis over 10 years. Liquor licenses are not amortized, as they have indefinite lives. Notes receivable represents the long-term portion of notes that arose from the sale of certain restaurant facilities as well as a loan to an officer. The long-term and short-term notes receivable collectively totaled $2.1 million as of January 3, 2001, $1.6 million as of January 2, 2002 and $0.8 million as of July 3, 2002. The notes receivable had due dates between 2004 and 2010.

     The gross carrying amount and accumulated amortization of each major intangible asset class was as follows (in thousands):

                                FRANCHISE FEES              TRADEMARKS              LIQUOR LICENSES                TOTAL
                            -----------------------   -----------------------   -----------------------   -----------------------
                             GROSS                     GROSS                     GROSS                     GROSS
                            CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                             AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                            --------   ------------   --------   ------------   --------   ------------   --------   ------------
BALANCE, January 3,
  2001....................    $ 69         $ (4)        $ 34         $ (2)        $267         $ (2)        $370         $ (8)
FY 2001 Activity:
  Amortization............      --          (17)          --           (8)          --          (23)          --          (48)
  Additions...............      --           --           --           --          202           --          202           --
                              ----         ----         ----         ----         ----         ----         ----         ----
BALANCE, January 2,
  2002....................      69          (21)          34          (10)         469          (25)         572          (56)
FY 2002 Activity:
  Amortization............      --           (9)          --           (4)          --           --           --          (13)
  Reductions..............      --           --           --           --          (12)          --          (12)          --
                              ----         ----         ----         ----         ----         ----         ----         ----
BALANCE, July 3, 2002.....    $ 69         $(30)        $ 34         $(14)        $457         $(25)        $560         $(69)
                              ====         ====         ====         ====         ====         ====         ====         ====

                         BUFFETS, INC. AND SUBSIDIARIES

     The estimated amortization expense for each of the next three years is approximately $25,000 at which time franchise fees and trademarks are expected to be fully amortized.

  Recoverability of Long-Lived Assets


     The Company periodically evaluates long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. The Company considers a history of operating losses and the other factors described to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, are less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges in 2000 or 2001. During 2002, the Company expensed approximately $1.1 million relating to the impairment of long-lived assets associated with 12 restaurants (see footnote 3).


 Preopening Costs

     Costs incurred in connection with the opening of new restaurants are expensed as incurred in accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires companies to expense as incurred all start-up and preopening costs that are not otherwise capitalized as long-lived assets.

  Advertising Expenses


     Advertising costs are charged to expense as incurred.


 Income Taxes

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

  Joint Ventures

     The Company currently has one joint venture, Tahoe Joe's Inc., which owns and operates our Tahoe Joe's Famous Steakhouses. The Company has an 80% interest in Tahoe Joe's Inc., and a call option with respect to the remaining 20% interest of the minority holder. The minority holder has a corresponding put option with respect to his shares. The Company may exercise its call option or the minority holder may exercise his put option at the earlier of (1) April 8, 2004, (2) when the minority holder's employment with Tahoe Joe's Inc. is terminated by him or by cause by the Company and (3) when the number of Tahoe Joe's restaurant openings reaches 18. The Company also has the right to call the minority holder's shares if he ceases to be substantially involved in developing and operating Tahoe Joe's restaurants. The exercise price will be (1) the minority holder's portion (20%) of five times the pre-tax income for the

                         BUFFETS, INC. AND SUBSIDIARIES
trailing 52 weeks generated by the Tahoe Joe's restaurants added since April 8, 1999, less (2) $1.25 million.

 Revenue Recognition

     The Company's restaurant sales include proceeds from the sale of food and beverages at Company-owned restaurants.

     The Company recognizes franchise income for royalty fees and initial franchise fees received from franchisees. Initial fees are recognized as income when required obligations under the terms of the franchise agreement are fulfilled. Royalty fees are based on gross sales and are recognized in income as sales are generated. Franchise income was $1.5 million for 1999, $1.2 million for the period from December 30, 1999 through October 1, 2000, $0.3 million for the period from inception (October 2, 2000) through January 3, 2001, $1.3 million for 2001 and $0.7 million for 2002. Franchise income is included in other income in the accompanying consolidated statements of operations. Franchise fees and the related expenses are recognized as the Company's obligations regarding services to be performed are fulfilled, which generally is at the time a restaurant is opened.

     The Company sells gift certificates at its restaurants. Revenues are recognized upon the redemption of the gift certificates. Unearned revenue represents gift certificates sold and not yet redeemed and is included in accrued liabilities in the accompanying consolidated balance sheets.

 Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value Disclosure of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, receivables, notes receivable, accounts payable and long-term debt for which current carrying amounts are equal to or approximate fair market values. The following methods were used in estimating the fair value of each class of financial instrument:

     For cash equivalents, receivables and accounts payable the carrying amounts approximate fair value because of the short duration of these financial instruments. The fair value of notes receivable is estimated based on the present value of expected future cash flows discounted at the interest rate currently offered by the Company which approximates rates currently being offered by local lending institutions for loans of similar terms to companies of comparable credit risk. The fair value of long-term debt is estimated by discounting future cash flows for these instruments using the Company's expected borrowing rate for debt of comparable risk and maturity.

  Segment reporting


     The Company operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Original Roadhouse Grill, Granny's Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe's Famous Steakhouse and Soup N' Salad Unlimited in the United States of America. The Company operates principally in the mid-scale family dining industry segment, providing similar products to similar customers. The restaurants also possess similar economic characteristics resulting in similar long-term expected financial performance characteristics. Revenues are derived principally from food and

                         BUFFETS, INC. AND SUBSIDIARIES
beverage sales. The Company does not rely on any major customers as a source of revenue. Management believes that the Company meets the criteria for aggregating its operations into a single reporting segment.


 Reclassifications

     Certain amounts shown in the prior-period consolidated financial statements have been reclassified to conform with the current year consolidated financial statement presentation. These reclassifications had no effect on net income or shareholder's equity as previously presented.

3 ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in thousands):

                                                 JANUARY 3,   JANUARY 2,   JULY 3,
                                                    2001         2002       2002
                                                 ----------   ----------   -------
Accrued compensation...........................   $22,459      $20,043     $21,764
Redemption fee payable.........................        --           --      17,000
Accrued workers' compensation..................    12,622       12,749      13,468
Accrued insurance..............................     8,112        9,883      10,203
Accrued store closing costs....................     9,142        9,378       7,091
Unearned revenue...............................     7,314        8,063       5,306
Accrued sales taxes............................     5,079        5,058       4,454
Accrued other..................................    16,170       18,480      13,156
                                                  -------      -------     -------
                                                  $80,898      $83,654     $92,442
                                                  =======      =======     =======


     The store closing cost accrual is recorded to recognize all expenses related to store closings in the period the closing is approved. The Company provided for the store closing costs for certain stores, specifically identified and approved for closure in the succeeding year, in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination". The store closing costs are principally comprised of lease termination costs and obligations net of sublease and other cash receipts and employee termination benefits as summarized below (in thousands):



                                                        JANUARY 3,    JANUARY 2,    JULY 3,
                                                           2001          2002        2002
                                                        ----------    ----------    -------
Lease termination costs and obligations, net of
  sublease and other cash receipts....................    $8,887        $9,198      $6,926
Employee termination benefits.........................       255           180         165
                                                          ------        ------      ------
     Total accrued store closing costs................    $9,142        $9,378      $7,091
                                                          ======        ======      ======

                         BUFFETS, INC. AND SUBSIDIARIES

     The following table summarizes store closing reserve activity by type of cost for the past two fiscal years (in thousands):



                                                                              (SUCCESSOR)
                                                                                FOR THE
                                                                              TWENTY-SIX
                                                        (SUCCESSOR)        WEEK TRANSITIONAL
                                                     FOR THE YEAR ENDED      PERIOD ENDED
                                                      JANUARY 2, 2002        JULY 3, 2002
                                                     ------------------    -----------------
BALANCE, beginning of year.........................        $9,142               $9,378
  Additions:
  Lease obligations charged to earnings (as direct
     and occupancy costs)..........................           710                  562
  Reductions:
     Cash payments:
       Lease termination costs and obligations.....           238                1,630
       Employee severance benefits.................           236                  127
     Change in accrual assumptions.................            --                1,092
                                                           ------               ------
BALANCE, end of year...............................        $9,378               $7,091
                                                           ======               ======



     The change in accrual assumptions is based on the Company receiving greater than planned sublease and other cash receipts during the twenty-six week transitional period ended July 3, 2002. The expense recovery was included in the same line item in the statement of operations as the Company's impairment of underperforming restaurant properties.



     The following table summarizes planned and actual store closing activity for the past two fiscal years:



                                                                              (SUCCESSOR)
                                                                           FOR THE TWENTY-SIX
                                                        (SUCCESSOR)        WEEK TRANSITIONAL
                                                     FOR THE YEAR ENDED       PERIOD ENDED
                                                      JANUARY 2, 2002         JULY 3, 2002
                                                     ------------------    ------------------
Number of stores:
  Expected to close as of the beginning of the
     period........................................          17                    12
     Closed during the period......................          17                     9
     Identified for closure during the period......          12                    10
                                                            ---                   ---
  Expected to close as of the end of the period....          12                    13
                                                            ===                   ===
Number of employees:
  Expected to be terminated as of the beginning of
     the period....................................         595                   420
  Terminated during the period.....................         573                   310
  Identified for termination during the period.....         420                   350
  Expected to be terminated as of the end of the
     period........................................         420                   455

                         BUFFETS, INC. AND SUBSIDIARIES

     The remaining store closing reserves are expected to be paid, or incurred, by year as follows (in thousands):



2003........................................................    $4,151
2004........................................................       661
2005........................................................       644
2006........................................................       521
2007........................................................       521
Thereafter..................................................       593
                                                                ------
                                                                $7,091
                                                                ======



4 RECENT ACCOUNTING PRONOUNCEMENTS


     In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which superceded SFAS 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed of", and APB 30. SFAS 144 amended accounting and reporting standards for the disposal of segments of a business and addressed various issues related to the accounting for impairments or disposals of long-lived assets. We adopted SFAS 144 effective January 3, 2002. SFAS 144 had no impact on our consolidated results of operations, financial position or cash flow for 2002.

     In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 amended, and or rescinded, accounting and reporting standards for extinguishments of debt, requirements surrounding the transition to the provisions of the Motor Carrier Act of 1980, and certain lease modifications that had economic effects similar to sale-leaseback transactions. The Company adopted SFAS 145 effective July 3, 2002. Aside from causing the loss related to refinancing to be classified as ordinary expense in its consolidated statements of operations, SFAS 145 had no impact on its consolidated results from operations, financial position or cash flow for 2002.

     In July, 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not believe that the adoption of SFAS 146 will have a material impact on its results of operations or financial position.

                         BUFFETS, INC. AND SUBSIDIARIES

5 LONG-TERM DEBT

     Long-term debt outstanding was as follows (in thousands):

                                                     JANUARY 3,    JANUARY 2,    JULY 3,
                                                        2001          2002         2002
                                                     ----------    ----------    --------
Credit Facility:
  Revolving credit facility........................   $  5,000      $     --     $     --
  Tranche A, interest at LIBOR plus 3.25%, due
     quarterly through September 30, 2005 (interest
     rates from 5.8% to 7.0% as of January 2,
     2002).........................................    160,000       117,762           --
  Tranche B, interest at LIBOR plus 3.75%, due
     quarterly through March 31, 2007 (interest
     rates from 6.3% to 7.5% as of January 2,
     2002).........................................    150,000       138,342           --
  Term loan, interest at LIBOR plus 3.50%, due
     quarterly through June 28, 2009 (interest rate
     at 5.4% as of July 3, 2002)...................         --            --      245,000
                                                      --------      --------     --------
          Total Credit Facility....................    315,000       256,104      245,000
Senior subordinated notes, interest at 14% and 16%,
  due September 29, 2008, net of discount of $5,235
  at January 3, 2001 and $4,464 at January 2,
  2002.............................................     90,074        92,116           --
Senior subordinated notes, interest at 11.25%, due
  July 15, 2010, net of discount of $8,783 at July
  3, 2002..........................................         --            --      221,217
                                                      --------      --------     --------
          Total long-term debt.....................    405,074       348,220      466,217
Less -- Current maturities.........................     24,875        42,224        2,450
                                                      --------      --------     --------
                                                      $380,199      $305,996     $463,767
                                                      ========      ========     ========

     As of July 3, 2002, future maturities of long-term debt by year were as follows (in thousands):

2003........................................................  $  2,450
2004........................................................     2,450
2005........................................................     2,450
2006........................................................     2,450
2007........................................................     2,450
Thereafter..................................................   462,750
                                                              --------
                                                              $475,000
                                                              ========

  Credit Facility

     On June 28, 2002, the Company entered into a new senior credit facility (the Credit Facility) which provided for total borrowings of up to $295,000,000, including (i) a $245,000,000 term loan, (ii) a $30,000,000 revolving credit facility, of which up to $20,000,000 is available in the form of letters of credit, and (iii) a separate $20,000,000 letter of credit facility. The terms of the Credit Facility permit the Company to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25.0 million. The term loan matures on June 28, 2009 while the revolving facility and the letter of credit facility mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the

                         BUFFETS, INC. AND SUBSIDIARIES
term loan during each of the first six years of the loan (beginning on September 30, 2002), with the remaining balance payable due in equal quarterly installments during the seventh year of the loan. The term loan is secured by substantially all of the Company's assets other than those of our Tahoe Joe's Inc. subsidiary (see Note 11 for further discussion of our guarantor and non-guarantor subsidiaries). Buffets Holdings, Inc. has also guaranteed the repayment of the Credit Facility. The Credit Facility requires the Company to maintain certain financial ratios including leverage, interest coverage and fixed charge coverage. The Company was in compliance with all covenants as of July 3, 2002.

     As of July 3, 2002, the Company had $17,405,000 in outstanding letters of credit, which expire through May 2, 2003. As of July 3, 2002, the total borrowing availability under the revolving credit facility was $30,000,000 and the total borrowing capacity under the letter of credit facility was $2,595,000.

     The Company has the option of tying its borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston's prime rate, or the federal funds effective rate plus one-half of 1 percent.

  11 1/4% senior subordinated notes

     On June 28, 2002, the Company issued 11 1/4% senior subordinated notes in the principal amount of $230 million due July 15, 2010. Such notes were issued at a 96.181% discount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. Accretion of the original issue discount was approximately $10,000 during 2002 and is included in interest expense in the accompanying consolidated statements of operations. Except in the event of an initial public offering, we are not entitled to redeem the notes at our option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by 1.875% per year until July 15, 2009 at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25%.

6 SHAREHOLDER'S EQUITY (DEFICIT)

  Authorized Shares

     The Company has 100 authorized shares, which consist of 100 shares of common stock.

  Stock warrants

     On October 2, 2000, the Company issued $80 million principal amount of 14 percent senior subordinated notes due September 29, 2008, with detachable warrants to purchase 173,218 shares of Buffets Holdings' common stock and 51,965 shares of Buffets Holdings' preferred stock. Contemporaneously, Buffets Holdings, Inc. issued $15 million principal amount of 16 percent senior subordinated notes due September 29, 2008, with detachable warrants to purchase 32,478 shares of common stock and 9,744 shares of preferred stock. Such warrants were valued collectively at $5.4 million. On June 28, 2002, all preferred stock warrants were redeemed in conjunction with the refinancing transactions, leaving 205,696 common stock warrants outstanding. The common stock warrants have an exercise price of $.01 per share and expire on September 29, 2010.

                         BUFFETS, INC. AND SUBSIDIARIES

7 RETIREMENT PLAN

     The Company has a 401(k) plan covering all employees with one year of service, age 21 or older, who worked at least 1,000 hours in the prior year. The Company's discretionary contributions to the plan are determined annually by the board of directors and are used to match a portion of employees' voluntary contributions. Participants are 100 percent vested in their own contributions immediately and are vested in the Company's contributions 20 percent per year of service with the Company, such that they are fully vested at the end of five years of service with the Company. The board of directors authorized and recognized matching contributions of $0.8 million for 1999, $0.8 million for the combined period from December 30, 1999 through January 3, 2001, and $0.9 million for 2001. These contributions were paid during the first quarter of the succeeding fiscal year. The 2002 matching contribution will not be authorized by the board of directors until the end of the 2002 calendar year. The Company has $0.5 million accrued as of July 3, 2002 for 2002 matching contributions.

8 INCOME TAXES

     The income tax expense (benefit) consisted of the following (in thousands):

                                         (PREDECESSOR)      (SUCCESSOR)                        (SUCCESSOR)
                                         FOR THE PERIOD    FOR THE PERIOD                        FOR THE
                        (PREDECESSOR)         FROM         FROM INCEPTION    (SUCCESSOR)     TWENTY-SIX WEEK
                        FOR THE YEAR      DECEMBER 30,      (OCTOBER 2,      FOR THE YEAR     TRANSITIONAL
                            ENDED         1999 THROUGH     2000) THROUGH        ENDED         PERIOD ENDED
                        DECEMBER 29,       OCTOBER 1,        JANUARY 3,       JANUARY 2,         JULY 3,
                            1999              2000              2001             2002             2002
                        -------------    --------------    --------------    ------------    ---------------
Federal:
  Current.............     $24,436          $18,452            $ (460)         $11,966           $(1,046)
  Deferred............      (2,928)          (6,744)            1,212               18            (2,448)
                           -------          -------            ------          -------           -------
                            21,508           11,708               752           11,984            (3,494)
State:
  Current.............       3,677            3,259               551            3,401               394
  Deferred............        (476)          (1,224)              165                3              (350)
                           -------          -------            ------          -------           -------
                             3,201            2,035               716            3,404                44
Tax effect from early
  disposition of
  common stock........          91            6,231                --               --                --
                           -------          -------            ------          -------           -------
  Income tax expense
     (benefit)........     $24,800          $19,974            $1,468          $15,388           $(3,450)
                           =======          =======            ======          =======           =======

                         BUFFETS, INC. AND SUBSIDIARIES

     Deferred income taxes are provided to record the income tax effect of temporary differences that occur when transactions are reported in one period for financial statement purposes and in another period for tax purposes. The tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities was as follows (in thousands):

                              JANUARY 3, 2001           JANUARY 2, 2002             JULY 3, 2002
                           ----------------------    ----------------------    ----------------------
                           CURRENT    NON-CURRENT    CURRENT    NON-CURRENT    CURRENT    NON-CURRENT
                            ASSET        ASSET        ASSET        ASSET        ASSET      LIABILITY
                           -------    -----------    -------    -----------    -------    -----------
Property and equipment...  $    --     $(11,742)     $    --      $(9,657)     $    --      $(9,091)
Deferred rent............       --        7,134           --        7,124           --        7,227
Self-insurance reserve...    3,088           --        3,349           --        2,975           --
Accrued workers'
  compensation...........    4,580           --        4,642           --        4,929           --
Accrued payroll and
  related benefits.......    1,982           --        2,373           --        3,034           --
Accrued store closing
  costs..................    3,444           --        3,611           --        2,729           --
Net operating loss and
  tax credit
  carryforwards..........       --        2,035           --          100        4,564           --
Deferred gain on sale
  leaseback
  transaction............       --        1,713           --        1,620           --        1,576
Goodwill.................       --        1,455           --        1,312           --         (112)
Other....................    1,706          653        1,052          501          769          225
                           -------     --------      -------      -------      -------      -------
          Total..........  $14,800     $  1,248      $15,027      $ 1,000      $19,000      $  (175)
                           =======     ========      =======      =======      =======      =======

     As of July 3, 2002, the Company had a net operating loss carryforward of $13.0 million that expires in 2022.

     A reconciliation of the Company's income tax expense (benefit) at the federal statutory rate to the reported income tax expense (benefit) was as follows (in thousands):

                                            (PREDECESSOR)     (SUCCESSOR)                      (SUCCESSOR)
                                            FOR THE PERIOD   FOR THE PERIOD                      FOR THE
                            (PREDECESSOR)        FROM        FROM INCEPTION   (SUCCESSOR)    TWENTY-SIX WEEK
                            FOR THE YEAR     DECEMBER 30,     (OCTOBER 2,     FOR THE YEAR    TRANSITIONAL
                                ENDED        1999 THROUGH    2000) THROUGH       ENDED        PERIOD ENDED
                            DECEMBER 29,      OCTOBER 1,       JANUARY 3,      JANUARY 2,        JULY 3,
                                1999             2000             2001            2002            2002
                            -------------   --------------   --------------   ------------   ---------------
Federal income tax expense
  (benefit) at statutory
  rate of 35%.............     $23,535         $17,927           $  716         $ 9,834          $(3,667)
State income taxes, net of
  federal benefit.........       2,081           1,323              549           2,204               29
Settlement of prior years'
  tax audit issues........        (700)             --
General business
  credits.................        (597)           (821)            (272)           (932)            (656)
Goodwill amortization.....          75              45              808           3,767               --
Other.....................         406           1,500             (333)            515              844
                               -------         -------           ------         -------          -------
  Income tax expense
     (benefit)............     $24,800         $19,974           $1,468         $15,388          $(3,450)
                               =======         =======           ======         =======          =======

                         BUFFETS, INC. AND SUBSIDIARIES

9 RELATED-PARTY TRANSACTIONS


     The Company entered an advisory agreement with Caxton-Iseman, a majority shareholder with almost 76.9% of Buffets Holdings' outstanding common stock under its control, under which Caxton-Iseman provides various advisory services to the Company in exchange for an annual advisory fee equal to 2% of the Company's annual consolidated earnings before interest, taxes, depreciation and amortization. Caxton-Iseman receives an additional fee for advisory services relating to particular financial transactions equal to 1% of the transaction value. Total expenses under these arrangements were $0.4 million for the period from inception (October 2, 2000) through January 3, 2001, $2.9 million for 2001 and $1.2 million for 2002. There were no such expenses under these arrangements for fiscal 1999 or the period from December 30, 1999 through October 1, 2000.


     The Company also entered into an agreement with Caxton-Iseman relating to services provided by them in connection with the buyout from public shareholders on October 1, 2000. Under the agreement, the Company paid Caxton-Iseman $6.4 million.

     The Company entered an advisory agreement with Sentinel Capital Partners, L.L.C., a minority shareholder with over 6.9% of Buffets Holdings' outstanding common stock under its control, under which Sentinel Capital provides various advisory services to the Company for an annual advisory fee of $200,000. Under this agreement, the Company paid $50,000 for the period from inception (October 2, 2000) through January 3, 2001, $200,000 in 2001 and approximately $108,000 in 2002. There were no such expenses under these arrangements for fiscal 1999 of the period from December 30, 1999 through October 1, 2000.

     Roe H. Hatlen, an initial founder of the Company, a former CEO and former Chairman of the Board of Directors, and a current member on Buffets Holdings, Inc.'s board of directors, entered into an advisory arrangement with the Company and Buffets Holdings, Inc. that expires in 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in fiscal 2001 and $150,000 in fiscal 2002. He will receive $288,000 in fiscal 2003; $263,000 in fiscal 2004; $238,000 in fiscal
2005; and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to our management employees through the end of calendar year 2005. Mr. Hatlen purchase approximately 5.0% of the shares in Buffets Holdings common stock and approximately 3.4% of the shares of Buffets Holdings preferred stock. 32,501 shares of the acquired, outstanding shares are subject to vesting over three years at the rate of one-third for each year that Mr. Hatlen completes as a member of Buffets Holdings' board of directors. Buffets Holdings has certain rights to repurchase, at various prices depending on whether Mr. Hatlen is terminated with cause or without cause, the unvested shares of its common stock if Mr. Hatlen ceases to serve as a member of Buffets Holdings' board of directors.

     C. Dennis Scott, an initial founder of the Company and former Vice Chairman, entered into an advisory arrangement with the Company and Buffets Holdings that expires in 2005. Under Mr. Scott's advisory agreement, he received no cash compensation after fiscal 2000. Mr. Scott purchased approximately 0.5% of the shares of Buffets Holdings common stock. These shares are subject to Buffets Holdings' right to repurchase these shares upon Mr. Scott's termination as an advisor to Buffets Holdings at various prices depending on whether Mr. Scott is terminated with or without cause. Mr. Scott retains an office in San Diego at our expenses and receives health, medical and other benefits comparable to those made available to our management employees through the end of calendar year 2005. Mr. Scott is required to provide services to the Company for no more than two days per month.


     In connection with the buyout from public shareholders, Buffets Holdings entered into stockholder agreements with 16 members of management. These agreements govern the five-year vesting of Buffets Holdings common stock, transfer restrictions and agreements not to compete with us for two years after

                         BUFFETS, INC. AND SUBSIDIARIES
their employment terminates. Certain management investors obtained recourse loans to purchase shares in Buffets Holdings, Inc. which were guaranteed by the Company. Each of the management investors pledged a portion of his, or her, respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of Buffets Holdings, whereby each agreed to repay the corresponding amount of the guarantee, together with interest at the rate of 7% per annum at the earliest of (1) seven years, (2) termination of employment with the Company or (3) the sale, disposition or other transfer if the management investor's ownership interest in the shares. The guarantees totaled $1.2 million as of January 3, 2001 and January 2, 2002, and $0.5 million as of July 3, 2002.


     An officer was advanced $315,000 on February 20, 2002 for a homestead purchase. Interest is payable annually at a rate equal to the Company's interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest must be repaid by September 28, 2007 or at such earlier time occasioned by the officer's termination of employment or sale of his residence.

10 COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is involved in various legal actions rising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or the results of operations.

  Operating Leases

     The Company conducts most of its operations from leased restaurant facilities, all of which are classified as operating leases.

     The following is a schedule of future minimum lease payments required under noncancellable operating leases as of July 3, 2002 (in thousands):


2003........................................................  $ 49,686
2004........................................................    49,318
2005........................................................    47,680
2006........................................................    45,560
2007........................................................    43,412
Thereafter..................................................   269,112
                                                              --------
          Total future minimum lease payments...............  $504,768
                                                              ========


     Certain of these leases require additional rent based on a percentage of net sales and may require additional payments for real estate taxes and common area maintenance on the properties. Many of these leases also contain renewal options exercisable at the election of the Company. Under the provisions of certain leases, there are certain escalations in payments over the base lease term as sell as renewal periods which have been reflected in rent expense on a straight-line basis over the life of the anticipated terms. Differences between minimum lease payments and straight-line rent expense are reflected in deferred lease obligations on the balance sheet.

                         BUFFETS, INC. AND SUBSIDIARIES

     Rent expense was as follows (in thousands):

                                       (PREDECESSOR)     (SUCCESSOR)                      (SUCCESSOR)
                                       FOR THE PERIOD   FOR THE PERIOD                  FOR THE TWENTY-
                       (PREDECESSOR)        FROM        FROM INCEPTION   (SUCCESSOR)       SIX WEEK
                       FOR THE YEAR     DECEMBER 30,     (OCTOBER 2,     FOR THE YEAR    TRANSITIONAL
                           ENDED        1999 THROUGH    2000) THROUGH       ENDED        PERIOD ENDED
                       DECEMBER 29,      OCTOBER 1,       JANUARY 3,      JANUARY 2,        JULY 3,
                           1999             2000             2001            2002            2002
                       -------------   --------------   --------------   ------------   ---------------
Minimum rents........     $39,710         $31,851          $ 9,931         $43,732          $23,510
Deferred rents.......       1,558             756              205             835              890
Percentage rents.....       2,329           2,186              239           2,559            1,419
                          -------         -------          -------         -------          -------
                          $43,597         $34,793          $10,375         $47,126          $25,819
                          =======         =======          =======         =======          =======

11 CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     As a result of the Company's decision to refinance a portion of its existing long-term debt with senior subordinated notes in fiscal 2002 (as described in footnote 5) which are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following wholly-owned subsidiaries of Buffets, Inc.: HomeTown Buffets, Inc., OCB Restaurant Co., OCB Purchasing Co., Restaurant Innovations, Inc., and Distinctive Dining, Inc., the condensed consolidating financial statements for Buffets, Inc. and the Subsidiary Guarantors are presented below. The guarantees by these subsidiary guarantors will be senior to any of their existing and future subordinated obligations, equal in right of payment with any of their existing and future senior subordinated indebtedness and subordinated to any of their existing and future senior indebtedness. There are no restrictions on the Company's ability to obtain funds from its subsidiaries.

     The only existing subsidiary of Buffets, Inc. that has not guaranteed the senior subordinated notes is Tahoe Joe's Inc., which is minor (the subsidiary's total assets, shareholder's equity, revenues, income from operations and cash flows from operations is less than 3% of the Company's consolidated amounts) for purposes of the Securities and Exchange Commission's rules regarding presentation of the condensed consolidating financial statements below. As such, the financial position, results of operations and cash flow information of Tahoe Joe's have been included in the Subsidiary Guarantors column.

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 3, 2001

                                                  PARENT     SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 ---------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $  11,806    $  3,890     $      --       $ 15,696
  Receivables..................................      2,560     218,169      (213,840)         6,889
  Inventories..................................        732      18,359            --         19,091
  Prepaid expenses and other current assets....      2,919       5,891            --          8,810
  Deferred income taxes........................     14,800          --            --         14,800
  Due from parent..............................         54          --            --             54
                                                 ---------    --------     ---------       --------
     Total current assets......................     32,871     246,309      (213,840)        65,340
PROPERTY AND EQUIPMENT, net....................      5,207     271,122            --        276,329
GOODWILL, net..................................     19,377     303,576            --        322,953
DEFERRED INCOME TAXES..........................      1,248          --            --          1,248
OTHER ASSETS, net..............................    148,691       6,763      (137,501)        17,953
                                                 ---------    --------     ---------       --------
     Total assets..............................  $ 207,394    $827,770     $(351,341)      $683,823
                                                 =========    ========     =========       ========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.............................  $ 219,455    $ 32,425     $(214,913)      $ 36,967
  Accrued liabilities..........................     39,771      41,117            10         80,898
  Income taxes payable.........................      1,919          --            --          1,919
  Current maturities of long-term debt.........      1,493      23,382            --         24,875
                                                 ---------    --------     ---------       --------
     Total current liabilities.................    262,638      96,924      (214,903)       144,659
LONG-TERM DEBT, net of current maturities......     22,812     357,387            --        380,199
DEFERRED LEASE OBLIGATIONS.....................         52      18,174            --         18,226
OTHER LONG-TERM LIABILITIES....................      4,337         129           323          4,789
                                                 ---------    --------     ---------       --------
     Total liabilities.........................    289,839     472,614      (214,580)       547,873
                                                 ---------    --------     ---------       --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock.................................         --          --            --             --
  Additional paid-in capital...................     73,243     199,494      (137,366)       135,371
  Retained earnings (accumulated deficit)......   (155,688)    155,662           605            579
                                                 ---------    --------     ---------       --------
     Total shareholder's equity (deficit)......    (82,445)    355,156      (136,761)       135,950
                                                 ---------    --------     ---------       --------
     Total liabilities and shareholder's equity
       (deficit)...............................  $ 207,394    $827,770     $(351,341)      $683,823
                                                 =========    ========     =========       ========

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 2, 2002

                                                  PARENT     SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 ---------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $  15,672    $ 11,883     $      --       $ 27,555
  Receivables..................................        406     201,677      (194,125)         7,958
  Inventories..................................        702      17,737                       18,439
  Prepaid expenses and other current assets....      3,987       6,822            --         10,809
  Deferred income taxes........................     15,008          19            --         15,027
  Due from parent..............................        135          --            --            135
                                                 ---------    --------     ---------       --------
     Total current assets......................     35,910     238,138      (194,125)        79,923
PROPERTY AND EQUIPMENT, net....................     10,979     218,835            --        229,814
GOODWILL, net..................................     18,730     293,433            --        312,163
DEFERRED INCOME TAXES..........................      1,000          --            --          1,000
OTHER ASSETS, net..............................    145,604       6,775      (137,501)        14,878
                                                 ---------    --------     ---------       --------
     Total assets..............................  $ 212,223    $757,181     $(331,626)      $637,778
                                                 =========    ========     =========       ========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.............................  $ 219,854    $  2,345     $(193,171)      $ 29,028
  Accrued liabilities..........................     42,952      40,694             8         83,654
  Income taxes payable.........................      5,123          --            --          5,123
  Current maturities of long-term debt.........      2,533      39,691            --         42,224
                                                 ---------    --------     ---------       --------
     Total current liabilities.................    270,462      82,730      (193,163)       160,029
LONG-TERM DEBT, net of current maturities......     18,360     287,636            --        305,996
DEFERRED LEASE OBLIGATIONS.....................        376      18,087            --         18,463
OTHER LONG-TERM LIABILITIES....................      3,967         326           339          4,632
                                                 ---------    --------     ---------       --------
     Total liabilities.........................    293,165     388,779      (192,824)       489,120
                                                 ---------    --------     ---------       --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock.................................         --          --            --             --
  Additional paid-in capital...................     73,243     199,494      (137,366)       135,371
  Retained earnings (accumulated deficit)......   (154,185)    168,908        (1,436)        13,287
                                                 ---------    --------     ---------       --------
     Total shareholder's equity (deficit)......    (80,942)    368,402      (138,802)       148,658
                                                 ---------    --------     ---------       --------
     Total liabilities and shareholder's equity
       (deficit)...............................  $ 212,223    $757,181     $(331,626)      $637,778
                                                 =========    ========     =========       ========

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               AS OF JULY 3, 2002

                                                PARENT     SUBSIDIARY
                                               COMPANY     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                               --------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................  $    227     $  8,077      $      --        $  8,304
  Receivables................................    26,825      337,871       (356,014)          8,682
  Inventories................................       721       17,911             --          18,632
  Prepaid expenses and other current
     assets..................................     5,438        4,648             --          10,086
  Deferred income taxes......................    17,514        1,486             --          19,000
  Due from parent............................        12           --             --              12
                                               --------     --------      ---------        --------
     Total current assets....................    50,737      369,993       (356,014)         64,716
PROPERTY AND EQUIPMENT, net..................    11,491      211,811             --         223,302
GOODWILL, net................................    18,730      293,433             --         312,163
OTHER ASSETS, net............................   412,192        5,755       (402,502)         15,445
                                               --------     --------      ---------        --------
     Total assets............................  $493,150     $880,992      $(758,516)       $615,626
                                               ========     ========      =========        ========
LIABILITIES AND SHAREHOLDER'S EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...........................  $391,901     $  2,243      $(356,725)       $ 37,419
  Accrued liabilities........................    56,729       35,713             --          92,442
  Income taxes payable.......................     2,900           --            (96)          2,804
  Current maturities of long-term debt.......       147        2,303             --           2,450
                                               --------     --------      ---------        --------
     Total current liabilities...............   451,677       40,259       (356,821)        135,115
LONG-TERM DEBT, net of current maturities....    27,826      700,941       (265,000)        463,767
DEFERRED INCOME TAXES........................       175           --             --             175
DEFERRED LEASE OBLIGATIONS...................       387       18,442             --          18,829
OTHER LONG-TERM LIABILITIES..................     3,885          104            536           4,525
                                               --------     --------      ---------        --------
     Total liabilities.......................   483,950      759,746       (621,285)        622,411
                                               --------     --------      ---------        --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock...............................        --           --             --              --
  Additional paid-in capital.................    82,311      199,494       (281,805)             --
  Retained earnings (accumulated deficit)....   (73,111)     (78,248)       144,574          (6,785)
                                               --------     --------      ---------        --------
     Total shareholder's equity (deficit)....     9,200      121,246       (137,231)         (6,785)
                                               --------     --------      ---------        --------
     Total liabilities and shareholder's
       equity (deficit)......................  $493,150     $880,992      $(758,516)       $615,626
                                               ========     ========      =========        ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 29, 1999


                                                PARENT     SUBSIDIARY
                                                COMPANY    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                -------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
RESTAURANT SALES..............................  $41,327     $895,527        $  --          $936,854
RESTAURANT COSTS:
  Food........................................   13,593      282,859           --           296,452
  Labor.......................................   13,664      277,052           --           290,716
  Direct and occupancy........................    5,442      207,645           --           213,087
                                                -------     --------        -----          --------
     Total restaurant costs...................   32,699      767,556           --           800,255
ADVERTISING EXPENSES..........................      992       21,499           --            22,491
GENERAL AND ADMINISTRATIVE EXPENSES...........    2,111       45,930         (184)           47,857
GOODWILL AMORTIZATION.........................       38          599           --               637
IMPAIRMENT OF ASSETS AND SITE CLOSING COSTS...       --        1,966           --             1,966
                                                -------     --------        -----          --------
OPERATING INCOME..............................    5,487       57,977          184            63,648
INTEREST EXPENSE..............................      181        2,833           --             3,014
INTEREST INCOME...............................     (296)      (4,633)          --            (4,929)
OTHER INCOME..................................     (606)      (1,083)          10            (1,679)
                                                -------     --------        -----          --------
INCOME BEFORE INCOME TAXES....................    6,208       60,860          174            67,242
INCOME TAX EXPENSE............................    2,282       22,518           --            24,800
                                                -------     --------        -----          --------
     Net income...............................  $ 3,926     $ 38,342        $ 174          $ 42,442
                                                =======     ========        =====          ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM DECEMBER 30, 1999 THROUGH OCTOBER 1, 2000


                                                PARENT     SUBSIDIARY
                                                COMPANY    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                -------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
RESTAURANT SALES..............................  $32,497     $748,656        $  --          $781,153
RESTAURANT COSTS:
  Food........................................   10,655      236,779           --           247,434
  Labor.......................................   10,593      229,357           --           239,950
  Direct and occupancy........................    4,080      166,409           --           170,489
                                                -------     --------        -----          --------
     Total restaurant costs...................   25,328      632,545           --           657,873
ADVERTISING EXPENSES..........................      868       19,990           --            20,858
GENERAL AND ADMINISTRATIVE EXPENSES...........    1,631       37,775         (189)           39,217
GOODWILL AMORTIZATION.........................       53          825           --               878
ACQUISITION-RELATED COSTS.....................   13,006        1,896           --            14,902
                                                -------     --------        -----          --------
OPERATING INCOME (LOSS).......................   (8,389)      55,625          189            47,425
INTEREST EXPENSE..............................      120        1,873           --             1,993
INTEREST INCOME...............................     (280)      (4,381)          --            (4,661)
OTHER INCOME..................................     (314)        (886)          74            (1,126)
                                                -------     --------        -----          --------
INCOME (LOSS) BEFORE INCOME TAXES.............   (7,915)      59,019          115            51,219
INCOME TAX EXPENSE (BENEFIT)..................   (3,015)      22,989           --            19,974
                                                -------     --------        -----          --------
     Net income (loss)........................  $(4,900)    $ 36,030        $ 115          $ 31,245
                                                =======     ========        =====          ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2000) THROUGH JANUARY 3, 2001

                                                PARENT     SUBSIDIARY
                                                COMPANY    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                -------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
RESTAURANT SALES..............................  $9,709      $229,661         $ --          $239,370
RESTAURANT COSTS:
  Food........................................   3,263        72,881           --            76,144
  Labor.......................................   3,233        72,739           --            75,972
  Direct and occupancy........................   1,294        51,357           --            52,651
                                                ------      --------         ----          --------
     Total restaurant costs...................   7,790       196,977           --           204,767
ADVERTISING EXPENSES..........................     217         5,121           --             5,338
GENERAL AND ADMINISTRATIVE EXPENSES...........     494        11,774          (64)           12,204
GOODWILL AMORTIZATION.........................     153         2,390           --             2,543
                                                ------      --------         ----          --------
OPERATING INCOME..............................   1,055        13,399           64            14,518
INTEREST EXPENSE..............................     786        12,306           --            13,092
INTEREST INCOME...............................     (17)         (264)          --              (281)
OTHER INCOME..................................     (90)         (233)         (17)             (340)
                                                ------      --------         ----          --------
INCOME BEFORE INCOME TAXES....................     376         1,590           81             2,047
INCOME TAX EXPENSE............................     169         1,299           --             1,468
                                                ------      --------         ----          --------
     Net income...............................  $  207      $    291         $ 81          $    579
                                                ======      ========         ====          ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 2, 2002


                                              PARENT     SUBSIDIARY
                                              COMPANY    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                              -------    ----------    ------------    ------------
                                                                 (IN THOUSANDS)
RESTAURANT SALES............................  $40,483    $1,004,251       $  --         $1,044,734
RESTAURANT COSTS:
  Food......................................   13,487       314,191          --            327,678
  Labor.....................................   13,066       313,357          --            326,423
  Direct and occupancy......................    5,256       228,119          --            233,375
                                              -------    ----------       -----         ----------
     Total restaurant costs.................   31,809       855,667          --            887,476
ADVERTISING EXPENSES........................    1,017        25,216          --             26,233
GENERAL AND ADMINISTRATIVE EXPENSES.........    1,949        48,672        (301)            50,320
GOODWILL AMORTIZATION.......................      657        10,285          --             10,942
                                              -------    ----------       -----         ----------
OPERATING INCOME............................    5,051        64,411         301             69,763
INTEREST EXPENSE............................    2,611        40,900          --             43,511
INTEREST INCOME.............................      (49)         (755)         --               (804)
OTHER INCOME................................     (420)         (638)         18             (1,040)
                                              -------    ----------       -----         ----------
INCOME BEFORE INCOME TAXES..................    2,909        24,904         283             28,096
INCOME TAX EXPENSE..........................    1,406        13,982          --             15,388
                                              -------    ----------       -----         ----------
     Net income.............................  $ 1,503    $   10,922       $ 283         $   12,708
                                              =======    ==========       =====         ==========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
         FOR THE TWENTY-SIX WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002


                                                PARENT     SUBSIDIARY
                                               COMPANY     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                               --------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
RESTAURANT SALES.............................  $ 20,196     $506,888        $  --          $527,084
RESTAURANT COSTS:
  Food.......................................     6,669      157,633           --           164,302
  Labor......................................     6,414      157,850           --           164,264
  Direct and occupancy.......................     2,517      114,487           --           117,004
                                               --------     --------        -----          --------
     Total restaurant costs..................    15,600      429,970           --           445,570
ADVERTISING EXPENSES.........................       525       13,171           --            13,696
GENERAL AND ADMINISTRATIVE EXPENSES..........       979       24,718         (143)           25,554
                                               --------     --------        -----          --------
OPERATING INCOME.............................     3,092       39,029          143            42,264
INTEREST EXPENSE.............................       908       14,230           --            15,138
INTEREST INCOME..............................       (16)        (258)          --              (274)
LOSS RELATED TO REFINANCING..................    38,476           --           --            38,476
OTHER INCOME.................................      (236)        (559)         197              (598)
                                               --------     --------        -----          --------
INCOME BEFORE INCOME TAXES...................   (36,040)      25,616          (54)          (10,478)
INCOME TAX EXPENSE (BENEFIT).................   (11,866)       8,416           --            (3,450)
                                               --------     --------        -----          --------
     Net income (loss).......................  $(24,174)    $ 17,200        $ (54)         $ (7,028)
                                               ========     ========        =====          ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 29, 1999


                                                PARENT     SUBSIDIARY
                                               COMPANY     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                               --------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.................................  $  3,926     $ 38,342        $ 174          $ 42,442
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization...........     1,947       41,079           --            43,026
     Amortization of debt issuance costs.....       228           --           --               228
     Impairment of assets and site closing
       costs.................................        --        1,966           --             1,966
     Tax benefit from early disposition of
       common stock..........................        91           --           --                91
     Deferred income taxes...................      (313)      (3,091)          --            (3,404)
     Changes in assets and liabilities:
       Receivables...........................     3,791       (8,268)          --            (4,477)
       Inventories...........................        11          (71)          --               (60)
       Prepaid expenses and other assets.....      (465)         589           --               124
       Accounts payable......................       426          622           --             1,048
       Accrued and other liabilities.........     4,282        2,342           --             6,624
       Income taxes payable/refundable.......     2,953           --           --             2,953
                                               --------     --------        -----          --------
          Net cash provided by operating
            activities.......................    16,877       73,510          174            90,561
                                               --------     --------        -----          --------
INVESTING ACTIVITIES:
  Purchase of fixed assets...................    (1,426)     (56,200)          --           (57,626)
  Corporate cash advances ...................        26          148         (174)               --
  Purchase of restaurants, less cash
     acquired................................        --      (16,604)          --           (16,604)
                                               --------     --------        -----          --------
          Net cash used in investing
            activities.......................    (1,400)     (72,656)        (174)          (74,230)
                                               --------     --------        -----          --------
FINANCING ACTIVITIES:
  Payments of capital leases.................        --       (2,254)          --            (2,254)
  Repurchase of common stock.................   (36,641)          --           --           (36,641)
  Proceeds from exercise of employee stock
     options.................................       766           --           --               766
                                               --------     --------        -----          --------
          Net cash used in financing
            activities.......................   (35,875)      (2,254)          --           (38,129)
                                               --------     --------        -----          --------
NET CHANGE IN CASH AND CASH EQUIVALENTS......   (20,398)      (1,400)          --           (21,798)
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................    92,635        1,423           --            94,058
                                               --------     --------        -----          --------
CASH AND CASH EQUIVALENTS, end of period.....  $ 72,237     $     23        $  --          $ 72,260
                                               ========     ========        =====          ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM DECEMBER 30, 1999 THROUGH OCTOBER 1, 2000

                                                PARENT     SUBSIDIARY
                                               COMPANY     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                               --------    ----------    ------------    ------------
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)..........................  $ (4,900)    $ 36,030        $ 115          $ 31,245
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization...........     1,422       30,946           --            32,368
     Amortization of debt issuance costs.....       174           --           --               174
     Tax benefit from early disposition of
       common stock..........................     6,231           --           --             6,231
     Deferred income taxes...................     1,202       (9,170)          --            (7,968)
     Loss on disposal of assets..............        --          544           --               544
     Changes in assets and liabilities:
       Receivables...........................       536        2,763           --             3,299
       Inventories...........................      (556)         897           --               341
       Prepaid expenses and other assets.....    (1,240)        (592)          --            (1,832)
       Accounts payable......................     3,365          146           --             3,511
       Accrued and other liabilities.........     2,830       11,374           --            14,204
       Income taxes payable/refundable.......     5,705           --           --             5,705
                                               --------     --------        -----          --------
          Net cash provided by operating
            activities.......................    14,769       72,938          115            87,822
                                               --------     --------        -----          --------
INVESTING ACTIVITIES:
  Purchase of fixed assets...................    (2,543)     (33,053)          --           (35,596)
  Corporate cash advances (payments).........    41,464      (41,349)        (115)               --
  Purchase of other assets...................        --       (1,417)          --            (1,417)
                                               --------     --------        -----          --------
          Net cash provided by (used in)
            investing activities.............    38,921      (75,819)        (115)          (37,013)
                                               --------     --------        -----          --------
FINANCING ACTIVITIES:
  Repayment of debt..........................        --         (332)          --              (332)
  Payments of capital leases.................        --         (686)          --              (686)
  Proceeds from exercise of employee stock
     options.................................     2,552           --           --             2,552
                                               --------     --------        -----          --------
          Net cash provided by (used in)
            financing activities.............     2,552       (1,018)          --             1,534
                                               --------     --------        -----          --------
NET CHANGE IN CASH AND CASH EQUIVALENTS......    56,242       (3,899)          --            52,343
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................    72,237           23           --            72,260
                                               --------     --------        -----          --------
CASH AND CASH EQUIVALENTS, end of period.....  $128,479     $ (3,876)       $  --          $124,603
                                               ========     ========        =====          ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2000) THROUGH JANUARY 3, 2001


                                                 PARENT     SUBSIDIARY
                                                 COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                ---------   ----------   ------------   ------------
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income..................................  $     207   $     291        $ 81        $     579
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization............        534      10,777          --           11,311
     Amortization of debt issuance costs......         63         979          --            1,042
     Accretion of original issue discount.....         11         168          --              179
     Deferred interest........................         19         291          --              310
     Deferred income taxes....................        159       1,218          --            1,377
     Changes in assets and liabilities:
       Receivables............................     (2,159)       (934)         --           (3,093)
       Inventories............................                    235          --              235
       Prepaid expenses and other assets......       (292)        675          --              383
       Due from parent........................        (54)         --          --              (54)
       Accounts payable.......................     (2,513)      7,969          --            5,456
       Accrued and other liabilities..........     11,662      (4,142)         11            7,531
       Income taxes payable/refundable........         91          --          --               91
                                                ---------   ---------        ----        ---------
          Net cash provided by operating
            activities........................      7,728      17,527          92           25,347
                                                ---------   ---------        ----        ---------
INVESTING ACTIVITIES:
  Proceeds from sale leaseback transaction....     19,601          --          --           19,601
  Purchase of fixed assets....................       (223)    (14,166)         --          (14,389)
  Corporate cash advances (payments)..........    334,525    (334,433)        (92)              --
  Purchase of other assets....................         --        (672)         --             (672)
                                                ---------   ---------        ----        ---------
          Net cash provided by (used in)
            investing activities..............    353,903    (349,271)        (92)           4,540
                                                ---------   ---------        ----        ---------
FINANCING ACTIVITIES:
  Repayment of debt...........................     (2,929)    (45,890)         --          (48,819)
  Repurchase of common stock..................   (596,473)         --          --         (596,473)
  Proceeds from issuance of common stock,
     net......................................    124,202          --          --          124,202
  Proceeds from revolving Credit Facility.....        300       4,700          --            5,000
  Proceeds from issuance of subordinated
     notes....................................      5,700      89,300          --           95,000
  Proceeds from Credit Facility...............     18,600     291,400          --          310,000
  Transaction-related costs...................    (12,009)         --          --          (12,009)
  Debt issuance costs.........................    (15,695)         --          --          (15,695)
                                                ---------   ---------        ----        ---------
          Net cash provided by (used in)
            financing activities..............   (478,304)    339,510          --         (138,794)
                                                ---------   ---------        ----        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......   (116,673)      7,766          --         (108,907)
CASH AND CASH EQUIVALENTS, beginning of
  period......................................    128,479      (3,876)         --          124,603
                                                ---------   ---------        ----        ---------
CASH AND CASH EQUIVALENTS, end of period......  $  11,806   $   3,890        $ --        $  15,696
                                                =========   =========        ====        =========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 2, 2002


                                                   PARENT    SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  --------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income....................................  $  1,503    $ 10,922       $ 283         $ 12,708
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..............     3,113      50,291          --           53,404
     Amortization of debt issuance costs........       234       3,671          --            3,905
     Accretion of original issue discount.......        46         727          --              773
     Deferred interest..........................        76       1,193          --            1,269
     Deferred income taxes......................         2          19          --               21
     Asset writedown............................        --         491          --              491
     Loss on disposal of assets.................        --         361          --              361
     Changes in assets and liabilities:
       Receivables..............................     2,152      (3,221)         --           (1,069)
       Inventories..............................        30         660          --              690
       Prepaid expenses and other assets........    (1,068)       (503)         --           (1,571)
       Due from parent..........................       (81)         --          --              (81)
       Accounts payable.........................    22,141     (30,080)         --           (7,939)
       Accrued and other liabilities............     3,181        (341)         (3)           2,837
       Income taxes payable/refundable..........     3,204          --          --            3,204
                                                  --------    --------       -----         --------
          Net cash provided by operating
            activities..........................    34,533      34,190         280           69,003
                                                  --------    --------       -----         --------
INVESTING ACTIVITIES:
  Proceeds from sale leaseback transaction......        --      39,075          --           39,075
  Purchase of fixed assets......................    (8,228)    (29,868)         --          (38,096)
  Corporate cash advances (payments)............   (18,856)     19,136        (280)              --
  Proceeds from sale of other assets............        --       1,651          --            1,651
  Purchase of other assets......................        --         (55)         --              (55)
                                                  --------    --------       -----         --------
          Net cash provided by (used in)
            investing activities................   (27,084)     29,939        (280)           2,575
                                                  --------    --------       -----         --------
FINANCING ACTIVITIES:
  Repayment of debt.............................    (3,234)    (50,662)         --          (53,896)
  Repayment of revolving credit facility........      (300)     (4,700)         --           (5,000)
  Debt issuance costs...........................       (49)       (774)         --             (823)
                                                  --------    --------       -----         --------
          Net cash used in financing
            activities..........................    (3,583)    (56,136)         --          (59,719)
                                                  --------    --------       -----         --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.........     3,866       7,993          --           11,859
CASH AND CASH EQUIVALENTS, beginning of
  period........................................    11,806       3,890          --           15,696
                                                  --------    --------       -----         --------
CASH AND CASH EQUIVALENTS, end of period........  $ 15,672    $ 11,883       $  --         $ 27,555
                                                  ========    ========       =====         ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
         FOR THE TWENTY-SIX WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002


                                                  PARENT     SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 ---------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)............................  $ (24,174)  $  17,200        $(54)       $  (7,028)
  Adjustments to reconcile net income (loss)to
     net cash provided by operating activities:
     Depreciation and amortization.............      1,726      18,683          --           20,409
     Amortization of debt issuance costs.......         97       1,520          --            1,617
     Net loss related to refinancing:
       Write-off of debt issuance costs........     11,022          --          --           11,022
       Accrued redemption fees.................     17,000          --          --           17,000
       Original issue discount expensed........      4,107          --          --            4,107
     Accretion of original issue discount......         21         336          --              357
     Deferred interest.........................         37         577          --              614
     Deferred income taxes.....................       (168)     (2,630)         --           (2,798)
     Loss on disposal of assets................         --          89          --               89
     Changes in assets and liabilities:
       Receivables.............................        245      (1,377)        150             (982)
       Inventories.............................        (19)       (174)         --             (193)
       Prepaid expenses and other assets.......     (1,449)       (108)         --           (1,557)
       Due from parent.........................        123          --          --              123
       Accounts payable........................      8,493      (2,094)         --            6,399
       Accrued and other liabilities...........     13,777     (20,979)         --           (7,202)
       Income taxes payable/refundable.........     (2,223)         --         (96)          (2,319)
                                                 ---------   ---------        ----        ---------
          Net cash provided by operating
            activities.........................     28,615      11,043          --           39,658
                                                 ---------   ---------        ----        ---------
INVESTING ACTIVITIES:
  Proceeds from sale leaseback transaction.....      2,281          --          --            2,281
  Purchase of fixed assets.....................     (2,226)    (12,054)         --          (14,280)
  Corporate cash advances (payments)...........    109,601    (109,601)         --               --
  Proceeds from sale of other assets...........         --       1,130          --            1,130
  Purchase of other assets.....................         --        (468)         --             (468)
                                                 ---------   ---------        ----        ---------
          Net cash provided by (used in)
            investing activities...............    109,656    (120,993)         --          (11,337)
                                                 ---------   ---------        ----        ---------
FINANCING ACTIVITIES:
  Repayment of debt............................    (21,198)   (332,100)         --         (353,298)
  Proceeds from issuance of subordinated notes,
     net.......................................     13,273     207,944          --          221,217
  Proceeds from Credit Facility................     14,700     230,300          --          245,000
  Capital distributions........................   (148,415)         --          --         (148,415)
  Debt issuance costs..........................    (12,076)         --          --          (12,076)
                                                 ---------   ---------        ----        ---------
          Net cash used in financing
            activities.........................   (153,716)    106,144          --          (47,572)
                                                 ---------   ---------        ----        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS........    (15,445)     (3,806)         --          (19,251)
CASH AND CASH EQUIVALENTS, beginning of
  period.......................................     15,672      11,883          --           27,555
                                                 ---------   ---------        ----        ---------
CASH AND CASH EQUIVALENTS, end of period.......  $     227   $   8,077        $ --        $   8,304
                                                 =========   =========        ====        =========

                         BUFFETS, INC. AND SUBSIDIARIES

12 TRANSITION PERIOD DISCLOSURE (UNAUDITED)

     The following unaudited information for the twenty-eight week period ended July 28, 2001 is included for comparison purposes (in thousands).

RESTAURANT SALES............................................  $567,821
RESTAURANT COSTS:
  Food......................................................   180,727
  Labor.....................................................   176,608
  Direct and occupancy......................................   125,527
                                                              --------
          Total restaurant costs............................   482,862
ADVERTISING EXPENSES........................................    15,038
GENERAL AND ADMINISTRATIVE EXPENSES.........................    26,291
GOODWILL AMORTIZATION.......................................     6,155
                                                              --------
OPERATING INCOME............................................    37,475
INTEREST EXPENSE............................................    24,939
INTEREST INCOME.............................................      (375)
OTHER INCOME................................................      (758)
                                                              --------
INCOME BEFORE INCOME TAXES..................................    13,669
INCOME TAX EXPENSE..........................................     7,786
                                                              --------
       Net income...........................................  $  5,883
                                                              ========

                         BUFFETS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                  SEPTEMBER 25,
                                                                       2002
                                                                ------------------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................         $ 25,994
  Receivables...............................................            8,078
  Inventories...............................................           19,006
  Prepaid expenses and other current assets.................            6,580
  Deferred income taxes.....................................           17,875
  Due from parent...........................................              109
                                                                     --------
          Total current assets..............................           77,642
PROPERTY AND EQUIPMENT, net.................................          218,900
GOODWILL, net...............................................          312,163
DEFERRED INCOME TAXES.......................................              125
OTHER ASSETS, net...........................................           15,492
                                                                     --------
          Total assets......................................         $624,322
                                                                     ========
                      LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................         $ 34,068
  Accrued liabilities.......................................           97,965
  Income taxes payable......................................            4,144
  Current maturities of long-term debt......................            2,450
                                                                     --------
          Total current liabilities.........................          138,627
LONG-TERM DEBT, net of current maturities...................          463,937
DEFERRED LEASE OBLIGATIONS..................................           19,128
OTHER LONG-TERM LIABILITIES.................................            4,523
                                                                     --------
          Total liabilities.................................          626,215
SHAREHOLDER'S DEFICIT:
  Common stock; $.01 par value, 100 shares authorized; 100
     shares issued and outstanding..........................               --
  Accumulated deficit.......................................           (1,893)
                                                                     --------
          Total shareholder's deficit.......................           (1,893)
                                                                     --------
          Total liabilities and shareholder's deficit.......         $624,322
                                                                     ========


     The accompanying notes are an integral part of this condensed consolidated financial statement.

                         BUFFETS, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED INCOME STATEMENTS


                                                                  TWELVE WEEKS ENDED
                                                              ---------------------------
                                                              OCTOBER 10,   SEPTEMBER 25,
                                                                 2001           2002
                                                              -----------   -------------
                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
RESTAURANT SALES............................................   $245,245       $235,498
RESTAURANT COSTS:
  Food......................................................     77,343         73,066
  Labor.....................................................     76,391         73,748
  Direct and occupancy......................................     55,036         53,979
                                                               --------       --------
          Total restaurant costs............................    208,770        200,793
ADVERTISING EXPENSES........................................      6,052          6,759
GENERAL AND ADMINISTRATIVE EXPENSES.........................     10,961         10,758
GOODWILL AMORTIZATION.......................................      2,483             --
                                                               --------       --------
OPERATING INCOME............................................     16,979         17,188
INTEREST EXPENSE............................................      9,427          9,893
INTEREST INCOME.............................................       (229)          (120)
OTHER INCOME................................................       (305)          (202)
                                                               --------       --------
INCOME BEFORE INCOME TAXES..................................      8,086          7,617
INCOME TAX EXPENSE..........................................      4,387          2,725
                                                               --------       --------
          Net income........................................   $  3,699       $  4,892
                                                               ========       ========


   The accompanying notes are an integral part of this condensed consolidated financial statement.

                         BUFFETS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S DEFICIT


                                                          COMMON STOCK
                                                         ---------------   ACCUMULATED
                                                         SHARES   AMOUNT     DEFICIT      TOTAL
                                                         ------   ------   -----------   -------
                                                                       (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, July 3, 2002..................................   100     $  --      $(6,785)    $(6,785)
  Net income...........................................    --        --        4,892       4,892
                                                          ---     -----      -------     -------
BALANCE, September 25, 2002............................   100     $  --      $(1,893)    $(1,893)
                                                          ===     =====      =======     =======


   The accompanying notes are an integral part of this condensed consolidated financial statement.

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   TWELVE WEEKS ENDED
                                                              ----------------------------
                                                              OCTOBER 10,    SEPTEMBER 25,
                                                                 2001            2002
                                                              -----------    -------------
                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income................................................    $ 3,699         $ 4,892
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     12,038           9,268
     Amortization of debt issuance cost.....................        901             437
     Deferred income taxes..................................      1,886             825
     Accretion of original issue discount...................        179             170
     Deferred interest......................................        291              --
     Loss on disposal of assets.............................        136              31
     Changes in assets and liabilities:
       Receivables..........................................       (852)            746
       Inventories..........................................        695             206
       Prepaid expenses and other current assets............       (118)          3,506
       Due from parent......................................        (76)            (97)
       Accounts payable.....................................       (413)         (1,359)
       Accrued and other liabilities........................      1,743           5,820
       Income taxes payable.................................     (1,380)          1,340
                                                                -------         -------
          Net cash provided by operating activities.........     18,729          25,785
                                                                -------         -------
INVESTING ACTIVITIES:
  Purchase of fixed assets..................................     (6,242)         (5,323)
  Purchase of other assets..................................       (298)           (229)
                                                                -------         -------
          Net cash used in investing activities.............     (6,540)         (5,552)
                                                                -------         -------
FINANCING ACTIVITIES:
  Repayment of debt.........................................     (4,500)             --
  Debt issuance costs.......................................         --          (2,543)
                                                                -------         -------
          Net cash used in financing activities.............     (4,500)         (2,543)
                                                                -------         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      7,689          17,690
CASH AND CASH EQUIVALENTS, beginning of period..............     16,066           8,304
                                                                -------         -------
CASH AND CASH EQUIVALENTS, end of period....................    $23,755         $25,994
                                                                =======         =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest (net of capitalized interest of $78 and
      $88)..................................................    $ 5,699         $    --
                                                                =======         =======
     Income taxes...........................................    $ 3,713         $   655
                                                                =======         =======


   The accompanying notes are an integral part of this condensed consolidated financial statement.

                         BUFFETS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1 NATURE OF ORGANIZATION

  Description of Business

     The Company owns and operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Original Roadhouse Grill, Granny's Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe's Famous Steakhouse, and Soup 'N Salad Unlimited in the United States. The Company operates principally in the midscale family dining industry segment. The Company had 393 Company-owned restaurants (371 family buffet restaurants) and 23 franchised restaurants operating as of September 25, 2002.


  Interim Financial Information



     In the opinion of management, the accompanying unaudited financial statements contain all necessary adjustments, which are of a normal recurring nature, to present fairly the Company's financial position and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States of America.


  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Fiscal Year

     Beginning July 3, 2002, the Company changed its fiscal year so that it ends on the Wednesday nearest June 30 of each year. The Company's fiscal year is comprised of fifty-two or fifty-three weeks divided into four fiscal quarters of twelve, twelve, sixteen, and twelve or thirteen weeks. Prior to that, the Company's fiscal year ended on the Wednesday nearest December 31 of each year and was comprised of fifty-two or fifty-three weeks divided into four fiscal quarters of sixteen, twelve, twelve, and twelve or thirteen weeks.

2 RECENT ACCOUNTING PRONOUNCEMENTS


     In July, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We do not believe that the adoption of SFAS No. 146 will have a material impact on our results of operations or financial position.


3 GOODWILL


     Goodwill, a result of a buyout from public shareholders on October 2, 2000, represents the excess of cost over net assets acquired. Goodwill was amortized on a straight-line basis over 30 years until we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 3, 2002. Accumulated amortization for goodwill was $13.5 million as of July 3, 2002 and as of September 25, 2002. There were no goodwill impairment charges for either of the periods presented.

                         BUFFETS, INC. AND SUBSIDIARIES

     Based on the Company's current cash flows, the fair value of its goodwill exceeds the carrying amount of this asset. The effect of SFAS No. 142 on the results of operations for the 12 weeks ended October 10, 2001 and September 25, 2002 was as follows (in thousands):

                                                            FOR THE 12      FOR THE 12
                                                            WEEKS ENDED     WEEKS ENDED
                                                            OCTOBER 10,    SEPTEMBER 25,
                                                               2001            2002
                                                            -----------    -------------
Reported net income.......................................    $3,699          $4,892
Add: goodwill amortization................................     2,483              --
Add: liquor license amortization..........................         7              --
                                                              ------          ------
     Adjusted net income..................................    $6,189          $4,892
                                                              ======          ======

4 OTHER ASSETS


     Other assets consist principally of debt issuance costs, notes receivable and other intangibles net of accumulated amortization of $0.1 million as of July 3, 2002 and $0.5 million as of September 25, 2002. Debt issuance costs are the costs incurred to enter into the senior credit agreement and issue the senior subordinated notes. The debt issuance costs are being amortized over the terms of the financing arrangements using the effective interest method. Other intangibles include trademarks, franchise fees and liquor licenses. Trademarks and franchise fees are being amortized on a straight-line basis over 10 years. Liquor licenses are not amortized as they have indefinite lives. Notes receivable represent the long-term portion of notes that arose from the sale of certain restaurant facilities as well as a loan to an officer. The long-term and short-term notes receivable collectively totaled $0.8 million as of July 3, 2002 and $0.7 million as of September 25, 2002. The notes receivable had due dates between 2004 and 2010.


     The gross carrying amount and accumulated amortization of each major intangible asset class was as follows (in thousands):

                            FRANCHISE FEES              TRADEMARKS              LIQUOR LICENSES                TOTAL
                        -----------------------   -----------------------   -----------------------   -----------------------
                         GROSS                     GROSS                     GROSS                     GROSS
                        CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                         AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                        --------   ------------   --------   ------------   --------   ------------   --------   ------------
BALANCE, July 3,
  2002................    $69          $(30)        $34          $(14)        $457         $(25)        $560         $(69)
FY 2003 Activity:
  Amortization........     --            (4)         --            (2)          --           --           --           (6)
                          ---          ----         ---          ----         ----         ----         ----         ----
BALANCE, September 25,
  2002................    $69          $(34)        $34          $(16)        $457         $(25)        $560         $(75)
                          ===          ====         ===          ====         ====         ====         ====         ====

                         BUFFETS, INC. AND SUBSIDIARIES

5 LONG-TERM DEBT

     As of September 25, 2002, long-term debt outstanding was as follows (in thousands):

Credit Facility:
  Revolver..................................................  $     --
  Term loan, interest at LIBOR plus 3.50%, due quarterly
     through June 29, 2009 (interest rate at 5.4%)..........   245,000
                                                              --------
          Total Credit Facility.............................   245,000
Senior subordinated notes, interest at 11.25%, due July 15,
  2010, net of discount of $8,613...........................   221,387
                                                              --------
          Total long term debt..............................   466,387
Less -- Current maturities..................................     2,450
                                                              --------
                                                              $463,937
                                                              ========

  Credit Facility

     On June 28, 2002, the Company entered into a new senior credit facility (the Credit Facility) which provided for total borrowings of up to $295,000,000, including (i) a $245,000,000 term loan, (ii) a $30,000,000 revolving credit facility, of which up to $20,000,000 is available in the form of letters of credit, and (iii) a separate $20,000,000 letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25.0 million. The term loan matures on June 28, 2009 while the revolving facility and the letter of credit facility mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first six years of the loan (beginning on September 30, 2002), with the remaining balance payable due in equal quarterly installments during the seventh year of the loan. The term loan is secured by substantially all of the Company's assets other than those of our Tahoe Joe's Inc. subsidiary. Buffets Holdings, Inc. has also guaranteed the repayment of the Credit Facility. The Credit Facility requires the Company to maintain certain financial ratios including leverage, interest coverage and fixed charge coverage. We were in compliance with all covenants as of September 25, 2002.

     As of September 25, 2002, the Company had $17,405,000 in outstanding letters of credit, which expire through May 2, 2003. As of September 25, 2002, the total borrowing availability under the revolving credit facility was $30,000,000 and the total borrowing capacity under the letter of credit facility was $2,595,000.

     The Company has the option of tying its borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston's prime rate, or the federal funds effective rate plus one-half of 1 percent.

  11 1/4% senior subordinated notes


     On June 28, 2002, the Company issued 11 1/4% senior subordinated notes in the principal amount of $230 million due July 15, 2010. Such notes were issued at 96.181%. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. Except in the event of an initial public offering, we are not entitled to redeem the notes at our option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by 1.875% per year until July 15, 2009 at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25%.

                         BUFFETS, INC. AND SUBSIDIARIES

6 SUBSEQUENT EVENT


     On October 9, 2002, the Company entered into an exclusive purchase option arrangement with a prospective purchaser for the Original Roadhouse Grill restaurants. The prospective purchaser paid the Company $1 million in non-refundable fees to obtain exclusive purchase rights for these restaurants through March 14, 2003. The assets for Original Roadhouse Grill have not been reclassified to "assets held for sale" due to a reasonably high level of uncertainty regarding the closing of the sale.



7 CONDENSED CONSOLIDATING FINANCIAL STATEMENTS



     As a result of the Company's decision to refinance a portion of its existing long-term debt with senior subordinated notes in 2002 which are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following wholly owned subsidiaries of Buffets, Inc.:
HomeTown Buffets, Inc., OCB Restaurant Co., OCB Purchasing Co., Restaurant Innovations, Inc., and Distinctive Dining, Inc. the condensed consolidating financial statements for Buffets, Inc. and the Subsidiary Guarantors are presented below. The guarantees by these subsidiary guarantors will be senior to any of their existing and future subordinated obligations, equal in right of payment with any of their existing and future senior subordinated indebtedness, and subordinated to any of their existing and future senior indebtedness. There are no restrictions on our ability to obtain funds from our subsidiaries.



     The only existing subsidiary of Buffets, Inc. that has not guaranteed the senior subordinated notes is Tahoe Joe's Inc., which is minor (the subsidiary's total assets, shareholder's equity, revenues, income from operations, and cash flows is less than 3% of the Company's consolidated amount) for purposes of the Securities and Exchange Commission's rules regarding presentation of the condensed consolidating financial statements below. As such, the financial position, results of operations and cash flow information of Tahoe Joe's have been included in the Subsidiary Guarantors column.

                         BUFFETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET


                            AS OF SEPTEMBER 25, 2002



                                                  PARENT     SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 ---------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $  21,944    $  4,050     $      --       $ 25,994
  Receivables..................................         --     351,240      (343,162)         8,078
  Inventories..................................        714      18,292            --         19,006
  Prepaid expenses and other current assets....      5,045       1,535            --          6,580
  Deferred income taxes........................     16,389       1,486            --         17,875
  Due from parent..............................        109          --            --            109
                                                 ---------    --------     ---------       --------
     Total current assets......................     44,201     376,603      (343,162)        77,642
PROPERTY AND EQUIPMENT, net....................     11,168     207,732            --        218,900
GOODWILL, net..................................     18,730     293,433            --        312,163
DEFERRED INCOME TAXES..........................        125          --            --            125
OTHER ASSETS, net..............................    412,296       5,698      (402,502)        15,492
                                                 ---------    --------     ---------       --------
     Total assets..............................  $ 486,520    $883,466     $(745,664)      $624,322
                                                 =========    ========     =========       ========

                           LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.............................  $ 376,003    $  2,470     $(344,405)      $ 34,068
  Accrued liabilities..........................     64,148      33,817            --         97,965
  Income taxes payable.........................      4,069          --            75          4,144
  Current maturities of long-term debt.........        147       2,303            --          2,450
                                                 ---------    --------     ---------       --------
     Total current liabilities.................    444,367      38,590      (344,330)       138,627
LONG-TERM DEBT, net of current maturities......     27,836     701,101      (265,000)       463,937
DEFERRED LEASE OBLIGATIONS.....................        394      18,734            --         19,128
OTHER LONG-TERM LIABILITIES....................      3,833          90           600          4,523
                                                 ---------    --------     ---------       --------
     Total liabilities.........................    476,430     758,515      (608,730)       626,215
                                                 ---------    --------     ---------       --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY (DEFICIT)
  Common stock.................................         --          --            --             --
  Additional paid in capital...................     82,311     199,044      (281,355)            --
  Accumulated deficit..........................    (72,221)    (74,093)      144,421         (1,893)
                                                 ---------    --------     ---------       --------
     Total shareholder's equity (deficit)......     10,090     124,951      (136,934)        (1,893)
                                                 ---------    --------     ---------       --------
     Total liabilities and shareholder's equity
       (deficit)...............................  $ 486,520    $883,466     $(745,664)      $624,322
                                                 =========    ========     =========       ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                  FOR THE TWELVE WEEKS ENDED OCTOBER 10, 2001



                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                     (IN THOUSANDS)
RESTAURANT SALES.................................  $9,682     $235,563        $ --         $245,245
RESTAURANT COSTS:
  Food...........................................   3,201       74,142          --           77,343
  Labor..........................................   3,085       73,306          --           76,391
  Direct and occupancy...........................   1,202       53,834          --           55,036
                                                   ------     --------        ----         --------
     Total restaurant costs......................   7,488      201,282          --          208,770
ADVERTISING EXPENSES.............................     239        5,813          --            6,052
GENERAL AND ADMINISTRATIVE EXPENSES..............     433       10,585         (57)          10,961
GOODWILL AMORTIZATION............................     149        2,334          --            2,483
                                                   ------     --------        ----         --------
OPERATING INCOME.................................   1,373       15,549          57           16,979
INTEREST EXPENSE.................................     566        8,861          --            9,427
INTEREST INCOME..................................    (229)          --          --             (229)
OTHER INCOME.....................................     (92)        (213)         --             (305)
                                                   ------     --------        ----         --------
INCOME BEFORE INCOME TAXES.......................   1,128        6,901          57            8,086
INCOME TAX EXPENSE...............................     530        3,835          22            4,387
                                                   ------     --------        ----         --------
     Net income..................................  $  598     $  3,066        $ 35         $  3,699
                                                   ======     ========        ====         ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                 FOR THE TWELVE WEEKS ENDED SEPTEMBER 25, 2002



                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                     (IN THOUSANDS)
RESTAURANT SALES.................................  $9,460     $226,038       $  --         $235,498
RESTAURANT COSTS:
  Food...........................................   3,057       70,009          --           73,066
  Labor..........................................   2,932       70,816          --           73,748
  Direct and occupancy...........................   1,191       52,788          --           53,979
                                                   ------     --------       -----         --------
     Total restaurant costs......................   7,180      193,613          --          200,793
ADVERTISING EXPENSES.............................     272        6,487          --            6,759
GENERAL AND ADMINISTRATIVE EXPENSES..............     432       10,326          --           10,758
                                                   ------     --------       -----         --------
OPERATING INCOME.................................   1,576       15,612          --           17,188
INTEREST EXPENSE.................................     470        9,423          --            9,893
INTEREST INCOME..................................    (120)          --          --             (120)
OTHER INCOME.....................................      (8)          --        (194)            (202)
                                                   ------     --------       -----         --------
INCOME BEFORE INCOME TAXES.......................   1,234        6,189         194            7,617
INCOME TAX EXPENSE...............................     441        2,209          75            2,725
                                                   ------     --------       -----         --------
     Net income..................................  $  793     $  3,980       $ 119         $  4,892
                                                   ======     ========       =====         ========

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                  FOR THE TWELVE WEEKS ENDED OCTOBER 10, 2001



                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.....................................  $   598    $  3,066       $  35         $ 3,699
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............      650      11,388          --          12,038
     Amortization of debt issuance cost..........       54         847          --             901
     Deferred income taxes.......................      113       1,773          --           1,886
     Accretion of original issue discount........       11         168          --             179
     Deferred interest...........................       17         274          --             291
     Loss on disposal of assets..................       --         136          --             136
     Changes in assets and liabilities:
       Receivables...............................   13,813     (14,467)       (198)           (852)
       Inventories...............................       11         684          --             695
       Prepaid expenses and other assets.........   (1,029)        911          --            (118)
       Due from parent...........................      (76)         --          --             (76)
       Accounts payable..........................      440        (853)         --            (413)
       Accrued and other liabilities.............    4,736      (2,965)        (28)          1,743
       Income taxes payable......................   (1,380)         --          --          (1,380)
                                                   -------    --------       -----         -------
          Net cash provided by operating
            activities...........................   17,958         962        (191)         18,729
                                                   -------    --------       -----         -------
INVESTING ACTIVITIES:
  Purchase of fixed assets.......................   (2,387)     (3,855)         --          (6,242)
  Corporate cash advances (payments).............   (7,612)      7,421         191              --
  Purchase of other assets.......................       --        (298)         --            (298)
                                                   -------    --------       -----         -------
          Net cash used in investing
            activities...........................   (9,999)      3,268         191          (6,540)
                                                   -------    --------       -----         -------
FINANCING ACTIVITIES:
  Repayment of debt..............................     (270)     (4,230)         --          (4,500)
                                                   -------    --------       -----         -------
          Net cash used in financing
            activities...........................     (270)     (4,230)         --          (4,500)
                                                   -------    --------       -----         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........    7,689          --          --           7,689
CASH AND CASH EQUIVALENTS, beginning of period...   16,066          --          --          16,066
                                                   -------    --------       -----         -------
CASH AND CASH EQUIVALENTS, end of period.........  $23,755    $     --       $  --         $23,755
                                                   =======    ========       =====         =======

                         BUFFETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                 FOR THE TWELVE WEEKS ENDED SEPTEMBER 25, 2002



                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.....................................  $   793    $  3,980       $ 119         $ 4,892
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............      805       8,463          --           9,268
     Amortization of debt issuance cost..........       26         411          --             437
     Deferred income taxes.......................       49         776          --             825
     Accretion of original issue discount........       10         160          --             170
     Loss on disposal of assets..................       --          31          --              31
     Changes in assets and liabilities:
       Receivables...............................   (9,148)     10,184        (290)            746
       Inventories...............................      587        (381)         --             206
       Prepaid expenses and other assets.........      393       3,113          --           3,506
       Due from parent...........................      (97)         --          --             (97)
       Accounts payable..........................   (1,586)        227          --          (1,359)
       Accrued and other liabilities.............    7,716      (1,896)         --           5,820
       Income taxes payable......................    1,169          --         171           1,340
                                                   -------    --------       -----         -------
          Net cash provided by operating
            activities...........................      717      25,068          --          25,785
                                                   -------    --------       -----         -------
INVESTING ACTIVITIES:
  Purchase of fixed assets.......................     (470)     (4,853)         --          (5,323)
  Corporate cash advances (payments).............   24,013     (24,013)         --              --
  Purchase of other assets.......................       --        (229)         --            (229)
                                                   -------    --------       -----         -------
          Net cash provided by (used in)
            investing activities.................   23,543     (29,095)         --          (5,552)
                                                   -------    --------       -----         -------
FINANCING ACTIVITIES:
  Debt issuance costs............................   (2,543)         --          --          (2,543)
                                                   -------    --------       -----         -------
          Net cash used in financing
            activities...........................   (2,543)         --          --          (2,543)
                                                   -------    --------       -----         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........   21,717      (4,027)         --          17,690
CASH AND CASH EQUIVALENTS, beginning of period...      227       8,077          --           8,304
                                                   -------    --------       -----         -------
CASH AND CASH EQUIVALENTS, end of period.........  $21,944    $  4,050       $  --         $25,994
                                                   =======    ========       =====         =======

                                 BUFFETS, INC.

                             EXCHANGE OFFER FOR ITS
                              $230,000,000 11 1/4%
                           SENIOR SUBORDINATED NOTES
                                    DUE 2010

                               ------------------
                                   PROSPECTUS
                               ------------------

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Buffets, Inc. since the date of this prospectus. We will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.

     Until           , 2002, broker-dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are subject to the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of such person's present or former official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person acted in a manner he reasonably believed was in the best interests of the corporation, or, in the case of conduct while serving as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, not opposed to the best interests of the corporation.
Section 302A.521 of the Corporation Act also provides that, unless prohibited by the corporation's articles of incorporation or bylaws, if a director or officer is made or threatened to be made a party to a proceeding, such person is entitled to payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by such person in advance of the final disposition of the proceeding (x) upon receipt by the corporation of a written affirmation by such person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by such person to repay all amounts so paid or reimbursed if it is ultimately determined that the criteria for indemnification have not been satisfied; and (y) after a determination that the facts then known would not preclude indemnification. The determination as to eligibility for indemnification and advancement of expenses is required to be made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding, or by a court.

     Article 6 of our Bylaws requires us to provide indemnification to our officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

     Article 6 of our Restated Articles of Incorporation eliminates the personal liability of our directors to us and our shareholders for monetary damages for breach of fiduciary duty, other than liability of a director (a) for breach of the director's duty of loyalty to us or our shareholders; (b) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (c) under Section 302A.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of Article 6.

     We maintain directors' and officers' liability insurance for our officers and directors.

     The charter or similar documents of the subsidiary guarantors listed as registrants under this registration statement contain similar provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1**    Articles of Incorporation of Buffets, Inc.
 3.2**    Bylaws of Buffets, Inc.
 3.3**    Articles of Incorporation of Distinctive Dining, Inc.
 3.4**    Bylaws of Distinctive Dining, Inc.
 3.5**    Certificate of Incorporation of HomeTown Buffet, Inc.
 3.6**    Bylaws of HomeTown Buffet, Inc.
 3.7**    Articles of Incorporation of OCB Purchasing Co.
 3.8**    Bylaws of OCB Purchasing Co.
 3.9**    Articles of Incorporation of OCB Restaurant Co.
 3.10**   Bylaws of OCB Restaurant Co.
 3.11**   Articles of Incorporation of Restaurant Innovations, Inc.
 3.12**   Bylaws of Restaurant Innovations, Inc.
 4.1**    Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as
          Trustee.
 4.2**    Form of Exchange Note (see Exhibit A to Exhibit 4.1).
 4.3**    Registration Rights Agreement, dated as of June 28, 2002,
          among Buffets, Inc., the Guarantors and Credit Suisse First
          Boston Corporation.
 5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
          regarding the legality of the securities being registered.
 5.2*     Opinion of Faegre & Benson LLP regarding the legality of the securities being registered.
 8.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
          certain tax matters.
10.1**    Credit Agreement, dated as of June 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the lenders party thereto and
          Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders.
10.2**    Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc.
10.3**    Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Sentinel Capital Partners, L.L.C.
10.4**    Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen.
10.5**    Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott.
10.6      [Reserved]
10.7**    Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and David Goronkin.
10.8**    Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and R. Michael Andrews, Jr.
10.9**    Promissory Note and Pledge Agreement, dated February 20,
          2002, among David Goronkin, Pamela Goronkin and Buffets,
          Inc.
10.10**   Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David
          Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K.
          Michael Shrader and H. Thomas Mitchell.
12*       Statement of Computation of Ratios of Earnings of Fixed
          Charges.
21**      List of Subsidiaries of Buffets, Inc.
23.1*     Consent of Deloitte & Touche LLP.
23.2*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison
          (included in Exhibits 5.1 and 8.1 to this Registration
          Statement).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.3*     Consent of Faegre & Benson LLP (included in Exhibit 5.2 to this Registration Statement).
24**      Powers of Attorney (included on signature pages of this Part
          II).
25**      Form T-1 Statement of Eligibility of U.S. Bank National
          Association to act as trustee under the Indenture.
99.1*     Form of Letter of Transmittal.
99.2**    Form of Notice of Guaranteed Delivery.


---------------

 * Filed herewith.

** Previously filed.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          BUFFETS, INC.

                                          By:  /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title:   Executive Vice President and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                    TITLE                      DATE
                    ---------                                    -----                      ----
                        *                            President, Chief Executive       November 12, 2002
 ------------------------------------------------    Officer (Principal Executive
                  Kerry A. Kramp                     Officer) and Director


           /s/ R. MICHAEL ANDREWS, JR.               Executive Vice President and     November 12, 2002
 ------------------------------------------------    Chief Financial Officer
             R. Michael Andrews, Jr.                 (Principal Financial and
                                                     Accounting Officer)


                        *                            Director                         November 12, 2002
 ------------------------------------------------
                 Robert A. Ferris


                        *                            Director                         November 12, 2002
 ------------------------------------------------
                  David Goronkin


                        *                            Director (Vice Chairman of the   November 12, 2002
 ------------------------------------------------    Board of Directors)
                  Roe H. Hatlen


                        *                            Director (Chairman of the        November 12, 2002
 ------------------------------------------------    Board of Directors)
               Frederick J. Iseman


                        *                            Director                         November 12, 2002
 ------------------------------------------------
               Steven M. Lefkowitz


                        *                            Director                         November 12, 2002
 ------------------------------------------------
                  David S. Lobel


                        *                            Director                         November 12, 2002
 ------------------------------------------------
               Robert M. Rosenberg


 *By:          /s/ R. MICHAEL ANDREWS, JR.           Attorney-in-Fact                 November 12, 2002
        ------------------------------------------
                 R. Michael Andrews, Jr.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          DISTINCTIVE DINING, INC.

                                          By:  /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title:   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                    TITLE                                   DATE
---------                    -----                                   ----
                          *                             Chief Executive Officer          November 12, 2002
  ------------------------------------------------      (Principal Executive Officer)
                   Kerry A. Kramp                       and Director


             /s/ R. MICHAEL ANDREWS, JR.                Executive Vice President,        November 12, 2002
  ------------------------------------------------      Chief Financial Officer
               R. Michael Andrews, Jr.                  (Principal Financial and
                                                        Accounting Officer) and
                                                        Director


 *By:             /s/ R. MICHAEL ANDREWS, JR.           Attorney-in-Fact                 November 12, 2002
           ------------------------------------------
                    R. Michael Andrews, Jr.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          HOMETOWN BUFFET, INC.

                                          By:  /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----
                        *                            Chief Executive Officer           November 12, 2002
 ------------------------------------------------    (Principal Executive Officer)
                  Kerry A. Kramp                     and Director

           /s/ R. MICHAEL ANDREWS, JR.               Executive Vice President, Chief   November 12, 2002
 ------------------------------------------------    Financial Officer (Principal
             R. Michael Andrews, Jr.                 Financial and Accounting
                                                     Officer) and Director

 *By:          /s/ R. MICHAEL ANDREWS, JR.           Attorney-in-Fact                  November 12, 2002
        ------------------------------------------
                 R. Michael Andrews, Jr.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          OCB PURCHASING CO.

                                          By:  /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----
                        *                            Chief Executive Officer           November 12, 2002
 ------------------------------------------------    (Principal Executive Officer)
                  Kerry A. Kramp                     and Director

           /s/ R. MICHAEL ANDREWS, JR.               Chief Financial Officer           November 12, 2002
 ------------------------------------------------    (Principal Financial and
             R. Michael Andrews, Jr.                 Accounting Officer) and
                                                     Director

         *By: /s/ R. MICHAEL ANDREWS, JR.            Attorney-in-Fact                  November 12, 2002
    ------------------------------------------
             R. Michael Andrews, Jr.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          OCB RESTAURANT CO.

                                          By:  /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                    TITLE                      DATE
                    ---------                                    -----                      ----
                        *                            Chief Executive Officer          November 12, 2002
 ------------------------------------------------    (Principal Executive Officer)
                  Kerry A. Kramp                     and Director

           /s/ R. MICHAEL ANDREWS, JR.               Chief Financial Officer          November 12, 2002
 ------------------------------------------------    (Principal Financial and
             R. Michael Andrews, Jr.                 Accounting Officer) and
                                                     Director

 *By:          /s/ R. MICHAEL ANDREWS, JR.           Attorney-in-Fact                 November 12, 2002
        ------------------------------------------
                 R. Michael Andrews, Jr.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on November 12, 2002.


                                          RESTAURANT INNOVATIONS, INC.

                                          By: /s/ R. MICHAEL ANDREWS, JR.
                                            ------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title: Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----
                        *                            Chief Executive Officer           November 12, 2002
 ------------------------------------------------    (Principal Executive Officer)
                  Kerry A. Kramp                     and Director

           /s/ R. MICHAEL ANDREWS, JR.               Chief Financial Officer           November 12, 2002
 ------------------------------------------------    (Principal Financial and
             R. Michael Andrews, Jr.                 Accounting Officer) and
                                                     Director

 *By:          /s/ R. MICHAEL ANDREWS, JR.           Attorney-in-Fact                  November 12, 2002
        ------------------------------------------
                 R. Michael Andrews, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION                            PAGE
-------                           -----------                            ----
     3.1** Articles of Incorporation of Buffets, Inc.
     3.2** Bylaws of Buffets, Inc.
     3.3** Articles of Incorporation of Distinctive Dining, Inc.
     3.4** Bylaws of Distinctive Dining, Inc.
     3.5** Certificate of Incorporation of HomeTown Buffet, Inc.
     3.6** Bylaws of HomeTown Buffet, Inc.
     3.7** Articles of Incorporation of OCB Purchasing Co.
     3.8** Bylaws of OCB Purchasing Co.
     3.9** Articles of Incorporation of OCB Restaurant Co.
     3.10** Bylaws of OCB Restaurant Co.
     3.11** Articles of Incorporation of Restaurant Innovations, Inc.
     3.12** Bylaws of Restaurant Innovations, Inc.
     4.1** Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as
          Trustee.
     4.2** Form of Exchange Note (see Exhibit A to Exhibit 4.1).
     4.3** Registration Rights Agreement, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and Credit Suisse First
          Boston Corporation.
     5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
          regarding the legality of the securities being registered.
     5.2* Opinion of Faegre & Benson LLP regarding the legality of the securities being registered.
     8.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
          certain tax matters.
    10.1** Credit Agreement, dated as of June 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the lenders party thereto and
          Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders.
    10.2** Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc.
    10.3** Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Sentinel Capital Partners, L.L.C.
    10.4** Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen.
    10.5** Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott.
    10.6  [Reserved]
    10.7** Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and David Goronkin.
    10.8** Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and R. Michael Andrews, Jr.
    10.9** Promissory Note and Pledge Agreement, dated February 20,
          2002, among David Goronkin, Pamela Goronkin and Buffets,
          Inc.

EXHIBIT
NUMBER                            DESCRIPTION                            PAGE
-------                           -----------                            ----
    10.10** Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David
          Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K.
          Michael Shrader and H. Thomas Mitchell.
    12*   Statement of Computation of Ratios of Earnings of Fixed
          Charges.
    21**  List of Subsidiaries of Buffets, Inc.
    23.1* Consent of Deloitte & Touche LLP.
    23.2* Consent of Paul, Weiss, Rifkind, Wharton & Garrison
          (included in Exhibits 5.1 and 8.1 to this Registration
          Statement).
    23.3* Consent of Faegre & Benson LLP (included in Exhibit 5.2 to this Registration Statement).
    24**  Powers of Attorney (included on signature pages of this Part
          II).
    25**  Form T-1 Statement of Eligibility of U.S. Bank National
          Association to act as trustee under the Indenture.
    99.1* Form of Letter of Transmittal.
    99.2** Form of Notice of Guaranteed Delivery.


---------------

 * Filed herewith.

** Previously filed.